UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1            )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☑ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TARRANT APPAREL GROUP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, no par value

(2)	Aggregate number of securities to which transaction applies:
17,864,680 shares of Common Stock
5,020,000 shares of Common Stock issuable upon exercise of Warrants

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The filing fee was determined based upon the sum of (A) 17,864,680 shares of Common Stock multiplied by $0.85 per share plus (B) $1,130,610 expected to be paid to holders of warrants in accordance with the terms of the warrant agreements. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .00005580 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $16,315,588

(5)	Total fee paid: $910

☑	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

Preliminary Copy

TARRANT APPAREL GROUP

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Tarrant Apparel Group Shareholders:

You are cordially invited to attend a special meeting of shareholders of Tarrant Apparel Group to be held on [—], [—], 2009 at 10:00 a.m., local time, at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017.

At the special meeting, you will be asked to consider and vote on a proposal to approve a merger agreement with Sunrise Acquisition Company, LLC and Sunrise Merger Company, Inc., which were formed and are controlled by Gerard Guez, our Chairman of the board of directors and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman of the board of directors. If the merger agreement is approved by the shareholders at the special meeting and the merger is completed, Messrs. Guez and Kay will acquire 100% of the equity interests of Tarrant Apparel Group not currently owned by them.

In the merger, each outstanding share of our common stock (other than shares held by Messrs. Guez and Kay, Sunrise Acquisition Company, LLC, Sunrise Merger Company, Tarrant Apparel Group or any of its subsidiaries, or a shareholder who perfects dissenters’ rights in accordance with California law (as more fully described in the proxy statement attached to this letter)), will be converted into the right to receive $0.85 in cash, without interest.

Our board of directors formed a special committee of our board, consisting of four independent directors, to evaluate the merger and other alternatives available to the Company. The special committee unanimously recommended that our board of directors (other than Messrs. Guez and Kay due to their interest in the merger) approve the merger agreement attached as Annex A to the enclosed proxy statement. Based in part on that recommendation, our full board of directors (other than Messrs. Guez and Kay) unanimously approved the merger agreement. In its evaluation of the merger, the special committee considered the opinion of Houlihan Lokey Howard & Zukin Capital, Inc., its independent financial advisor, to the effect that, as of the date of such opinion, the cash merger consideration of $0.85 per share to be received by our shareholders (other than Messrs. Guez and Kay and their respective affiliates) is fair to such shareholders from a financial point of view. Houlihan Lokey’s opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex B to the enclosed proxy statement.

Both the special committee and our board of directors have determined that the merger agreement is fair to and in the best interests of Tarrant Apparel Group and our shareholders and recommend that you vote FOR approval of the merger agreement.

The attached proxy statement contains detailed information about the proposed merger and merger agreement. We urge you to read the entire document carefully. The affirmative vote of holders of at least 66 2/3% of the outstanding shares of our common stock is required to approve the merger agreement. Messrs. Guez and Kay and the Todd Kay and Kimberly Smith Kay Trustees Kay Living Trust, an affiliate of Mr. Kay, collectively hold approximately 41.51% of the outstanding shares of our common stock, which means that the merger agreement must be approved by shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, holding at least 25.16% of the outstanding shares of our common stock to consummate the merger.

Your vote is very important. Please take the time to vote on the proposals by completing and mailing the enclosed proxy card TODAY, even if you plan to attend the special meeting.

Thank you for your interest and participation in the affairs of Tarrant Apparel Group.

Sincerely,

Mitchell Simbal	Joseph Mizrachi	Gerard Guez
Co-Chairman of	Co-Chairman of	Chairman of the Board and
the Special Committee	the Special Committee	Interim Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the merger or the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [—], 2009 and is first being mailed to shareholders on or about [—], 2009.

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Preliminary Copy

TARRANT APPAREL GROUP

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2009

To the Shareholders of Tarrant Apparel Group:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Tarrant Apparel Group, a California corporation (“Tarrant,” the “Company,” “we,” “us” and “our”) will be held on [—], [—], 2009, at 10:00 a.m., local time, at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.        Approval of the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 26, 2009, by and among the Company, Sunrise Acquisition Company, LLC (“Parent”) and Sunrise Merger Company (the “Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company and the Company will become a direct wholly-owned subsidiary of Parent and (ii) each outstanding share of the Company’s common stock (other than shares held by Messrs. Guez and Kay, the Todd Kay and the Kimberly Smith Kay Trustees Kay Living Trust (the “Kay Living Trust”), in our treasury, shares owned by our subsidiaries, Parent or Merger Sub and shares held by our shareholders who may be entitled to dissenters’ rights under California law), will be converted into the right to receive $0.85 in cash without interest and less any applicable withholding taxes.

2.        Adjournment of the Meeting. To consider and vote on a proposal to adjourn the special meeting, if the special committee of our board of directors deems it necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, or any adjournment or postponement thereof.

3.        Other Matters. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The members of Tarrant’s board of directors (other than Messrs. Guez and Kay, who are making no recommendation in their capacity as directors due to their interest in the merger) unanimously recommend that Tarrant’s shareholders vote “FOR” Proposal No. 1 and “FOR” Proposal No. 2.

Only shareholders of record at the close of business on [—], 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices for a period of 10 days prior to the meeting and at the place of the meeting for the duration of the meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. Under our articles of incorporation, we cannot complete the merger unless the merger agreement is approved by the holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of our common stock.

Gerard Guez, our Interim Chief Executive Officer and the Chairman of our board of directors, Todd Kay, the Vice Chairman of our board of directors, and Todd Kay and the Kimberly Smith Kay Trustees Kay Living Trust (the “Kay Living Trust”) hold approximately 41.51% of the outstanding shares of our common stock. Therefore, the merger agreement must be approved by shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, that hold at least 25.16% of the outstanding shares of our common stock to consummate the merger.

If you are a holder of record, you may vote using the enclosed proxy card or by using the telephone number or via the Internet web site address printed on your proxy card. If you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if a quorum is present and you fail to vote or if you “abstain” from voting, not voting or marking “abstain” it will have the same effect as a vote “against” the approval of the merger agreement because we must receive affirmative votes of the holders of at least 66 2/3% of our outstanding common stock. “Broker non-votes” (which occur when a shareholder who holds their shares through a bank, broker or other nominee holder and the shareholder does not direct the nominee how to vote his or her shares) will have the same effect as voting “against” the approval of the merger agreement.

If you have any questions about the proposals or if you need assistance in voting your shares, please contact MacKenzie Partners, Inc. by telephone at [—] if you are an individual shareholder, or at [—] if you are a bank or broker, or by email at [—].

Do not send any stock certificates with your proxy card.  If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. If the merger is completed and you hold shares of our common stock in “street name” through your broker, bank or other nominee, you will receive instructions from such broker, bank or nominee as to how to effect the surrender of your “street name” shares for the merger consideration.

Shareholders who vote against the approval of the merger agreement may have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if all statutory requirements of California law are satisfied. The specific statutory requirements are summarized in the accompanying proxy statement under the caption “Dissenters’ Rights” beginning on pages 62 and 94 and the full text of California’s dissenters’ rights statute is set forth as Annex C to the proxy statement.

You should carefully review all of the information contained in and annexed to the attached proxy statement before voting.

[—], 2009	By Order of the Board of Directors

Secretary
Los Angeles, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [—], 2009. The proxy statement, form of proxy card and any other proxy materials for the special meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available without charge at [INSERT DIRECT LINK HERE].

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TARRANT APPAREL GROUP

PROXY STATEMENT

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “we,” “us,” “our,” “Tarrant” and the “Company” refer to Tarrant Apparel Group. In addition, we refer to Sunrise Acquisition Company, LLC as “Parent” and to Sunrise Merger Company as “Merger Sub.” References to “unaffiliated shareholders” means shareholders of the Company, other than Gerard Guez, Todd Kay, the Todd Kay and Kimberly Smith Kay Trustees Kay Living Trust (the “Kay Living Trust”).

•	The Proposals.

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Proposal No. 1—You are being asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 26, 2009, pursuant to which (a) Merger Sub will be merged with and into the Company, (b) the Company will be the surviving corporation and a direct wholly-owned subsidiary of Parent and (c) all outstanding shares (other than shares held by unaffiliated shareholders who exercise appraisal rights) will be cancelled in exchange for $0.85 per share in cash.

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Proposal No. 2—You are also being asked to vote on a proposal to adjourn the special meeting, if the special committee of our board of directors deems necessary or appropriate, to allow time to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. See “The Special Meeting” beginning on page 75.

•	Parties to the Merger Agreement.

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Tarrant Apparel Group (NASDAQ: TAGS), a California corporation, together with its subsidiaries, is a design and sourcing company for private label and private brand casual apparel serving mass merchandisers, department stores, branded wholesalers and specialty chains located primarily in the United States. Our major customers include retailers, such as Macy’s Merchandising Group, Chico’s, New York & Co., Mothers Work, the Avenue, Wal-Mart, Mark’s Work, and Lane Bryant as well as wholesalers such as Seven Licensing Company. Our products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, shorts, skirts, dresses, t-shirts, shirts and other tops and jackets. We launched our private brands initiative in 2003, and have since acquired ownership of or license rights to a number of brand names and have sold apparel products under those brands, generally to a single retail company within a geographic region. We sell apparel products under the American Rag Cie brand in Macy’s and related stores.

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Sunrise Acquisition Company, LLC, a California limited liability company, was formed in anticipation of the merger by Gerard Guez, our Interim Chief Executive Officer and the Chairman of our board of directors, and Todd Kay, the Vice Chairman of our board of directors. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent. Prior to the merger, Messrs. Guez and Kay and the Kay Living Trust will contribute all of their shares of common stock of the Company to Parent in exchange for equity interests of Parent, following which they will own 100% of the equity interests of Parent. Parent currently has minimal assets and no operations.

•	Sunrise Merger Company, a California corporation, was formed by Messrs. Guez and Kay as an acquisition subsidiary of Parent, in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation. Merger Sub currently has minimal assets and no operations.

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Gerard Guez and Todd Kay are the original founders of Tarrant, and have been significant shareholders, officers and directors of Tarrant since its inception. Gerard Guez is our Chairman of the board of directors and Interim Chief Executive Officer, and Todd Kay is our Vice Chairman of the board of directors.

•	Going Private Transaction. This is a “going-private” transaction. If the merger is completed:

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your shares will be converted into the right to receive $0.85 per share in cash without interest and less any applicable withholding tax (for reference, the closing price of our common stock on May 13, 2009, the last trading day prior to the date of the proxy statement, was $0.74 per share);

•	Parent will directly own all of the equity interests of the Company;

•	you will no longer have any interest in the company’s future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the NASDAQ Global Market; and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

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Special Committee.  A majority of the members of our board of directors, including all of the members of the special committee, are disinterested with respect to the proposed going private transaction, because they do not have any personal or financial interest in the merger that is different than the interests of any other unaffiliated shareholder of the Company. Because of Messrs. Guez’s and Kay’s status as directors, officers, and proponents of the merger, a special committee of our board of directors comprised of four non-employee independent directors was formed for the purpose of reviewing, evaluating and making a recommendation to our board of directors with respect to the merger and other alternatives available to the Company. The special committee is comprised of Mitchell Simbal and Joseph Mizrachi, who serve as Co-Chairmen of the committee, and Milton Koffman and Simon Mani. The special committee engaged independent legal counsel and independent financial advisors to assist the special committee with its review of the merger. See “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30.

•	Recommendation of the Special Committee and Our Board of Directors.

•	The special committee unanimously:

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determined and resolved that the merger agreement and the merger are fair to, and in the best interests of the Company and its shareholders (other than Messrs. Guez and Kay and the Kay Living Trust); and

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recommended that our board of directors (other than Messrs. Guez and Kay, who did not vote, due to their interest in the merger) (i) approve the execution, delivery and performance by the Company of its obligations under the merger agreement, (ii) present the merger agreement to the Company’s shareholders for their approval and (iii) recommend that the Company’s shareholders approve the merger agreement.

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In addition, on February 26, 2009, our board of directors (other than Messrs. Guez and Kay, who did not vote, due to their interest in the merger), after considering, among other things, the unanimous recommendation of the special committee, unanimously:

•	determined that the merger agreement and the merger are fair to, and in the best interests of, the Company and its shareholders (other than Messrs. Guez and Kay and the Kay Living Trust);

•	approved the execution, delivery and performance by the Company of its obligations under the merger agreement; and

•	resolved to present the merger agreement to the Company’s shareholders for approval and to recommend that the Company’s shareholders approve the merger agreement.

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ACCORDINGLY, OUR BOARD OF DIRECTORS (OTHER THAN MESSRS. GUEZ AND KAY WHO ARE MAKING NO RECOMMENDATION IN THEIR CAPACITY AS DIRECTORS DUE TO THEIR INTEREST IN THE MERGER) UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

See “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30.

•	Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.

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On February 26, 2009, Houlihan Lokey Howard & Zukin Capital, Inc., or Houlihan Lokey, rendered its oral opinion to the special committee (subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 26, 2009), that the consideration to be received by our unaffiliated shareholders in connection with the merger, was fair from a financial point of view, as of February 26, 2009, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. In Houlihan Lokey’s opinion, “unaffiliated shareholders” is defined as “Excluded Persons,” which means all of our shareholders, other than Messrs. Guez and Kay, Parent, Merger Sub and their respective affiliates, and any other shareholder of the Company acting together with the foregoing as part of a group (as that term is used in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of our common stock in the merger, other than the Excluded Persons, and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Houlihan Lokey’s written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. You should carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation as to how the special committee or any other director or shareholder should act or vote with respect to the merger or related matters. See “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” on page 44.

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Purpose of the Transaction. The purpose of the merger is for Messrs. Guez and Kay and the Kay Living Trust to acquire 100% of the voting securities of the Company not already beneficially owned by them and to enable the Company’s shareholders to be paid the merger consideration for their shares of common stock. See “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30; and “Special Factors—Purposes and Reasons of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust” beginning on page 39.

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Position of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust Regarding Fairness of the Merger. Each of Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believes that the merger is both procedurally and substantively fair to the shareholders who are not participating in the merger. Their belief is based upon their knowledge and analysis of the Company, as well as the other factors discussed in the section entitled “Special Factors—Position of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust Regarding Fairness of the Merger” beginning on page 40.

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Special Meeting. The special meeting will be held on [—], [—], 2009 at 10:00 a.m., local time, at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017.

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Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [—], 2009, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 30,543,763 shares of our common stock outstanding and entitled to vote at the special meeting, of which 17,864,680 (or approximately 58.5%) were held by persons other than Messrs. Guez and Kay and the Kay Living Trust and 12,679,083 (or approximately 41.5%), were held by Messrs. Guez and Kay and the Kay Living Trust, collectively. The holders of a majority of the issued and outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. If you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. See “Special Meeting—Record Date and Quorum” beginning on page 75.

•	Required Votes.

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Approval of the Merger Agreement (Proposal No. 1).  Under California law, the merger agreement ordinarily must be approved by the holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock. However, under our articles of incorporation, the merger agreement must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of our common stock. Messrs. Guez and Kay and the Kay Living Trust hold approximately 41.51% of the outstanding shares of our common stock. Therefore, the merger agreement must be approved by shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, holding at least 25.16% of the outstanding shares of our common stock to consummate the merger. If you fail to vote by proxy or in person or “abstain” from voting and a quorum is present, your failure to vote or abstention will have the same effect as a vote “against” the approval of the merger agreement for purposes of the votes described above. Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” the approval of the merger agreement.

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Approval of the Adjournment (Proposal No. 2).  The proposal to adjourn the special meeting, if the special committee deems it necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the meeting. Abstentions will have the same effect as a vote “against” the proposal to adjourn the meeting.

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Effects of Broker Non-Votes.  Broker non-votes (which occur when a shareholder who holds their shares through a bank, broker or other nominee holder and the shareholder does not direct the nominee how to vote his or her shares) will have the same effect as voting “against” the approval of the merger agreement. Because banks, brokers and other nominees do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting. See “The Special Meeting—Proxies; Broker Non-Vote; Revocation” beginning on page 76.

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Equity Rollover Agreement.  Messrs. Guez and Kay and Todd Kay and the Kimberly Smith Kay Trustees Kay Living Trust (the “Kay Living Trust”) have entered into an Equity Rollover Agreement with Parent pursuant to which they have agreed to contribute, immediately prior to the effective time of the merger, all of their respective shares of our common stock owned beneficially or of record by them to Parent in exchange for equity interests of Parent. Following such contribution they will own 100% of the equity interests of Parent. See “Special Factors—Equity Rollover Agreement” beginning on page 58 and “The Merger Agreement—Equity Rollover Agreement” beginning on page 88.

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Financing.  Parent estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $17.0 million, which includes approximately $15,185,000 to be paid out to unaffiliated shareholders for shares of our common stock, approximately $1,130,000 to be paid to holders of certain warrants, with the remainder to be applied to pay related fees and expenses in connection with the merger and the related transactions. These payments are expected to be funded by Mr. Guez, who intends to loan to Parent from his own personal funds an amount sufficient to pay all amounts necessary to complete the merger and the related transactions. The loan will be made pursuant to terms to be agreed upon between Mr. Guez and Parent. There is no financing condition to the merger in the merger agreement. See “Special Factors—Financing” beginning on page 57.

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Limited Joint and Several Guarantee.  Messrs. Guez and Kay have entered into a Limited Joint and Several Guarantee (the “Guarantee”) pursuant to which they have jointly and severally personally guaranteed the performance by Parent and Merger Sub of their respective payment obligations under the merger agreement. See “Special Factors—Limited Joint and Several Guarantee” beginning on page 57.

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Litigation.  On April 22, 2009, a complaint was filed in Superior Court of the State of California, County of Los Angeles (Case No. BC 41232) on behalf of plaintiff Anthony M. McMichael asserting claims against us, each of our directors, Parent and Merger Sub. The plaintiff alleges that he is an owner of our common stock, and the action purports to be a class action filed on behalf of the public shareholders of the Company. The complaint alleges, among other things, that our directors breached their fiduciary duties in connection with the proposed merger transaction by pursuing a transaction that is not fair to the Company’s public shareholders, and that the remaining defendants aided and abetted the alleged breaches of fiduciary duties. The complaint also alleges that our public disclosures with respect to the merger were inadequate or incomplete, rendering the disclosures materially misleading. The complaint seeks, among other things, to enjoin us, our directors and the other defendants from proceeding with or consummating the proposed merger transaction or, if we complete the transaction, to rescind the merger. A condition to the closing of the merger under the merger agreement is that an injunction shall not have been entered which is in effect or which has the effect of making the merger illegal or otherwise legally prohibiting the consummation of the merger.

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Regulatory Approvals.  Except for the filing of an agreement of merger with the Secretary of State of the State of California to effect the merger, there are no material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. See “Special Factors—Regulatory Approvals” beginning on page 65.

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Interests of the Company’s Directors and Executive Officers in the Merger.  Our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders of the Company. These interests include:

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All of the Company’s options to purchase shares of common stock, whether vested or unvested, will be canceled immediately prior to the effective time of the merger, and each holder of a stock option that has a per share exercise price that is less than $0.85 will be entitled to receive an amount in cash equal to the product of (A) the number of shares of common stock as to which the stock options that are cancelled could be exercised (assuming full vesting), multiplied by (B)(i) $0.85 less (ii) the per share exercise price of such stock options. Any stock option that has a per share exercise price equal to or greater than $0.85 will be cancelled immediately prior to the effective time of the merger without any payment or continuing liability of the Company or the surviving corporation in respect to such option. The foregoing will not result in cash payments to any of our executive officers or directors, including Messrs. Guez and Kay, as the per share exercise price of all outstanding stock options, including those held by our executive officers and directors, exceeds $0.85. See “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 58.

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The special committee members were paid for their service on the special committee. The Co-Chairmen of the special committee each received an initial fee of $100,000 and the two other members of the special committee received an initial fee of $80,000. In addition, the Co-Chairmen of the special committee each received a per meeting fee of $2,000 per special committee meeting and each of the other members of the special committee received a per meeting fee of $1,500 per special committee meeting. These fees are not refundable and are not dependent on the success of the merger or on the special committee’s or the board of director’s approval or recommendations with respect to the merger. The aggregate amount paid to the special committee members for their service on the special committee as of May 6, 2009, was approximately $495,000.

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Our board of directors and executive officers are entitled to continued indemnification rights and insurance coverage under the merger agreement for a period of six years from the effective time of the merger with terms no less favorable in any material respect to such directors and officers than is provided for in the Company’s articles of incorporation, bylaws and insurance policies in effect as of the date of the merger agreement. Our board of directors and executive officers are also parties to written indemnification agreements with the Company, pursuant to which they are entitled to continued indemnification rights for so long as such persons may be subject to any possible proceeding due to their role as a director or officer of the Company. By virtue of the merger, such written indemnification agreements become agreements with and obligations of the surviving corporation from and after the effective time of the merger. See “The Merger Agreement—Indemnification of Directors and Officers; Insurance” beginning on page 88.

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The aggregate consideration expected to be paid to our directors and executive officers for shares of common stock held by such directors and executive officers that would be acquired in the merger is approximately $89,250, and is set forth in more detail under “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 58.

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Dissenters’ Rights.  Pursuant to California law, our shareholders may have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock, subject to certain conditions. The fair value could be greater than, equal to or less than the $0.85 per share that our shareholders are entitled to receive in the merger. A shareholder may be entitled to rights of appraisal with respect to such shareholder’s shares (i) if holders of 5% or more of our outstanding shares of common stock dissent from the merger or (ii) if the shareholder’s shares are subject to any restriction on transfer imposed by the Company or by any law or regulation. To exercise dissenters’ rights, a shareholder must vote against the approval of the merger agreement and must submit a demand for payment prior to the date of the special meeting. The procedural requirements for perfecting dissenters’ rights under Chapter 13 of the California General Corporation Law (“CGCL”) are more fully described in this proxy statement under the caption “Dissenters’ Rights” beginning on pages 62 and 94. A copy of Chapter 13 of the CGCL, which sets forth dissenters’ rights under California law and governs the procedures for perfecting such rights, is attached as Annex C to this proxy statement.

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Material United States Federal Income Tax Consequences.  For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of the shares of common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger. We recommend that our shareholders consult their own tax advisors as to the particular tax consequences to them of the merger. See “Special Factors—Material United States Federal Income Tax Consequences of the Merger” beginning on page 62.

•	Treatment of Stock Options/Warrants.

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Under the merger agreement, each option to purchase shares of common stock, whether vested or unvested, will be canceled immediately prior to the effective time of the merger, and each holder of a stock option that has a per share exercise price that is less than $0.85 will be entitled to receive an amount in cash equal to the product of (A) the number of shares of common stock as to which the stock options that are cancelled could be exercised (assuming full vesting), multiplied by (B)(i) $0.85 less (ii) the per share exercise price of such stock options. Any stock option that has a per share exercise price equal to or greater than $0.85 will be cancelled immediately prior to the effective time of the merger without any payment or continuing liability of the Company or the surviving corporation in respect to such option. The foregoing will not result in cash payments to any of our option holders as the per share exercise price of all outstanding stock options exceeds $0.85. See “The Merger Agreement—Treatment of Common Stock, Stock Options, Warrants and Dissenting Shares” beginning on page 79.

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Under the merger agreement, each warrant issued and outstanding at the effective time of the merger, and which does not terminate in accordance with its terms as a consequence of the merger, will be canceled and automatically converted into the right to receive cash, if any, without interest, in an amount determined in accordance with the terms of the applicable warrant agreement. We anticipate that in connection with the merger, holders of 1,450,000 warrants to purchase common stock which were issued in connection with a 2004 private placement of debt securities, will receive an amount in cash of approximately $57,960, and holders of 3,570,000 warrants to purchase common stock which were issued in connection with a 2006 credit facility, will receive an amount in cash of approximately $1,072,650. These amounts were determined based on the Black-Scholes value of the applicable warrants as of March 13, 2009, per the terms of those warrants. See “The Merger Agreement—Treatment of Common Stock, Stock Options, Warrants and Dissenting Shares” beginning on page 79.

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Anticipated Closing of the Merger.  We are working to complete the merger as soon as possible. We anticipate completing the merger shortly after the special meeting, which we believe will be held in the third quarter of 2009, subject to the approval of the merger agreement by our shareholders and the satisfaction of the other closing conditions set forth in the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 90.

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Procedure for Receiving the Merger Consideration.  As soon as reasonably practicable after the effective time of the merger a paying agent will mail a letter of transmittal and instructions to you and the other shareholders of the Company, explaining how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. If you hold your common stock in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or nominee as to how to effect the surrender of your “street name” shares for the merger consideration. See “Questions and Answers About The Special Meeting” beginning on page 71.

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Solicitation of Alternative Transactions.  From the date the merger agreement is executed until the earlier to occur of: (i) the date of the special meeting of shareholders to approve the merger agreement or (ii) the date the merger agreement is terminated, the Company has agreed that it will not, nor will it authorize or knowingly permit any of its officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by the Company to, and the Company shall direct such representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any Acquisition Proposal (as defined in the merger agreement); (ii) participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any Acquisition Proposal or any proposal or inquiry that could reasonably be expected to lead to any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or agreement or obligation relating to any Acquisition Transaction (as defined in the merger agreement). However, the non-solicitation sections of the merger agreement do not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, or entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to an unsolicited written Acquisition Proposal submitted by such person or group (and not withdrawn) that the Company’s board of directors, or the special committee, concludes in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes, or is reasonably likely to lead to a Superior Offer (as defined in the merger agreement), if: (i) neither the Company nor any its representatives have materially violated any of the non-solicitation provisions of the merger agreement; (ii) the Company’s board of directors, or the special committee, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the board of directors, or the special committee, to the Company’s shareholders (other than Messrs. Guez and Kay) under applicable law; (iii) the Company gives at least one business day’s notice to the Parent of the identity of such person or group and the Company’s intent to furnish information or enter into negotiations or discussions with them, and (iv) the Company executes a confidentiality agreement with such person or group prior to providing them any non-public information regarding the Company. See “The Merger Agreement—Non-Solicitation; Recommendation to Shareholders” beginning on page 85.

We will be required to reimburse Parent for up to $500,000 of its costs and expenses relating to the merger agreement, if prior to shareholder approval the Company’s board of directors, or the special committee, terminates the merger agreement after making a change of recommendation and enters into a definitive agreement with a third party with respect to a Superior Offer. See “The Merger Agreement—Fees and Expenses” beginning on page 92.

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Sale Process.  The Company did not conduct a formal auction or other sale process before the merger agreement was signed, due to the fact that (i) Messrs. Guez and Kay beneficially owned 41.51% outstanding common stock of the Company, (ii) under our articles of incorporation any sale of the Company requires the affirmative vote of at least 66 2/3% of our outstanding common stock, and (iii) Messrs. Guez and Kay stated publicly that they would not agree to any other transaction involving their stake in the Company and privately advised the special committee that they would vote against any other sale of the Company or its assets, regardless of the terms. You should consider these facts when determining how to vote on the merger. See “Special Factors—Background of the Merger beginning on page 14; “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30; See “Special Factors—Position of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust Regarding the Fairness of the Merger” beginning on page 40; and “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 44.

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Position of Messrs. Guez and Kay With Respect to Alternative Transactions.  Messrs. Guez and Kay have advised the special committee, and also have publicly stated, that they want to acquire all of the Company’s outstanding shares not presently owned by them, and that they will not agree to any other transaction involving their equity ownership interest in the Company. They have further advised the special committee, and stated publicly, that they will vote their shares against any sale of the Company or its assets to any party not controlled by them, regardless of the nature of that transaction, the identify of the purchaser, or the price offered. Our articles of incorporation require that any merger involving the Company or a sale by the Company of all or substantially all of its assets must be approved by the holders of 66 2/3% of our outstanding voting securities. Messrs. Guez and Kay and the Kay Living Trust, collectively, own approximately 41.51% of our outstanding voting securities and, therefore, could prevent shareholder approval of an alternative merger or asset sale by voting against any such transaction. See “Special Factors—Position of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust Regarding the Fairness of the Merger” beginning on page 40.

•	Conditions to Closing. Before the Company can complete the merger, a number of conditions must be satisfied or waived by the party entitled to waive them. These include, but are not limited to:

•	the merger agreement shall have been duly approved by the holders of at least 66 2/3% of our outstanding voting securities;

•	the absence of laws or governmental judgments or orders that prohibit or make illegal the completion of the merger;

•	each of the parties to the merger agreement shall have performed its obligations under the merger agreement in all material respects prior to the effective time of the merger;

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the accuracy of the representations and warranties of each of the parties to the merger agreement subject to materiality qualifications and other limited exceptions specified in the merger agreement; and

•	no Company Material Adverse Effect (as defined in the merger agreement) shall have occurred since February 26, 2009.

See also “The Merger Agreement—Conditions to the Merger” beginning on page 90.

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Termination of the Merger Agreement.  The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of Parent and the Company (acting through the special committee or the board of directors if the special committee is not then in existence);

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by either the Company or Parent if the merger has not been completed by June 30, 2009 (as such date may be extended by mutual agreement of Parent and the Company) for any reason; provided, however, that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by June 30, 2009 and that action or failure to act constitutes a breach of the merger agreement;

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by either the Company or Parent if a Governmental Entity (as defined in the merger agreement) issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

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by either the Company or Parent if the required approval by the Company’s shareholders of the merger agreement has not been obtained at the special meeting of shareholders called for such purpose or at any adjournment or postponement of the special meeting; provided, however, that this right to terminate the merger agreement is not available to either Parent or the Company where the failure to obtain shareholder approval is caused by the action or failure to act of the party proposing such termination, as the case may be, and that action or failure to act constitutes a breach by such party of the merger agreement (if the board of directors or the special committee has effected a change of recommendation, then in the event of such termination, the Company must pay Parent Expenses (as defined below) to Parent);

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by the Company if at any time prior to the approval of the merger agreement by the Company’s shareholders, if the Company’s board of directors, or the special committee, has effected a change of recommendation pursuant to and in compliance with the terms of the merger agreement, the Company has reimbursed Parent for the expenses incurred by Parent, Merger Sub and Messrs. Guez and Kay in connection with the merger up to a maximum of $500,000 (the “Parent Expenses”), and concurrently or within two calendar days of termination, the Company enters into a definitive agreement with respect to the Superior Offer that was the subject of that change of recommendation (in the event of such termination, the Company must pay the Parent Expenses to Parent);

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by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Messrs. Guez or Kay as set forth in the merger agreement, or if any representation or warranty of Parent, Merger Sub or Messrs. Guez or Kay has become untrue, in either case, such that the conditions to closing set forth in the merger agreement relating to the representations, warranties, covenants and agreements of Parent, Merger Sub’s and Messrs. Guez and Kay would not be satisfied; provided, however, that if any inaccuracy in the representations and warranties of or breach by Parent, Merger Sub or Messrs. Guez or Kay is curable within 20 calendar days after notice of such inaccuracy or breach through the exercise of such parties’ commercially reasonable efforts, then the Company may not terminate the merger agreement for 20 calendar days after delivery of written notice from the Company, or the special committee, to Parent of such inaccuracy or breach, provided, Parent, Merger Sub or Messrs. Guez or Kay continue to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach, and provided, further, that Parent, Merger Sub or Messrs. Guez or Kay shall have no right of cure for any failure to have or obtain any funding necessary to complete the merger and satisfy in full all payment obligations pursuant to the merger (in the event of such termination, Parent must pay the Company $500,000, plus the aggregate amount of expenses incurred by the Company in connection with the merger);

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by Parent upon a breach of any representation, warranty, covenant or agreement on the Company’s part as set forth in the merger agreement, or if any of the Company’s representations or warranties has become untrue, in either case such that the conditions to closing as set forth in the merger agreement relating to the Company’s representations, warranties, covenants and agreements would not be satisfied; provided, however, that if any inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within 20 calendar days after notice of such inaccuracy or breach through the exercise of the Company’s commercially reasonable efforts, then Parent may not terminate the merger agreement for 20 calendar days after delivery of written notice from Parent to the Company of such inaccuracy or breach, provided, the Company continues to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach (in the event of such termination, the Company must pay the Parent Expenses to Parent);

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by Parent if a Company Material Adverse Effect (as defined in the merger agreement) shall have occurred since the date of the merger agreement; provided, however, that if such Company Material Adverse Effect is curable by the Company within 20 calendar days after notice of such Company Material Adverse Effect through the exercise of its commercially reasonable efforts, then Parent may not terminate the merger agreement for 20 calendar days after delivery of written notice from Parent to the Company of such Company Material Adverse Effect, provided, the Company continues to diligently exercise commercially reasonable efforts to cure such Company Material Adverse Effect; or

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by Parent if any of the following events shall have occurred: (i) the Company’s board of directors, or the special committee, or any other committee of the Company’s board of directors makes a change of recommendation to the Company’s shareholders; (ii) the Company fails to include in the proxy statement related to the shareholders’ meeting the recommendation of the Company’s board of directors and the special committee that shareholders vote in favor of and approve the merger agreement; or (iii) the Company’s board of directors, or the special committee, fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of the merger agreement within ten calendar days after Parent requests in writing that the recommendation be reaffirmed; provided that Parent may only request a reaffirmation following the public announcement by a third party of an acquisition proposal or an intent to make an acquisition proposal (as defined in the merger agreement) that is not withdrawn, and only once in each such circumstance (in the event of such termination, the Company must pay the Parent Expenses to Parent).

See “The Merger Agreement—Termination” beginning on page 90.

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Fees and Expenses.  Under certain circumstances, in connection with the termination of the merger agreement, the Company, Parent or Messrs. Guez and Kay may be required to reimburse certain fees and expenses relating to the merger agreement. See “The Merger Agreement—Fees and Expenses” beginning on page 92.

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Additional Information.  You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 105.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement, and certain of the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements are based on expectations, assumptions, estimates, projections or beliefs concerning future events, including the following: any projections or forecasts and any statements regarding future sales, performance, costs and/or expenses, and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, use of the future tense and words “believe,” “anticipate,” “plan,” “expect,” “intend,” “should,” “estimate” and similar expressions are intended to identify forward-looking statements. Forward-looking statements also include, among other things, statements under the heading “Special Factors—Financial Projections.” You should read all forward-looking statements carefully. Forward-looking statements and information discuss future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Therefore, you should not unduly rely on them, due to the inherently speculative, uncertain, and unpredictable nature of future events. Those risks may include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the merger agreement by our shareholders;

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the occurrence of any event, change or other circumstance that could give rise to a “Company Material Adverse Effect” or “Parent Material Adverse Effect” (each as defined in the merger agreement) or the termination of the merger agreement, including termination that under circumstances could require us to pay up to $500,000 of the fees and expenses of Parent under the merger agreement;

•	the occurrence of any material adverse change in our financial condition or results of operation;

•	the amount of the fees, costs, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the actual impact of key personnel of the Company on the development and execution of the Company’s strategies;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain interim operational covenants we agreed to in the merger agreement;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the decision of the special committee and our board of directors as to whether or not to approve any acquisition proposal that may be submitted by a third party;

•	actions by the Company, Parent or Merger Sub, or any other potential acquiror of the Company;

•	changes in general economic business conditions, such as interest rate and currency fluctuations, unemployment, and slower growth in personal income;

•	our ability to respond to downturns and changing fashions in the apparel industry;

•	changes in product supply;

•	changes in the competitive environment in which the Company operates;

•	changes in customer needs and expectations; and

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other risks detailed in our filings with the Securities and Exchange Commission, including our most recent filing on Form 10-K, including, but not limited to, those described in Part I, Item 1A thereof (“Risk Factors”), Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and in Part II, Item 9A(T) (“Controls and Procedures”) in our Form 10-K for the year ended December 31, 2008, and Form 10-Q, including, but not limited to, those described in Part II, Item 1A thereof (“Risk Factors”), Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and in Part I, Item 4 (“Controls and Procedures”) in our Form 10-Q for the quarterly period ended March 31, 2009, which periodic reports are attached to this proxy statement as Annexes D and E, respectively. See “Where You Can Find More Information” on page 105.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results, developments or outcome of future events we anticipate will be realized or, if realized, that they will not have negative effects on our business or operations or the timing or completion of the merger, if approved. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake to any obligation to update or supplement these forward-looking statements to reflect future events or circumstances.

SPECIAL FACTORS

Background of the Merger

On January 28, 2008, American Rag Cie, LLC filed a lawsuit against our wholly-owned subsidiary, Private Brands, Inc., seeking a declaratory judgment that Private Brands, Inc. breached the license agreement between the parties and that the license agreement had been terminated. On February 1, 2008, the Company and Private Brands, Inc. filed a cross-complaint for damages and equitable relief against American Rag Cie, LLC and American Rag Cie II in the Superior Court of the State of California, County of Los Angeles. At the time of the filings, American Rag Cie, LLC was owned 55% by American Rag Cie II and 45% by the Company.

On April 2, 2008, the Company was notified by NASDAQ that it was not in compliance with NASDAQ Marketplace Rule 4450(a)(5) because shares of its common stock had closed at a per share bid price of less than $1.00 for 30 consecutive business days. The Company was given until September 29, 2008 to regain compliance with NASDAQ Marketplace Rule 4450(a)(5), in order to avoid the delisting of the Company’s common stock.

On April 25, 2008, Messrs. Guez and Kay delivered a letter to the Company announcing their desire to acquire 100% of the outstanding shares of Company common stock not already beneficially owned by them. In the letter, Messrs. Guez and Kay indicated they were considering offering $0.80 per share in cash, and stated that they would not consider any other transaction involving their interest in the Company. The closing prices of the Company’s common stock ranged from a low of $0.59 to a high of $0.72 in the five trading day period leading up to the date Messrs. Guez and Kay submitted their letter to the board of directors and ranged from a low of $0.68 to a high of $0.71 per share in the five trading days after the date the letter was submitted. As of August 25, 2008, Messrs. Guez and Kay and the Kay Living Trust collectively held 12,679,083 shares of outstanding common stock, representing approximately 41.51% of the shares of Company common stock then outstanding, and beneficially owned (including shares issuable upon exercise of outstanding stock options then held by Messrs. Guez and Kay) shares representing approximately 51.3% of the common stock then outstanding.

On April 25, 2008, the board of directors of the Company met to discuss Messrs. Guez and Kay’s acquisition proposal and, in light of Messrs. Guez and Kay’s status as directors and executive officers of the Company, determined to establish the special committee to evaluate the offer described in Messrs. Guez and Kay’s acquisition proposal and other alternatives that might be available to the Company, including rejecting their acquisition proposal as well as continuing to operate as a stand-alone company. The special committee was comprised of Joseph Mizrachi and Mitchell Simbal (each of whom was designated a Co-Chairman of the Committee) and Milton Koffman and Simon Mani, all of whom are independent directors within the meaning of the applicable NASDAQ listing standards.

Following the establishment of the special committee, the special committee contacted several law firms and investment banks to request information regarding their respective experience in advising committees such as the special committee.

On May 2, 2008, Charles Ghailian, an officer, employee and one of the Company’s key salesmen, resigned from the Company and was not bound by any non-compete or non-solicitation restrictions in favor of the Company.

On May 20, 2008, a representative of Bingham McCutchen LLP, or Bingham, met with Messrs. Simbal and Mizrachi, the Co-Chairmen of the special committee, to discuss the operating history of the Company and the background and terms of the acquisition proposal set forth in Messrs. Guez and Kay’s April 25 offer letter. At that meeting, Messrs. Simbal and Mizrachi advised the Bingham representative that there had been no decision made to sell the Company or as to whether the Company was “for sale” and discussed with the Bingham representative potential timelines and processes for evaluating Messrs. Guez and Kay’s acquisition proposal and other alternatives that might be available to the Company. The Bingham representative also reviewed with the Co-Chairmen Bingham’s experience and expertise in advising special committees, and discussed with the Co-Chairmen the general fiduciary duties of directors of California corporations, as well as specific duties and standards implicated in evaluating a potential sale of a California corporation. At the meeting, Messrs. Simbal and Mizrachi indicated that they would like to retain Bingham as the special committee’s legal advisors, and requested that the Bingham representative and other appropriate representatives from Bingham attend a meeting of all of the members of the special committee to be convened as promptly as reasonably practicable.

Later in the day on May 20, 2008, the special committee formally retained Bingham as its legal advisors.

On or about May 28, 2008, the Company received a letter from one of its shareholders indicating their opposition to the acquisition of the Company at the $0.80 per share price described in Messrs. Guez and Kay’s acquisition proposal. To date, the Company has not received any further communications from the shareholder.

On May 29, 2008, the members of the special committee (other than Mr. Mizrachi, who was unable to attend due to travel delays) met with representatives of Bingham. At this meeting, the representatives of Bingham discussed and responded to questions from the special committee members present regarding the general fiduciary duties of directors of a California corporation and specific fiduciary duties and standards implicated in evaluating a potential sale of a California corporation, including to an interested party such as Messrs. Guez and Kay. Bingham also reviewed and discussed with the special committee the proposals submitted by three investment banks who the special committee was considering retaining as the special committee’s financial advisors, including Houlihan Lokey Howard & Zukin Capital, Inc., or Houlihan Lokey, who subsequently was engaged to serve as the special committee’s financial advisor, as noted below. Bingham also discussed with the special committee members present various procedural and timing considerations in evaluating Messrs. Guez and Kay’s acquisition proposal, other available alternatives and the pending NASDAQ compliance and delisting issues. The special committee and its legal advisors also discussed that under the Company’s charter documents, any merger or sale transaction involving the Company would require the approval of the holders of at least 66 2/3% of the outstanding common stock and therefore, the transaction alternatives available to the Company could be somewhat limited, because Messrs. Guez and Kay and the Kay Living Trust collectively held approximately 41.51% of the outstanding Company common stock and Messrs. Guez and Kay had publicly stated they would not consider any other merger or sale transaction involving the Company. The members of the special committee and their financial advisor also discussed the appropriate scope of authority for the special committee and the compensation that the members of the special committee deemed appropriate for serving in such capacity, and determined to propose a formal special committee charter and proposed compensation terms for the consideration and approval of all of the board of directors (other than Messrs. Guez and Kay).

On June 6, 2008, the special committee met with Bingham to discuss the proposed terms of the engagement of Houlihan Lokey as the special committee’s financial advisor, and to discuss and consider approval of a proposed conflict waiver permitting the Company’s regular outside legal counsel, Stubbs Alderton and Markiles, LLP, to represent Messrs. Guez and Kay in discussions and negotiations involving Messrs. Guez and Kay’s acquisition proposal.

On June 12, 2008, the Company’s board of directors met to discuss and consider approving a proposed special committee charter developed by the special committee in consultation with its legal advisors, which among other things expressly authorized the special committee: (i) to review, analyze, evaluate, negotiate and reject or recommend for acceptance by the board of directors Messrs. Guez and Kay’s acquisition proposal; (ii) to evaluate, consider and make a recommendation to the Company’s board of directors regarding any other proposals to acquire the Company that may be submitted to the Company; and (iii) to identify, consider and pursue any other alternatives reasonably available to the Company that the special committee might deem prudent as a means to maximize shareholder value, including continuing to operate as a stand alone company in the ordinary course. The Company’s board of directors also considered and approved the compensation payable to the members of the special committee for their service in such capacity, including base compensation of $100,000 to each of the Co-Chairmen and $80,000 to the other members of the special committee, and fees of $2,000 per meeting for the Co-Chairmen and $1,500 for the other members of the special committee, to commence with the next meeting of the special committee.

On June 13, 2008, the special committee formally retained Houlihan Lokey as its financial advisor.

On June 17, 2008, the special committee met with representatives of Bingham and Houlihan Lokey. At this meeting, the participants discussed Messrs. Guez and Kay’s acquisition proposal, the status of Houlihan Lokey’s financial due diligence review and discussions with the Company’s senior management, and the typical steps and milestones that might be expected in a special committee process such as that in which the special committee was engaged. Houlihan Lokey also discussed and answered questions regarding the various valuation methods it typically would employ in valuing the fairness to a company’s shareholders, from a financial point of view, of the consideration proposed to be paid in a proposed acquisition. The special committee and its advisors also discussed the status of the pending NASDAQ delisting process and current plans and potential alternatives to resolve that issue.

Houlihan Lokey periodically met with senior management to discuss the Company’s business, financial condition and expectations for the Company’s business. The Company also provided Houlihan Lokey with management’s projections for the remainder of fiscal year 2008 and fiscal years 2009 and 2010, which from time to time were subsequently updated by management in light of the passage of time and to reflect actual results and changes in management’s expectations as a result of changing economic circumstances. The final projections provided to Houlihan Lokey by management are included in the section entitled “Financial Projections” beginning on page 60 of this proxy statement. Shareholders should carefully read the explanatory notes and qualifications set forth in that section as well as the statements in the section entitled “Cautionary Note on Forward-Looking Statements” on page 12 of this proxy statement, and should not unduly rely on the projections in determining how to vote with respect to the proposed transaction.

On or about June 26, 2008, the Company received a letter from one of its shareholders indicating their opposition to the acquisition of the Company at the $0.80 per share price described in Messrs. Guez and Kay’s acquisition proposal. To date, the Company has not received any further communications from the shareholder.

On June 27, 2008, the special committee held a telephonic meeting with representatives of Bingham and Houlihan Lokey. Representatives of Houlihan Lokey updated the special committee on the status of its financial due diligence review and other relevant information obtained in due diligence meetings with Messrs. Guez and Kay and other senior management. In addition, Houlihan Lokey representatives advised the special committee that it planned to discuss the pending American Rag Cie litigation with the Company’s outside litigation counsel to better understand the status and potential impacts of that litigation on the Company’s business.

On July 1, 2008, representatives of Houlihan Lokey and Bingham spoke with the Company’s outside litigation counsel to receive a background briefing and status update on the pending American Rag Cie litigation. The special committee’s legal and financial advisors discussed in particular the claims asserted in the litigation, the potential remedies requested by the parties to the litigation, and litigation counsel’s understanding of the underlying facts and history of the American Rag Cie joint venture and the then-pending dispute. The special committee’s legal and financial advisors also asked the Company’s litigation counsel to provide periodic updates as to any material developments in the case.

On July 2, 2008, the Company entered into a settlement agreement with Charles Ghailian, a former employee and officer of the Company, whereby Mr. Ghailian and the Company agreed to waive any claims each might have against the other, and Mr. Ghailian agreed to surrender to the Company 1,500,000 shares of Company common stock beneficially owned by Mr. Ghailian.

On July 11, 2008, the Company filed a preliminary proxy statement for a special meeting at which the Company’s shareholders would be asked to authorize a reverse split of the Company’s outstanding common stock. The stated purpose for the reverse stock split was to allow the Company to attempt to increase the trading price of its common stock to avoid delisting of the Company’s common stock by regaining compliance with applicable NASDAQ listing requirements.

On July 15, 2008, the special committee’s legal and financial advisors received an unsolicited draft merger agreement from Messrs. Guez and Kay’s legal counsel, setting forth the terms and conditions for a merger pursuant to which Messrs. Guez and Kay proposed to acquire all outstanding shares of Company common stock not already owned by them.

On or about July 16, 2008, representatives of Houlihan Lokey received an unsolicited telephone call from a senior executive of a company which we refer to as Company A, inquiring as to whether the Company was engaged in a sale process and requesting any offering memorandum or other auction materials that might be available. In particular, Company A expressed an interest in the Company’s rights to the American Rag Cie apparel brand. The representatives of Company A did not make any transaction proposal or discuss any terms of any proposed transaction involving the Company. Representatives of Houlihan Lokey advised Company A that the Company was not engaged in a formal sale process and no such materials were available. Houlihan Lokey indicated that if Company A was interested in acquiring the Company, its license rights to the American Rag Cie apparel brand, or proposing another transaction, Company A should submit a letter outlining such proposal. Company A did not subsequently submit any proposal.

On July 17, 2008, the special committee met with its legal and financial advisors to discuss further Messrs. Guez and Kay’s acquisition proposal and Company A’s unsolicited inquiry. At this meeting, representatives of Houlihan Lokey reviewed with the special committee its preliminary views regarding the value of the Company and the value represented by Messrs. Guez and Kay’s proposed $0.80 per share offer price. The special committee also discussed the potential risks and implications of continuing to conduct the Company’s business as a stand alone entity in the current market environment and in light of recent events affecting the Company, including: (i) the then-pending American Rag Cie litigation; (ii) the pending NASDAQ delisting proceedings; (iii) the current financial difficulties facing some of the Company’s largest customers, including Mervyn’s LLC; (iv) the departure of Mr. Ghailian from the Company, who was one of its key salesman and who was not bound by any non-compete or non-solicitation restrictions in favor of the Company; and (v) the general conditions in the financial markets and the industry in which the Company operates. The special committee and its advisors also discussed the current state of the credit markets and the potential impact of current market conditions on the ability of potential acquirers to obtain financing for a transaction, including Messrs. Guez and Kay should they be unable to fully finance a transaction through personal funds. The special committee also discussed with Houlihan Lokey representatives their views on whether it might be a good time to pursue a sale of the Company and whether in Houlihan Lokey’s view the financial projections provided by the Company’s management seemed reasonable.

At the July 17 meeting, representatives of Houlihan Lokey also discussed Company A’s unsolicited inquiry with representatives of Bingham and the members of the special committee and discussed potential responses. After discussion, the special committee requested that its legal and financial advisors advise Messrs. Guez and Kay’s legal counsel that a third party had contacted Houlihan Lokey for information regarding a potential sale of the Company and to ask whether despite their prior public statements to the contrary, Messrs. Guez and Kay would consider supporting a potential sale of the Company to a third party, should the Company be in a position to negotiate favorable terms with Company A. The special committee discussed and determined that, in light of Messrs. Guez and Kay’s voting power to block a sale of the Company, pursuing transactions discussions with third parties likely would be futile if Messrs. Guez and Kay were unwilling to support an alternative transaction, and therefore it was prudent to test Messrs. Guez and Kay’s publicly stated resistance to entertaining alternative transactions. The special committee again confirmed at this meeting that there had been no decision made to sell the Company or as to whether the Company was “for sale.”

Following the July 17 meeting of the special committee, the special committee’s legal and financial advisors contacted Messrs. Guez and Kay’s legal counsel to discuss Company A’s unsolicited inquiry and that the special committee believed it might be productive to contact Company A to determine the nature and extent of their interest in the Company. Messrs. Guez and Kay’s legal counsel indicated they would inquire as to whether Messrs. Guez and Kay would consider an alternative transaction, despite their prior public statements, and would report back to the special committee’s advisors in due course.

On July 18, 2008, at the request of the special committee, representatives of Houlihan Lokey provided the special committee with a company profile of Company A for the special committee’s information and consideration.

On July 24, 2008, the special committee met with representatives of Bingham and Houlihan Lokey to discuss further Messrs. Guez and Kay’s acquisition proposal and Company A’s unsolicited inquiry. At this meeting, the special committee’s advisors informed the special committee that Messrs. Guez and Kay’s legal counsel had advised them that consistent with their prior public statements, Messrs. Guez and Kay were not willing to meet with any potential third parties to discuss a transaction involving the Company, and that they would not vote for or otherwise support any transaction other than Messrs. Guez and Kay’s acquisition proposal, including any proposal that might ultimately be submitted by Company A. In light of this response, the special committee determined, after discussions with the special committee’s legal and financial advisors, not to pursue additional discussions with Company A, pending a better understanding of Messrs. Guez and Kay’s acquisition proposal and the extent to which the initial terms and conditions proposed by Messrs. Guez and Kay might be improved.

At the July 24th meeting, the special committee also discussed with representatives of Bingham and Houlihan Lokey the specific terms in the initial draft merger agreement provided by Messrs. Guez and Kay, copies of which had been provided to and reviewed in advance by the members of the special committee. After lengthy discussions among the special committee members and the special committee’s legal and financial advisors, the special committee directed its advisors to contact Messrs. Guez and Kay’s legal counsel to provide a general response to the terms proposed by Messrs. Guez and Kay in their initial draft merger agreement. In particular, the special committee believed that Messrs. Guez and Kay should materially increase the initial per share offer price, that a number of the proposed conditions to Messrs. Guez and Kay offer should be eliminated (including a right to walk away if holders of 4.99% or more of the outstanding common stock asserted appraisal rights), and that the representations, warranties and covenants of the Company reflected in the initial draft merger agreement should be significantly scaled back, in light of Messrs. Guez and Kay’s knowledge of the Company’s business, their operational control of the Company’s day to day business, and to maximize the certainty of closing should a transaction be entered into. In addition, the special committee believed that certain of the deal protection terms proposed by Messrs. Guez and Kay, including a significant reverse break-up fee if the Company did not complete a transaction with Messrs. Guez and Kay after entering into a merger agreement, were either inappropriate or unreasonable given Messrs. Guez and Kay’s roles with the Company and their ability to prevent a transaction with any other party which they did not themselves support. The Committee and its advisors also discussed that the special committee should seek the right to change any recommendation it might make to the Company’s shareholders based on changed circumstances, even in the absence of a competing acquisition proposal, because other potential acquirers might be unwilling to submit a transaction proposal which Messrs. Guez and Kay could block in their discretion.

On July 28, 2008, representatives of Houlihan Lokey and Bingham held a telephonic conference with Messrs. Guez and Kay’s legal counsel to discuss the terms of the draft merger agreement previously submitted by Messrs. Guez and Kay, as well as specific terms, including price, that the special committee believed must be improved in order to continue discussions regarding Messrs. Guez and Kay’s acquisition proposal.

On July 29, 2008, Messrs. Guez and Kay sent a letter to the special committee formally reaffirming that they would not support, and would vote their shares against, any transaction other than Messrs. Guez and Kay’s acquisition proposal, regardless of the nature of the transaction, the identity of the purchaser or the price offered. Separately, Messrs. Guez and Kay’s legal counsel advised the special committee’s legal and financial advisors that Messrs. Guez and Kay were unwilling to agree to a number of the changes proposed by the special committee, including any increase to the proposed $0.80 per share offer price, although Messrs. Guez and Kay were willing to modify a limited number of the terms in the proposed draft merger agreement in response to the special committee’s comments.

Also on July 29, 2008, Mervyn’s LLC, one of the Company’s largest customers, and certain of its affiliates voluntarily filed for bankruptcy protection. At the time, Mervyn’s indicated that it intended to keep its stores open and to continue conducting business while it completed its Chapter 11 bankruptcy and reorganization process.

On July 31, 2008, the special committee met with representatives of Bingham and Houlihan Lokey to discuss Messrs. Guez and Kay’s response to the special committee’s comments to the initial draft merger agreement, as well as Messrs. Guez and Kay’s written reaffirmation of their unwillingness to sell their shares or to support any transaction other than Messrs. Guez and Kay’s acquisition proposal. In particular, the special committee and its legal and financial advisors discussed Messrs. Guez and Kay’s refusal to raise their $0.80 per share offer price, the potential risks and uncertainties facing the Company as a result of the worsening United States economy and continuing disruptions in the credit markets, the potential impact of Mervyn’s recently announced bankruptcy on the Company’s business, and the departure of Mr. Ghailian from the Company. The special committee’s advisors also noted that based on discussions with Messrs. Guez and Kay’s legal counsel, Messrs. Guez and Kay appeared willing to withdraw their initial request for a break-up fee if the Company did not complete the proposed transaction as a result of a superior offer from another acquirer, and replace it with a expense reimbursement obligation of Messrs. Guez and Kay. The special committee and its advisors also discussed the likelihood that any other potential acquirer would be willing to submit a competing proposal to acquire the Company, (a) given Messrs. Guez and Kay’s repeated public statements that they would not agree to any other transaction involving their stake in the Company and their private statements to the special committee that they would vote against any other sale of the Company or its assets, regardless of the terms, and (b) given the 66 2/3% shareholder vote required to approve any sale of the Company. Representatives of Houlihan Lokey also advised the special committee that per the special committee’s direction, it had notified Company A after the July 24 special committee meeting that Messrs. Guez and Kay continued to refuse to support any other transaction involving the Company, and that the Company was not for sale nor currently conducting a formal sale process. Representatives of Houlihan Lokey also advised the special committee that between that conversation and the July 31 special committee meeting, Company A had not contacted Houlihan Lokey again regarding the Company.

Following the July 31, 2008 meeting, the special committee’s legal and financial advisors contacted Messrs. Guez and Kay’s legal counsel to reiterate the special committee’s views that the $0.80 per share offer price would need to be materially increased, and that the other terms and conditions of the proposed merger agreement would have to be substantially improved, for the special committee to continue to discuss Messrs. Guez and Kay’s acquisition proposal. In particular, the special committee’s advisors noted that a price increase arguably was justified based solely on the fact that Mr. Ghailian had agreed to cancel his 1,500,000 shares of Company common stock, and therefore Messrs. Guez and Kay would no longer have to pay for those shares in any acquisition transaction.

During the week of August 4, 2008, representatives of Houlihan Lokey and Bingham held multiple telephone conferences with Messrs. Guez and Kay’s legal counsel to discuss the terms of the draft merger agreement submitted by Messrs. Guez and Kay. During the course of these discussions, various alternative terms (including price) were discussed and negotiated, with Messrs. Guez and Kay’s legal counsel ultimately confirming that Messrs. Guez and Kay were willing to increase their offer price from the initial $0.80 per share price to $0.84 per share in cash.

On August 7, 2008, the special committee met with its advisors to discuss the status of negotiations with respect to the proposed merger agreement and discussions the special committee’s advisors had held with Messrs. Guez and Kay’s legal counsel regarding the unsolicited inquiry from Company A. In particular, the participants in the meeting discussed Messrs. Guez and Kay’s continued refusal to support alternative transactions, as reflected in comments from Messrs. Guez and Kay’s legal counsel and in the July 29 letter to the special committee, and the impact of that position on the Company’s ability to engage in an auction or other market check process, should the Company desire to explore the potential for selling the Company to a strategic or financial buyer. The special committee’s legal and financial advisors also confirmed that Messrs. Guez and Kay had agreed to increase the initial $0.80 per share offer price to $0.84 per share, and that according to Messrs. Guez and Kay’s legal counsel, Messrs. Guez and Kay were willing to, among other things, (a) provide personal guarantees for the payment obligations under the proposed merger agreement, (b) provide evidence and assurances of Messrs. Guez and Kay’s ability to pay the required merger consideration when due and (c) eliminate the 4.99% dissenters’ rights closing condition originally proposed by Messrs. Guez and Kay in the draft merger agreement. The special committee’s advisors also relayed that, based on conversations with Messrs. Guez and Kay’s legal counsel, Messrs. Guez and Kay were unwilling to accept any condition that a majority of the disinterested shares (i.e. a “majority of the minority”) approve the proposed merger, but did confirm that there would be no financing condition or contingency to the proposed merger transaction. In addition, the special committee and its advisors discussed the current risks and challenges facing the Company and its customers, including the potential consequences of the Mervyn’s bankruptcy and the likely impacts of difficult and potentially worsening retail and credit markets.

On August 10, 2008, representatives of Bingham provided a revised draft merger agreement to Messrs. Guez and Kay’s legal counsel, reflecting the special committee’s views on appropriate terms for a transaction. Bingham representatives also provided a draft joint and several personal guarantee of the payment obligations of the parent and merger subsidiary entities under the proposed merger agreement, which the special committee proposed would be entered into by Messrs. Guez and Kay in connection with any definitive merger agreement.

On August 11, 2008, the special committee’s legal advisors discussed with Messrs. Guez and Kay’s legal counsel the revised terms reflected in the special committee’s August 10 revised draft merger agreement and the terms of the proposed Guarantee.

On August 14, 2008 the Company announced its earnings for the second quarter of 2008, reflecting a 14.6% decrease in net sales as compared to the second quarter of 2007 and a 27% decrease in private label sales as compared to the second quarter of 2007, largely due to decreased sales to Kohl’s and Mervyn’s due to the poor retail environment. The Company also reported a net loss from operations for the second quarter of approximately $5.4 million as compared to net income from operations of $2.5 million in the second quarter of 2007.

On August 18, 2008, Messrs. Guez and Kay’s legal counsel sent a revised draft merger agreement and a markup of the proposed joint and several personal guarantee to the special committee’s legal advisors. Among other proposed terms, Messrs. Guez and Kay proposed that the Company reimburse Messrs. Guez and Kay’s out-of-pocket expenses if the Company’s shareholders failed to approve the proposed merger and that the special committee could only change its recommendation that the Company’s shareholders approve Messrs. Guez and Kay’s proposed transaction if a third party submitted another acquisition proposal that the special committee determined to be superior to Messrs. Guez and Kay’s proposed transaction.

On August 21, 2008, the members of the special committee, other than Messrs. Mizrachi and Koffman, met with the special committee’s legal and financial advisors to discuss the current status of negotiations, as reflected in the draft merger agreement exchanged between the parties and the ongoing discussions and negotiations between Bingham and Messrs. Guez and Kay’s legal counsel. At the meeting, the special committee and its advisors discussed in particular the increased offer price of $0.84 in cash per share, Messrs. Guez and Kay’s ability to pay the proposed merger consideration, and the special committee’s ability to entertain competing acquisition proposals and change their recommendation to the Company’s shareholders in specific circumstances. The special committee also reviewed and discussed with their advisors the proposed termination provisions in the merger agreement, the conditions to closing the proposed transaction as reflected in Messrs. Guez and Kay’s revised draft and the special committee’s most recent revised draft, and the consequences of the respective parties’ terminating the merger agreement in specific circumstances. The special committee members present also discussed the current status of a separate, unrelated transaction then being pursued by Mr. Guez, which involved the sale of a portion of his ownership interest in a restaurant business (which transaction is referred to herein as the “Funding Transaction”). Mr. Guez had indicated that the Funding Transaction would provide him with personal funds in excess of the anticipated merger consideration and anticipated costs and expenses incurred in connection with the proposed merger, and therefore was another source of funding for the proposed merger in addition to other resources and funds Messrs. Guez and Kay had indicated would be available to them.

On August 25, 2008, the special committee and its advisors met to update Messrs. Mizrachi and Koffman on the status of discussions and negotiations with Messrs. Guez and Kay, as they were unable to participate in the August 21, 2008 special committee meeting. During this meeting, the other members of the special committee and representatives of Bingham and Houlihan Lokey discussed and responded to questions from Messrs. Mizrachi and Koffman regarding the matters covered at the special committee meeting on August 21, 2008. The members of the special committee and their advisors also discussed specific provisions as set forth in Messrs. Guez and Kay’s initial draft merger agreement as compared to the current terms reflected in the most recent drafts exchanged between the parties, including in particular the circumstances under which the special committee could (a) entertain alternative transaction proposals, (b) change their recommendation to the Company’s shareholders, and (c) terminate the agreement, including the potential consequences of termination. The special committee’s advisors also updated the special committee on the status of the Funding Transaction, based on recent discussions with Messrs. Guez and Kay’s legal counsel. Representatives of Houlihan Lokey also updated and answered questions from the special committee as to other developments since the August 21, 2008 meeting, including their discussions with the Company’s management regarding how the Mervyn’s bankruptcy and a difficult and apparently worsening retail environment were expected to impact the Company’s business and results of operations. At this meeting, the members of the special committee also authorized the Co-Chairmen of the special committee to spearhead negotiations on the open points in the proposed merger agreement, within specified parameters discussed and established by the special committee members during the meeting.

On August 26, 2008, Bingham delivered a revised draft of the merger agreement to Messrs. Guez and Kay’s legal counsel, reflecting the revised terms proposed by the special committee. The revised draft, among other things, modified and expanded the representations and warranties to be made by Messrs. Guez and Kay, provided the special committee and the board of directors the right to change their recommendation to the Company’s shareholders if the failure to do so would be inconsistent with their fiduciary duties, even in the absence of another acquisition proposal, and removed a number of additional closing conditions requested by Messrs. Guez and Kay. The special committee’s revised draft also eliminated any termination fee payments the Company would be required to pay to Messrs. Guez and Kay and required Messrs. Guez and Kay to reimburse the Company for its expenses and to pay the Company an additional $1,000,000 if Messrs. Guez and Kay did not complete the merger in violation of the agreement, in addition to other rights and remedies (including specific performance) that might be available to the Company.

Later in the day on August 26, 2008, Messrs. Guez and Kay’s legal counsel delivered a further revised merger agreement reflecting Messrs. Guez and Kay’s initial responses to the revised draft delivered by Bingham earlier that day.

On August 27, 2008 and August 28, 2008, representatives of Bingham and Messrs. Guez and Kay’s legal counsel spoke several times to discuss the proposed terms in the draft merger agreements previously exchanged between the parties. During these discussions, Bingham communicated the special committee’s positions and concerns to Messrs. Guez and Kay’s legal counsel and Messrs. Guez and Kay’s legal counsel explained the views and concerns of Messrs. Guez and Kay with respect to the various open terms discussed.

On August 29, 2008, the special committee met to discuss the currently proposed terms of the draft merger agreement, based on the most recent drafts exchanged and discussions between the special committee’s advisors and Messrs. Guez and Kay’s legal counsel. At this meeting, Bingham again reviewed with the special committee the general fiduciary obligations of directors of a California corporation and the specific fiduciary duties and standards implicated in the context of evaluating a sale of the Company, including to an interested party. The special committee also received an update on the status of the Funding Transaction, and discussed appropriate evidence and assurances of Messrs. Guez and Kay’s financial wherewithal to complete Messrs. Guez and Kay’s proposed transaction.

Following the August 29, 2008 special committee meeting, Messrs. Simbal and Mizrachi, representatives of Bingham, Mr. Guez, and Messrs. Guez and Kay’s legal counsel held a conference call to discuss the special committee’s concerns regarding Messrs. Guez and Kay’s ability to fund the proposed acquisition of the Company. During this call, Mr. Guez provided personal assurances of his ability to fund the proposed transaction from several sources, including proceeds of the Funding Transaction, personal funds, and by accessing capital and financing available through other businesses he owned or controlled. Mr. Guez also advised the special committee that there were no remaining material conditions to the closing of the Funding Transaction, but that if the Funding Transaction did not close or was materially delayed, he would be able to fund the necessary merger consideration from alternative sources. Mr. Guez in particular confirmed that Messrs. Guez and Kay were aware that there was no financing condition or contingency in the proposed merger agreement. During these discussions, the participants discussed a number of open terms in the draft merger agreement, including among other things, the removal of certain Company covenants and related closing conditions requiring the Company to obtain third party and lender consents, and the special committee’s belief that it would be appropriate to expressly exclude a number of additional events and circumstances in determining whether the Company had experienced a Company Material Adverse Effect under the proposed merger agreement.

On September 3, 2008, Messrs. Simbal and Mizrachi, the Co-Chairmen of the special committee, met with the special committee’s legal and financial advisors to discuss negotiation strategies and the major open terms in the proposed merger agreement, in advance of an in-person meeting between the Co-Chairmen and Mr. Guez. Following the discussions with the special committee’s advisors, the Co-Chairmen met with Mr. Guez to discuss the then-current offer price of $0.84 per share along with other open terms in the draft merger agreement. At this meeting, Mr. Guez advised the Co-Chairmen that $0.84 per share was the highest price Messrs. Guez and Kay would agree to pay and that Messrs. Guez and Kay were unwilling to agree to a condition that the proposed merger be approved by the holders of a majority of the shares not beneficially owned by Messrs. Guez and Kay. However, Mr. Guez did indicate that Messrs. Guez and Kay were willing to modify a number of other terms in the proposed draft in response to specific comments from the Co-Chairmen.

On September 4, 2008, the special committee’s legal and financial advisors and Messrs. Guez and Kay’s legal counsel contacted the Company’s outside litigation counsel to discuss and receive a status update on the still-pending American Rag Cie litigation.

Also on September 4, 2008, at the special meeting of the Company’s shareholders, the shareholders approved an amendment to the Company’s articles of incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio within a range of 1-for-1.5 to 1-for-4. As approved, the reverse stock split would be effected at the discretion of the Company’s board of directors at any time within 12 months following the approval. As noted above, the stated purpose for the reverse stock split was to provide the Company’s board of directors with an alternative intended to increase the market price per share of the Company’s common stock above $1.00, in order to regain compliance with applicable NASDAQ listing standards and avoid the delisting of the Company’s common stock from The NASDAQ Global Market.

On September 5, 2008, Bingham sent revised drafts of the merger agreement and the proposed Guarantee to Messrs. Guez and Kay’s legal counsel, reflecting the revised terms agreed in the September 3, 2008 meeting described above, as well as the special committee’s responses on other terms reflected in the most recent revised drafts delivered by Messrs. Guez and Kay’s legal counsel on behalf of Messrs. Guez and Kay. Among the changes proposed were (i) provisions expressly permitting the special committee and the board of directors to change their recommendation to the Company’s shareholders based on changed circumstances, even in the absence of another acquisition proposal, (ii) changes to the amounts and circumstances in which fees or expense reimbursements would payable by the Company and Messrs. Guez and Kay if the merger agreement was terminated and (iii) additional representations regarding Messrs. Guez and Kay ability to fund the merger consideration at closing.

On September 8, 2008, the special committee met with its advisors to discuss the September 3, 2008 negotiations between Messrs. Simbal and Mizrachi, the Co-Chairmen of the special committee, and Mr. Guez. Bingham representatives also reviewed and discussed with the special committee the current status of negotiations and various specific terms then subject to ongoing negotiations. The participants in the meeting also discussed the continued unwillingness of Messrs. Guez and Kay to increase their per share offer price above $0.84 per share, despite repeated requests and negotiations on the issue of price. The special committee and its advisors also reviewed a number of changes proposed by the special committee and agreed to by Mr. Guez on behalf of Messrs. Guez and Kay at the September 3, 2008 meeting, including (i) provisions allowing the special committee and the board of directors to change their recommendation to the Company’s shareholders with respect to the merger agreement based on changed circumstances, even in the absence of another transaction proposal; (ii) specific additional representations and warranties from Messrs. Guez and Kay, including that they are not aware of material inaccuracies in the Company’s representations and warranties or any facts or circumstances that constitute or reasonably could result in a material adverse effect on the Company; (iii) a provision requiring Messrs. Guez and Kay to reimburse the Company for its expenses incurred in connection with the proposed transaction, plus an additional $500,000, if Messrs. Guez and Kay did not close the merger in breach of the agreement; (iv) the availability of specific performance rights, in addition to any other rights or remedies available to the Company under Messrs. Guez and Kay’s personal guarantees or the proposed merger agreement; and (v) the elimination of certain additional closing conditions Messrs. Guez and Kay had previously proposed. The Co-Chairmen of the special committee advised the other members of the special committee that during the September 3, 2008 meeting, the Co-Chairmen had agreed that, in light of the changes and concessions agreed to by Mr. Guez, the special committee was willing to agree to a “force the vote” provision providing that the Company would submit Messrs. Guez and Kay’s acquisition proposal to a shareholder vote, even if the special committee or the board of directors were to change their recommendation on the offer, unless the agreement was terminated prior to the shareholder meeting held to vote on the proposed merger. At this meeting, the special committee’s advisors also updated the special committee on the current status of the Funding Transaction and the still-pending American Rag Cie litigation, based on their most recent discussions with Messrs. Guez and Kay’s legal counsel and the Company’s outside litigation counsel. Representatives of Houlihan Lokey also discussed with the special committee a theoretical value range for the American Rag Cie brand, based on an hypothetical illustrative analysis conducted by representatives of Houlihan Lokey in response to a request from one of the members of the special committee. As part of this discussion, representatives of Houlihan Lokey indicated that this theoretical analysis was for the special committee’s information only and that Houlihan Lokey did not view it as relevant to, and it would not be used in its analysis of, whether the proposed merger consideration was fair, from a financial point of view, to the Company’s shareholders (other than Messrs. Guez and Kay).

On September 15, 2008, representatives of Bingham and Messrs. Guez and Kay’s legal counsel held a telephone conference to discuss and negotiate the remaining open terms of the draft merger agreement.

On September 19, 2008, the special committee and its legal and financial advisors met with Stephane Farouze, a disinterested member of the board of directors of the Company and the only other member of the board of directors of the Company besides Messrs. Guez and Kay and Patrick Chow, the Company’s Chief Financial Officer, Vice President and Assistant Secretary, to discuss the status and current terms of the proposed transaction, the negotiation process to date and the terms in the draft merger agreement that remained open and subject to further negotiation. In particular, the participants in the meeting discussed and answered questions from Mr. Farouze regarding Company A’s inquiries to Houlihan Lokey described above, Messrs. Guez and Kay’s repeated public and private refusals to support any sale of the Company or its assets to another party, and the implications of Messrs. Guez and Kay’s ability to independently vote down any alternative merger or sale of the Company which they did not approve. At this meeting, representatives of Bingham also discussed and answered questions from the members of the special committee and Mr. Farouze regarding the general fiduciary obligations of directors of a California corporation and the specific fiduciary duties and standards implicated in the context of evaluating a sale transaction, including to an interested party. The special committee’s legal and financial advisors also provided an update and answered questions regarding the Funding Transaction and the American Rag Cie litigation, based on their most recent discussions with Messrs. Guez and Kay’s legal counsel and the Company’s outside litigation counsel. The meeting participants also discussed the steps that were taken to negotiate an increase from Messrs. Guez and Kay’s initial offer price of $0.80 per share to the then-current $0.84 per share, and the special committee’s view that they should continue to seek a further increase, both through negotiations between the parties’ advisors and through additional direct discussions between members of the special committee and Messrs. Guez and Kay. In addition, representatives of Houlihan Lokey reviewed and answered questions from Mr. Farouze regarding its illustrative analysis of the hypothetical value of the American Rag Cie brand, as previously discussed with the special committee at its September 8, 2008 meeting.

On September 26, 2008, the counter-parties to the American Rag Cie litigation amended their complaint to assert additional claims. Thereafter, the special committee’s legal and financial advisors contacted the Company’s outside litigation counsel to receive a status update and discussed the nature of the amended claims and the Company’s litigation counsel’s assessment of the additional claims asserted.

Prior to and during the month of September 2008, general economic conditions in the United States, as well as conditions in the retail and apparel industries, continued to decline. Major events that occurred included, among others:

•

March 14: JP Morgan Chase & Co., in conjunction with the Federal Reserve Bank of New York, provided a 28-day emergency loan to Bear Stearns, intended to forestall a collapse of Bear Stearns. JPMorgan Chase completed its acquisition of The Bear Stearns Companies Inc. on May 30, 2008;

•	September 7: The U.S. government seized control of Fannie Mae and Freddie Mac;

•	September 14: Facing potential bankruptcy, Merrill Lynch & Company agreed to be acquired by Bank of America Corp;

•	September 15: Lehman Brothers Holdings Inc. filed for bankruptcy protection;

•	September 16: The U.S. government lent American International Group Inc. $85 billion in exchange for nearly 80% of its stock;

•	September 22: Goldman Sachs and Morgan Stanley converted into bank holding companies to become eligible for federal financial bailout monies; and

•	September 25: Federal regulators seized Washington Mutual Inc.

These developments, as well as management’s expectations for the Company’s business in light of continued disruptions in the credit and financial markets and what appeared to be an overall slowing of the global economy, were considered and discussed by the members of the special committee and their advisors in the course of discussing and evaluating Messrs. Guez and Kay’s acquisition proposal and whether a sale of the Company might be appropriate and in the best interests of the Company’s shareholders. In particular, the special committee believed that the worsening economic conditions generally, together with the loss of Mervyn’s LLC as a customer, and the difficult retail environment that had caused Macy’s, Inc. to close eleven of its locations as noted above, were clear symptoms of a difficult and worsening retail environment which was likely to adversely affect the Company’s business and prospects and should be taken into account in the context of evaluating Messrs. Guez and Kay’s acquisition proposal and other available alternatives, including continuing to operate as a stand-alone company.

On October 2, 2008, Bingham sent a revised draft merger agreement to Messrs. Guez and Kay’s legal counsel, including, among other proposed changes, an additional carve out to the definition of Company Material Adverse Effect (as defined in the merger agreement) for adverse consequences resulting from any default or event of default caused by the Company’s failure to obtain or maintain any waiver or consent required under the terms of any outstanding indebtedness or financing arrangements of the Company or any of its subsidiaries or affiliates, including credit facilities or other similar arrangements.

Also on October 2, 2008, the Company received a NASDAQ Staff Determination Letter indicating that the Company had failed to timely regain compliance with the $1.00 minimum bid price requirement for continued listing, and that the Company’s securities were therefore subject to delisting from The NASDAQ Global Market. On October 3, 2008, the Company requested a hearing to appeal such determination and to present the Company’s proposal on how they planned to regain compliance with applicable NASDAQ listing standards.

On October 17, 2008, Mervyn’s LLC announced that it was converting its bankruptcy to a Chapter 7 liquidation, and therefore would hold going out of business sales at all of its remaining locations and wind down its business.

On October 19, 2008, Simon Mani, a member of the special committee, met with Mr. Guez at the request of Mr. Guez. At this meeting, Mr. Guez requested the special committee move to finalize negotiations and make a definitive determination as to Messrs. Guez and Kay’s proposed acquisition. At this meeting Mr. Mani inquired as to the status of the Funding Transaction and requested additional information as to Messrs. Guez and Kay’s funding alternatives should the Funding Transaction not close or be materially delayed. Mr. Guez indicated that he had adequate personal assets and financing sources to complete the proposed transaction, but was pursuing a financing commitment from a third party lender to provide additional comfort on the financing issue.

On October 20, 2008, the special committee met with its legal and financial advisors to discuss Mr. Mani’s conversation with Mr. Guez. At this meeting, the special committee determined that Mr. Mani should contact Mr. Guez and press for a further increase in the then-current $0.84 per share offer price, particularly in light of Messrs. Guez and Kay’s desire to bring negotiations to a conclusion and the special committee’s questions regarding Messrs. Guez and Kay’s financial wherewithal to complete the proposed transaction. The special committee requested that its legal advisors also contact Messrs. Guez and Kay’s legal counsel to determine the status of Messrs. Guez and Kay’s third party financing discussions and to request copies of any commitment papers or relevant documentation.

On October 21, 2008, Mr. Mani again met with Mr. Guez and requested that Messrs. Guez and Kay put their best price forward for the special committee’s consideration. Mr. Guez agreed to further increase Messrs. Guez and Kay’s then-current offer price from $0.84 per share to $0.85 per share. Following this meeting, the special committee met with its legal and financial advisors to discuss the increased price and the relative lack of visibility into Messrs. Guez and Kay’s proposed sources of funding, notwithstanding the lack of financing conditions or contingencies in the current terms of the proposed transaction. The special committee’s legal advisors also advised the special committee that, based on discussions with and documents provided by Messrs. Guez and Kay’s legal counsel, Messrs. Guez and Kay had not obtained any formal third party financing commitments, but had contacted a potential lender and obtained a proposal for the lender to conduct due diligence in connection with considering committing financing for the proposed transaction. The special committee discussed the risks of pursuing the proposed transaction before the Funding Transaction closed and funded and without definitively determining the source of financing of Messrs. Guez and Kay, as well as potential risks and advantages of waiting for the Funding Transaction to close and fund or for Messrs. Guez and Kay to arrange other financing commitments. The special committee and its advisors also discussed the status of the ongoing American Rag Cie litigation as well as the fact that settlement discussions apparently were underway to resolve the litigation. The special committee directed its legal advisors to inquire as to the status and terms of any settlement discussions and to report back to the special committee as soon as practicable.

Also on October 21, 2008, the Company received written notification that, in light of the continuing economic troubles and the presumed effects on the trading price of public company stocks, NASDAQ was temporarily suspending its bid price and market value of publicly held shares listing requirements through January 16, 2009. As a result, the Company’s pending hearing to appeal the NASDAQ’s delisting determination was cancelled and NASDAQ indicated it would not continue to pursue the delisting of the Company’s shares through January 16, 2009.

On October 30, 2008, Messrs. Guez and Kay’s legal counsel delivered a further revised draft merger agreement to the special committee’s legal advisors.

During the month of October, the U.S. economy and conditions in the retail and apparel industry continued to decline. During this month, the following major events occurred, among others:

•	October 3: Wachovia Corp. agreed to be acquired by Wells Fargo & Co. for $15.1 billion in stock;

•	October 3: The U.S. House of Representatives approved the $700 billion Troubled Asset Relief Program (TARP) economic rescue package and then President Bush signed the bill into law; and

•	October 9: The Dow Jones Industrial Average closed below 9,000 for the first time since 2003, 39% below its peak of 14,164.53, exactly one year prior.

These developments, as well as management’s most recently revised expectations for the Company’s business in light of the continued disruptions in the credit and financial markets and what appeared to be an overall slowing of the global economy, were considered and discussed by the members of the special committee and its advisors in the course of continuing to discuss and evaluate Messrs. Guez and Kay’s acquisition proposal and whether a sale of the Company might be appropriate and in the best interests of the Company’s shareholders. The members of the special committee and it advisors considered whether these developments might cause Messrs. Guez and Kay to withdraw their acquisition proposal or seek to reduce their offer price.

On November 5, 2008, representatives of Bingham held a telephone conference with the Company’s outside litigation counsel to receive an update on the status of the ongoing American Rag Cie litigation and any related settlement discussions. Following this update, the special committee met with its legal and financial advisors to discuss the status of the American Rag Cie litigation and the settlement discussions, and to review and discuss the remaining open terms in the draft merger agreement. In particular, the special committee reviewed and discussed with its advisors, among other provisions, Messrs. Guez and Kay’s recent agreement to cap the Company’s obligation to reimburse Messrs. Guez and Kay’s expenses at $500,000, and Messrs. Guez and Kay’s acceptance of additional exceptions from the types of events that could be taken into account in assessing whether the Company had experienced a Company Material Adverse Effect. In addition, the special committee believed that in light of continued delays in the Funding Transaction and the fact that no third party financing commitment was in place, the special committee should request additional affirmative covenants of Messrs. Guez and Kay to use their reasonable best efforts to obtain financing to consummate the merger, should their personal assets and resources at any time prove to be inadequate. At this meeting, the special committee’s legal advisors also reviewed with the special committee its understanding of the terms and timing of the Funding Transaction, based on discussions with and documents provided by Mr. Guez’s legal counsel. The special committee and its advisors also reviewed the proposed terms of the American Rag Cie settlement discussions, based on information provided by the Company’s outside litigation counsel and the draft settlement documents most recently provided to the special committee’s legal advisors. The special committee determined that, given the continued degradation of the financial markets and a challenging and apparently deteriorating retail environment, the special committee should move to finalize discussions on the overall terms of the proposed transaction while continuing to monitor the status of the Funding Transaction and the American Rag Cie litigation settlement discussions. At this time, the special committee’s legal advisors also sent the current draft of the merger agreement to Mr. Chow and requested that he carefully review the draft on behalf of the Company to review, confirm and update the proposed Company representations and warranties and other relevant provisions.

Later in the day on November 5, 2008, representatives of Bingham sent a revised draft merger agreement to Messrs. Guez and Kay’s legal counsel.

On November 13, 2008, the Company’s outside litigation counsel updated representatives of Bingham on the status of the then-pending American Rag Cie litigation and related settlement discussions, which Bingham representatives relayed to the special committee.

On November 16, 2008, Bingham representatives provided Messrs. Guez and Kay’s legal counsel a further revised draft merger agreement, reflecting proposed revisions accepted by Messrs. Guez and Kay and additional changes proposed by the special committee.

On November 17, 2008, the Company’s outside litigation counsel updated Bingham representatives on the status of the American Rag Cie litigation and the proposed terms of settlement then under discussion. Also on November 17, Bingham requested that Mr. Chow carefully review the further revised draft merger agreement to confirm and update the proposed Company representations and warranties and other relevant provisions.

On November 18, 2008, the special committee met with its legal and financial advisors to discuss the current status of negotiations, the negotiated terms of Messrs. Guez and Kay’s acquisition proposal as reflected in the current draft merger agreement, and other related matters. Mr. Stephane Farouze, the only other member of the board of directors other than Messrs. Guez and Kay and Mr. Chow, also participated in portions of the meeting at the request of the special committee. At this meeting, representatives of Bingham made a detailed presentation to the special committee and Mr. Farouze concerning fiduciary duties of directors of a California corporation generally and in the context of a proposed sale of the Company, including to an interested party, such as Messrs. Guez and Kay. Bingham representatives also reviewed and discussed with the special committee and Mr. Farouze the course and status of negotiations, specific terms and conditions of the draft merger agreement, and specific potential advantages and disadvantages of entering into a transaction with Messrs. Guez and Kay versus pursuing other alternatives that might be available to the Company, including rejecting Messrs. Guez and Kay’s acquisition proposal and continuing to operate as a stand-alone entity. Bingham representatives specifically reviewed changes in a number of terms to the proposed merger agreement that had been negotiated since the last draft reviewed by and discussed with Mr. Farouze at the September 19 meeting described above.

Following Bingham’s presentation, representatives of Houlihan Lokey reviewed with the special committee its financial presentation and analysis and responded to specific questions from the members of the special committee and Mr. Farouze regarding the currently proposed terms of the merger agreement, the nature and type of consideration proposed to be paid, financial and credit conditions generally, the timing of considering a sale of the Company, and other matters. At this time, Houlihan Lokey was not asked to and did not deliver its opinion as to whether or not the proposed merger consideration of $0.85 in cash per share was fair, from a financial point of view, to the Company shareholders, other than the Excluded Persons.

On December 23, 2008, the Company and its wholly-owned subsidiary, Private Brands, Inc., entered into a settlement agreement dated December 18, 2008 with American Rag Cie, LLC and American Rag Cie II and certain other parties (the “Settlement Agreement”) providing for a settlement and release of all claims with respect to the previously disclosed litigation with American Rag Cie, LLC and American Rag Cie II. American Rag Cie, LLC owns the trademark “American Rag Cie,” which had been licensed to Private Brands, Inc. on an exclusive basis throughout the world except for Japan and pursuant to which Private Brands, Inc. sold American Rag Cie branded apparel to Macy’s Merchandising Group and had sub-licensed to Macy’s Merchandising Group the right to manufacture certain categories of American Rag Cie branded apparel in the United States. Pursuant to the Settlement Agreement, the parties agreed: (i) to dismiss the American Rag Cie litigation and release all claims asserted in such action; (ii) that the Company’s 45% membership interest in American Rag Cie, LLC would be redeemed so that the Company no longer owns an equity interest in American Rag Cie, LLC; and (iii) to amend the existing license agreement with respect to the “American Rag Cie” trademark effective October 1, 2008.

On December 23, 2008, in connection with the Settlement Agreement, Private Brands, Inc. and American Rag Cie, LLC entered into an amended license agreement (the “Amended License Agreement”) which amended and restated the prior license agreement for the “American Rag Cie” trademark to, among other things: (i) extend the initial term of the agreement to September 30, 2018, with six consecutive ten-year automatic renewal terms; (ii) amend the licensed territory to consist of the United States, Canada, Mexico and Bermuda only; (iii) reduce the annual guaranteed minimum royalties and revise the applicable royalty rates; (iv) clarify the provisions regarding calculation of royalties and reporting; and (v) amend the termination provisions.

Also on December 23, 2008, the Company received written notification that NASDAQ had extended the suspension of its bid price and market value of publicly held shares requirements for continued listing on the exchange through Friday, April 17, 2009, and therefore NASDAQ would not take any action through April 17, 2009 to delist the Company’s common stock for non-compliance with the minimum bid price listing standards.

On December 28, 2008, Macy’s, Inc., a major purchaser and the exclusive retailer of certain categories of American Rag Cie apparel, announced it was closing eleven underperforming stores.

On December 29, 2008, the Funding Transaction closed, and on January 16, 2008, Messrs. Guez and Kay provided the members of the special committee with copies of bank correspondence confirming the availability of funds to pay the proposed merger consideration.

On January 19, 2009, Houlihan Lokey received an unsolicited telephone call from Company A. Representatives of Houlihan Lokey and a representative at Company A spoke on January 20, 2009. The Company A representative inquired as to the status of Messrs. Guez and Kay’s proposed transaction, requested additional information concerning the American Rag Cie litigation settlement and asked Houlihan Lokey to confirm that if Company A were to send Houlihan Lokey a letter expressing interest in the Company’s rights to the American Rag Cie apparel brand or some other proposal, that such indication would be submitted by representatives of Houlihan Lokey to the special committee or the Company’s board of directors. Houlihan Lokey representatives confirmed that they would do so promptly upon receipt. The representatives of Company A did not make any transaction proposal or discuss any terms of any proposed transaction involving the Company either during or after this call.

On January 21, 2009, representatives of Houlihan Lokey and Bingham held a telephone conference with Mr. Simbal, one of the two Co-Chairman of the special committee) to inform him of Company A’s unsolicited inquiry. Mr. Mizrachi, the other Co-Chairman of the special committee, was unable to participate. Representatives of Houlihan Lokey noted that Company A had not submitted a letter of interest and had not indicated any specific terms or interest in any specific transaction during the January 20th call.

Later on January 21, 2009, representatives of Bingham received a call from counsel to Messrs. Guez and Kay in which counsel to Messrs. Guez and Kay requested the special committee postpone its meeting scheduled for January 22, 2009 at which the special committee planned to reach a final determination to decide whether or not to recommend approval of Messrs. Guez and Kay’s acquisition proposal to the board of directors (other than Messrs. Guez and Kay). According to Messrs. Guez and Kay’s legal counsel, the postponement was requested because, should a transaction be approved, logistical constraints would materially delay the delivery of required signatures and third party consents to the proposed transaction.

On January 22, 2009, the special committee met with its legal and financial advisors to discuss the further delay in finalizing the proposed transaction and to discuss the most recent unsolicited inquiry from Company A. The special committee members instructed the special committee’s legal advisors to contact Messrs. Guez and Kay’s legal counsel and inform them that the special committee was prepared to finalize its review of Messrs. Guez and Kay’s proposed transaction as promptly as reasonably practicable.

On February 5, 2009, Messrs. Guez and Kay’s counsel advised Bingham representatives that they anticipated having all of the required signatures and third party consents to the proposed transaction shortly and that Messrs. Guez and Kay would be in a position to execute the transaction documents as early as February 11, 2009, if the proposed transaction were to be approved by the special committee and the Company’s board of directors (other than Messrs. Guez and Kay). Following this call, the special committee scheduled a meeting to discuss the proposed transaction and to reach a final determination on whether or not to recommend approval to the full board of directors (other than Messrs. Guez and Kay).

On February 12, 2009, the special committee and its legal and financial advisors met with Messrs. Farouze and Chow, the only other members of the board of directors of the Company besides Messrs. Guez and Kay. The purpose of the meeting was to allow the special committee to complete its review of, and consider its recommendation to the other directors regarding, Messrs. Guez and Kay’s acquisition proposal. Bingham representatives advised the participants in the meeting that as of that morning a required lender consent to the proposed transaction had not been obtained as had been expected. Mr. Chow told the special committee that the Company anticipated receiving the required lender consent by the close of business on February 18, 2009. The members of the special committee excused Messrs. Farouze and Chow from the meeting and discussed with the special committee’s advisors the relative risks and potential benefits of the special committee finalizing its review of the proposed transaction and making a recommendation to the full board of directors (other than Messrs. Guez and Kay) prior to obtaining the required lender consent, with the execution of the merger agreement (if approved by the board of directors) to be subject to the receipt of the required lender consent prior to the close of business on February 18, 2009. The members of the special committee determined that it would be most prudent and appropriate to defer their final determination and recommendation with respect to the proposed transaction until the required lender consent was in place, such that there would be no delay or impediment to executing a definitive agreement for the proposed transaction, should the special committee recommend the proposed transaction and should the full board of directors (other than Messrs. Guez and Kay) approve the proposed transaction.

On February 24, 2009, Macy’s Inc., a major customer of the Company and an exclusive retailer for specific categories of American Rag Cie branded apparel, reported earnings of $310 million for the fiscal quarter ended January 31, 2009, compared with $750 million in the year-ago quarter, a drop by almost 60 percent.

On February 26, 2009, the special committee held a telephonic meeting with representatives of Bingham and Houlihan Lokey, as well as Messrs. Chow and Farouze, to discuss and consider the final negotiated terms of the transaction documents, to complete the special committee’s review and consideration of the proposed merger agreement, and for the special committee to make its final recommendation as to whether the Company’s board of directors (other than Messrs. Guez and Kay) should approve or reject the merger agreement and the proposed merger. Representatives of Houlihan Lokey reviewed with the special committee and Messrs. Farouze and Chow its financial presentation and analysis and responded to specific questions from the members of the special committee and Messrs. Farouze and Chow regarding its analysis and the specific valuation methodologies used by Houlihan Lokey. Following further discussion, Houlihan Lokey was asked to and did orally render its fairness opinion to the special committee, which subsequently was confirmed in writing. See “Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” attached as Annex B to the effect that, as of February 26, 2009, subject to the qualifications, limitations and assumptions reflected in their written opinion, the merger consideration proposed to be received by the shareholders of the Company (other than the Excluded Persons) pursuant to the merger agreement was fair to such shareholders from a financial point of view.

Following additional discussion, representatives of Bingham then reviewed with the special committee and Messrs. Farouze and Chow its presentation covering, among other things, the general fiduciary duties of directors of California corporation, as well as specific duties and standards implicated in evaluating a potential sale of a California corporation, the terms of the merger agreement and certain factors discussed below. Messrs. Farouze and Chow were then excused from the meeting. After further discussion, the members of the special committee unanimously determined the negotiated terms of the merger agreement and the proposed merger were fair to, and in the best interests of, the Company and its unaffiliated shareholders, and further unanimously resolved to recommend that the Company’s board of directors (other than Messrs. Guez and Kay) approve the merger agreement.

Following the special committee meeting, a meeting of the Company’s board of directors (other than Messrs. Guez and Kay) was convened. The special committee delivered its unanimous recommendation that the full board of directors (other than Messrs. Guez and Kay) approve the merger agreement, and the reasons for its recommendation. The special committee also reminded the members of the Company’s board of directors present that Houlihan Lokey had orally rendered its fairness opinion to the effect that, as of February 26, 2009, subject to the qualifications, limitations and assumptions reflected in their written opinion, the merger consideration proposed to be received by the shareholders of the Company (other than the Excluded Persons) pursuant to the merger agreement was fair to such shareholders from a financial point of view. See “Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” attached as Annex B. After discussing and considering, among other things, certain factors as described below, and certain factors considered in the meeting, the financial analyses and opinions of Houlihan Lokey and the recommendation of the special committee, the Company’s board of directors (other than Messrs. Guez and Kay) approved resolutions reflecting that the proposed terms of the merger agreement and other transaction documents, and the merger and other transactions contemplated thereby, are fair to, and in the best interests of the Company and its unaffiliated shareholders, approving the merger agreement and other transaction documents, approving the merger and the other transactions contemplated thereby, and resolving to recommend that the Company’s shareholders approve the merger agreement and the other transactions contemplated thereby.

After the board meeting was adjourned, Bingham and Messrs. Guez and Kay’s counsel finalized the definitive documentation for the transaction, based on the terms approved by the special committee and the members of the board of directors (other than Messrs. Guez and Kay), and the merger agreement and related agreements were executed and delivered later that afternoon. The Company announced the execution of the merger agreement on February 26, 2009 in a press release and Current Report on Form 8-K, which included a copy of the executed merger agreement and the Guarantee as exhibits.

During the negotiation process described above, the special committee, together with its legal and/or financial advisors, formally met on twenty one separate occasions to discuss Messrs. Guez and Kay’s acquisition proposal, the status of discussions and negotiations regarding the terms proposed by Messrs. Guez and Kay, general economic trends and conditions affecting the Company, the retail apparel industry, the Company’s customers and potential customers, and other alternatives that might be available to the Company, including rejecting Messrs. Guez and Kay’s acquisition proposal and continuing to operate as a stand-alone entity. During these meetings, members of the special committee had the opportunity to, and did, question its legal and financial advisors as to matters relevant to their duties as directors, and their discussions and deliberations with respect to Messrs. Guez and Kay’s acquisition proposal, the terms of the proposed merger agreement, and the other alternatives available to the Company. During the negotiation process, Messrs. Farouze and Chow were provided with periodic updates on the terms and conditions under negotiation and an opportunity to ask questions and raise concerns concerning the terms of the proposed transaction and the factors the special committee was considering in their discussions and evaluation of the acquisition proposal. Mr. Chow also periodically reviewed drafts of the merger agreement on behalf of the Company to confirm and update the proposed Company representations, warranties and covenants and other relevant provisions. In addition, at or in preparation for various meetings of the special committee, the special committee and its legal and financial advisors solicited and considered the views of management of the Company (other than Messrs. Guez and Kay) with respect to Messrs. Guez and Kay’s acquisition proposal, the Company’s results of operations and anticipated prospects, the impacts of the difficult and potentially worsening economy and retail environment, and with respect to other alternatives that might be available to the Company.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

Our Board of Directors

As discussed in greater detail below, our board of directors (other than Messrs. Guez and Kay, who are making no recommendation in their capacity as directors, due to their interest in the merger) believes that the merger agreement and the merger (which is the Rule 13e-3 going private transaction for which a Schedule 13E-3

Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the merger agreement, are substantively and procedurally fair to the Company and our unaffiliated shareholders. The recommendation of our board of directors is based, in part, upon the unanimous recommendation of the special committee.

The Special Committee

The special committee is a committee of our board of directors formed on April 25, 2008 for the sole purpose of reviewing, evaluating and negotiating the “going private” transaction proposed by Messrs. Guez and Kay, other alternatives available to the Company, and otherwise representing the interests of our unaffiliated shareholders. The special committee is comprised of four independent (as defined under NASDAQ Marketplace Rules) members on the Company’s board of directors who are not participating in the transaction with Messrs. Guez and Kay and have no personal or financial interest in the completion of the merger other than to receive the same consideration for any shares of our common stock as any other shareholder. The special committee is comprised of Mitchell Simbal and Joseph Mizrachi, who serve as Co-Chairmen of the committee, and Milton Koffman and Simon Mani.

Recommendation of the Special Committee

In unanimously determining to recommend the approval of the merger agreement and the merger to the board of directors, the members of the special committee relied upon, among other things, their personal knowledge of the Company, its business and the industry in which the Company operates, and consulted with members of the Company’s management (other than Messrs. Guez and Kay) with respect to strategic and operational matters pertaining to the Company deemed relevant to the members of the special committee for purposes of their evaluation of the acquisition proposal submitted by Messrs. Guez and Kay. In addition to the negotiated terms of the merger agreement, the special committee also reviewed, considered and discussed the terms and potential ramifications of the Guarantee that would be executed by Messrs. Guez and Kay in favor of the Company in connection with the merger agreement. The special committee also obtained advice from and consulted with its legal advisors, Bingham, and its financial advisors, Houlihan Lokey, with respect to matters the special committee determined to be reasonably within the experience and expertise of Bingham and Houlihan Lokey, respectively, and reviewed and discussed with representatives of Houlihan Lokey the financial analyses they prepared and the assumptions, sensitivities and applicable variables reflected in its analyses.

In determining to unanimously recommend that the Company’s board of directors (other than Messrs. Guez and Kay) approve the merger agreement, the special committee reviewed and considered a number of factors, including the following factors that the special committee generally viewed as favoring approval of the proposed merger agreement:

•	the fact that the $0.85 per share merger consideration is all cash, and therefore has a fixed easily determinable value that would be realized by each shareholder for its shares;

•

the fact that the proposed $0.85 in cash per share merger consideration represents a premium of (i) 129.7% over the Company’s stock price at the close of business on February 26, 2009, the last full trading day prior to announcement of the execution of the merger agreement; and (ii) 28.8% over the Company’s stock price at the close of business on April 24, 2008, the last trading day prior to the date Messrs. Guez and Kay submitted a letter to the board of directors of the Company announcing their desire to acquire 100% of the outstanding shares of the Company not already beneficially owned by them;

•

the special committee’s belief that the difficult retail environment and challenging general economic conditions had adversely affected, and were expected to continue to adversely affect, the Company’s business, financial performance and condition, results of operations, and anticipated prospects, as well as its ability to successfully execute on its current long-term strategy and realize or exceed management’s current projections for the Company, and therefore a sale of the Company at a premium price might be an attractive alternative;

•

the fact that closing prices of the Company’s common stock ranged from a low of $0.59 to a high of $0.72 in the five day trading period leading up to, and a low of $0.68 to a high of $0.71 in the five day trading period following, the date Messrs. Guez and Kay submitted their letter to the board of directors of the Company announcing their desire to take the acquire 100% of the outstanding shares of the Company not already beneficially owned by them;

•

the fact that the significant decline in equity markets that began during the third quarter of 2008, continuing through the execution of the merger agreement, made it less likely in the view of the special committee that the Company’s stock price would trade at levels higher than the offer price in the foreseeable future despite the fact that in prior periods the stock had traded at prices well in excess of $0.85 per share;

•

concerns that the Company’s stock price will not consistently trade in the near term at or above $0.85 per share, and if so, the Company’s shareholders would not be able to obtain the same value as offered in the merger for their shares, despite the Company’s projected return to profitability in 2010;

•

the view that even if the Company’s stock were to trade in the $0.85 per share range, it would be unlikely that all shareholders of the Company could realize that price or a higher cash value for their shares in the near term, given the typically low trading volume in the Company’s shares and the presumed downward pricing pressure if a large volume of the Company’s shares were sold in the market at or around the same time;

•

as a result of the merger, the Company’s shareholders would recognize a fixed cash value for their shares and therefore would not be subject to the potential risks of holding the Company’s common stock were it to operate as a stand-alone public company in a difficult and challenging business and economic environment;

•

the special committee’s belief that as a result of the merger, the shareholders would avoid the potential adverse consequences to the Company of a difficult economic environment, including risks of declines in the trading price of the Company’s stock, potential customer insolvency or other financial difficulties, and potential reduced orders and sales volume resulting from a difficult retail sales environment and what appears to be a slowing economy;

•

by being cashed out in the merger, the shareholders would avoid potential risks resulting from the departure of Charles Ghailian, a former employee, officer and top salesman of the Company, and the fact that he is not bound by any non-compete or non-solicitation restrictions and could use his personal contacts and skills as a salesman to compete with the Company;

•

the special committee’s belief that through the special committee’s transaction evaluation and negotiation process and the personal efforts of the special committee members, the special committee negotiated a full and fair price for the Company’s stock, preserved the Company’s ability to entertain alternative transaction proposals and to change the recommendation to the Company’s shareholders before the merger closes based on changed circumstances, even if no other offer is made for the Company, and that overall the terms of the merger are fair to, and in the best interests of, the Company and its unaffiliated shareholders;

•	the fact that Messrs. Guez and Kay have jointly and severally agreed to personally guarantee Parent’s and Merger Sub’s payment obligations (subject, in the case of Mr. Kay to a $5,000,000 aggregate cap on his personal liability), providing additional recourse and protections for the Company and exposing Messrs. Guez and Kay to the possibility of significant personal liability if they do not close the merger in breach of the merger agreement; and

•

the fact that Messrs. Guez and Kay provided bank account information showing the availability of cash to pay the merger consideration and provided additional representations, warranties and covenants regarding the Messrs. Guez and Kay’s ability and obligation to access adequate funds to pay the merger consideration;

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the views of the special committee and its financial advisor regarding the likelihood of a potential bidder making a more attractive transaction proposal than the $0.85 cash price per share in the acquisition proposal submitted by Messrs. Guez and Kay, given Messrs. Guez and Kay’s ability to block the sale of the Company and their publicly and privately stated positions that they would not consider any other transaction proposals;

•

the fact that, subject to the requirements of California law, shareholders who do not support Messrs. Guez and Kay’s proposal, and who follow certain prescribed procedures, may be entitled to appraisal rights to be paid the fair value of their shares (as determined by a court), and that Messrs. Guez and Kay have no right to terminate the proposed merger agreement even if the Company’s shareholders pursue those rights;

•

the risk that if the Company did not enter into the merger agreement, the proposed consideration might be reduced or the offer withdrawn with no ability to recoup the Company’s expenses incurred in evaluating Messrs. Guez and Kay’s acquisition proposal, thereby losing an attractive alternative to the Company’s shareholders, particularly in light of the Company’s recent results of operations, management’s current expectations and projections for the Company’s business, the potential for significant economic pressure on the Company’s current and potential customers, and the continued challenges associated with the difficult financial and credit markets and what appears to be a worsening retail environment;

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the financial analysis reviewed by Houlihan Lokey with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 26, 2009), with respect to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders in the merger, as of February 26, 2009 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 44.

The special committee also specifically considered the following:

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the limited number of representations, warranties and covenants of the Company in the merger agreement, as compared to a typical third party transaction, which in the special committee’s view reduces the likelihood of a breach of a Company representation, warranty or covenant that might permit Messrs. Guez and Kay to not close the proposed merger;

•	the limited number of closing conditions in the merger agreement, and in particular that the merger agreement does not include any financing condition or contingency;

•

the fact that the closing condition in the merger agreement requiring that the Company has not experienced a Material Adverse Effect (as defined in the merger agreement) since the date of signing excludes a number of specific risks and potential material changes, including, among others, the following: (i) the negative effects of the Mervyn’s LLC bankruptcy proceedings;

(ii) general changes to the economy; (iii) changes in the Company’s stock trading price; (iv) any failure of the Company to meet its own or analysts’ projections; and (v) any default or event of default resulting from any failure to obtain or maintain any waiver or consent required under the terms of the Company’s or its subsidiaries’ indebtedness or financing arrangements;

•

the fact that the merger agreement permits the Company’s board of directors and special committee to respond to unsolicited third party transaction proposals and specifically allows a change of recommendation to the Company’s shareholders in the event of changed circumstances, even if no alternative transaction has been proposed, subject to reimbursing Messrs. Guez and Kay for up to $500,000 of their transaction expenses; and

•

the fact that if Messrs. Guez and Kay do not complete the proposed merger in breach of the proposed agreement, the Company: (i) will be entitled to reimbursement of its transaction expenses plus $500,000; (ii) will have the right to separately seek specific performance of the terms or the merger agreement; and (iii) will also be entitled to enforce the Guarantee.

Prior to making its fairness determination and recommendation, the special committee also considered and discussed with its financial advisor the Company’s net book value of approximately $0.32 per share, as of December 31, 2008. In determining the fairness of the merger, the special committee did not believe the Company’s net book value to be a reliable basis on which to value the Company’s common stock, because net book value is based upon historical costs and not the fair market value that would be expected to be attributed to either a share of the Company’s common stock or the Company as a whole in a change of control transaction. The special committee came to this conclusion, in part, based upon the advice of Houlihan Lokey as to how the public equity markets value apparel manufacturing companies such as the Company, as well as Houlihan Lokey’s assessment that net book value is not a relevant valuation method for such companies.

In addition, although the special committee discussed generally with Houlihan Lokey whether a liquidation value analysis would be an appropriate analysis to value the Company, the special committee did not review or rely on a liquidation analysis. Houlihan Lokey advised the special committee it did not consider the liquidation value of the Company to be a relevant valuation method because of the nature of the Company’s business, its industry and its assets, as well as the fact that the Company had the capital necessary to operate as a going concern and did not otherwise have solvency issues. Accordingly, after discussion with Houlihan Lokey, the special committee concluded that the Company’s value should be based on the Company’s capacity to derive future revenues and cash flow as a going concern and not on its liquidation value.

In making its determination and recommendation set forth herein, the special committee also considered a going concern valuation analysis for the Company, as reflected in Houlihan Lokey’s presentation. Houlihan Lokey’s going concern valuation analysis relied upon a selected companies analysis, a selected transactions analysis and a discounted cash flow analysis, all as more fully discussed below under “Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 44.

The special committee was not aware of, and thus did not consider in its fairness determination any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation of us with or into another company, a sale of all or a substantial part of our assets, or the purchase of our voting securities that would enable the holder to exercise control over us.

The special committee did not rely in making its fairness determination on data from any recent purchases of our common stock during the past two years by the Company or by Messrs. Guez and Kay and the Kay Living Trust. The only such purchase of the Company’s common stock known to the special committee was made by the Company in connection with a settlement agreement with a prior employee, who agreed to return 1,500,000 shares to the Company in partial consideration of a release by the Company of potential claims against the employee. The special committee did not believe such redemption of shares in partial consideration of a release of potential claims to be a reliable indication of value or otherwise relevant to its evaluation of Messrs. Guez and Kay’s acquisition proposal.

The special committee also specifically considered factors relating to the procedural fairness of the merger, include, among other things:

•

the Company’s board of directors appointed the special committee to evaluate the proposed transaction and to consider and negotiate the terms of the merger agreement on behalf of the Company (with the assistance of disinterested members of management and the special committee’s legal and financial advisors);

•

although the special committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger, the special committee did select and retain the services of its own independent legal and financial advisors to provide advice and assistance to the special committee in evaluating the acquisition proposal submitted by Messrs. Guez and Kay and other alternatives available to the Company and negotiating the terms of the merger agreement;

•	no member of the special committee is an officer, employee or principal shareholder of the Company;

•	no member of the special committee has any economic interest or expectancy of economic interest in the Parent or any of its affiliates or the surviving corporation of the merger;

•	no member of the special committee is entitled to any payment that is contingent upon the approval or the consummation of the proposed merger;

•	each member of the special committee is an independent director, as that term is defined and construed under applicable SEC and NASDAQ listing standards

•

the special committee, together with its legal and financial advisors, formally met on twenty one separate occasions to discuss the acquisition proposal submitted by Messrs. Guez and Kay, the status of discussions and negotiations regarding the terms proposed by Messrs. Guez and Kay, general economic trends and conditions affecting the Company, the retail apparel industry, the Company’s customers and potential customers, and the other alternatives that might be available to the Company, including continuing to operate as a stand-alone entity;

•

the members of the special committee periodically met with Mr. Farouze to update him on the status and open issues of the proposed transaction during the course of negotiations to allow him to ask questions and raise issues of concern as a disinterested member of the board of directors;

•

Mr. Chow, a member of the board of directors and the Chief Financial Officer, Vice President and Assistant Secretary of the Company, periodically reviewed drafts of the merger agreement during the course of negotiations to confirm the accuracy, scope and substance of the Company’s representations, warranties and covenants and was provided an opportunity to ask questions and raise concerns with respect to the terms of the proposed transaction;

•	the members of the special committee and Mr. Farouze had the opportunity to, and did, question representatives of Bingham and Houlihan Lokey as to matters relevant to their deliberations;

•

representatives of Bingham and Houlihan Lokey made themselves available to members of the special committee who wished to contact them individually to ask questions relevant to their individual duties or deliberations;

•	although the merger is not conditioned upon the approval of the holders of a majority of the shares not beneficially owned by Messrs. Guez and Kay and the Kay Living Trust, under our articles of incorporation, the merger requires the approval of the holders of 66 2/3% of the outstanding shares of the Company’s common stock, and therefore Messrs. Guez and Kay’s acquisition proposal cannot be approved without the approval of shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, that hold at least 25.16% of the outstanding shares of our common stock;

•

six of the eight directors of the Company (representing all of the directors other than Messrs. Guez and Kay) unanimously: (i) determined that the terms of the merger agreement and the merger are fair to, and in the bests interests of, the Company and its unaffiliated shareholders, (ii) approved the execution, delivery and performance by the Company of its obligations under the merger agreement, and (iii) resolved to recommend the approval of the merger agreement to the Company’s shareholders;

•	five of the six directors described in the preceding bullet point are not employed by the Company;

•

the Company’s shareholders will have the right to demand appraisal of their shares, subject to, and in accordance with, the procedures established by California law, and doing so will not trigger any condition to Messrs. Guez and Kay’s obligations; and

•

the merger agreement includes provisions allowing the Company to entertain alternative acquisition proposals and permits the special committee and the board of directors to change their recommendation to the Company’s shareholders prior to the completion of the merger based on changed circumstances, even if no alternative acquisition proposal is submitted to the Company.

The special committee also considered and balanced the generally favorable factors and procedures described above against potential risks or potentially unfavorable factors, including the following:

•

the fact that the Company’s stock had traded above the current $0.85 per share offer price within the last 12 months prior to the execution of the merger agreement, including its 52 week high from the date the acquisition proposal was submitted to the Company of $1.51 reached on April 30, 2007, and could trade at or above the current $0.85 per share offer price in the future;

•

since the transaction is an all cash sale of 100% of the Company, Company shareholders (other than Messrs. Guez and Kay and the Kay Living Trust) will not have any opportunity to participate in any future growth of the Company or increases in the value of its stock after the merger;

•

the fact that the Company was effectively precluded from conducting a broad market test or auction process, due to Messrs. Guez and Kay and the Kay Living Trust’s ownership of approximately 41.51% of the Company’s outstanding stock, the requirement that any merger or sale of all or substantially all of the assets requires a 66 2/3% vote, and Messrs. Guez and Kay’s repeated public and private statements that they would not support any sale of the Company to another party;

•

the fact that despite the special committee’s repeated efforts during the course of negotiating the merger agreement, Messrs. Guez and Kay would not agree to condition the merger on receiving the approval of the holders of a majority of the shares held by unaffiliated shareholders (i.e., a “majority of the minority” approval request);

•

the deal protection measures in the merger agreement and Messrs. Guez and Kay’s voting power to block any merger or sale of the Company under the terms of the Company’s charter may inhibit other potential acquirers or alternative transaction parties from making alternative bids for the Company, even if they might otherwise be capable of paying more for the Company than Messrs. Guez and Kay have agreed to pay;

•

the board of directors’ and special committee’s rights to change their recommendation based on changed circumstances or to accept a Superior Offer (as that term is defined in the merger agreement) generally requires the reimbursement of up to $500,000 of Messrs. Guez and Kay’s transaction expenses, and therefore is not without monetary cost;

•

Messrs. Guez and Kay’s obligations are subject to there being no Company Material Adverse Effect (as defined in the merger agreement) between the signing of the merger agreement and the closing of the merger, and there is no guarantee that a Company Material Adverse Effect will not occur during that period;

•

although Messrs. Guez and Kay have provided bank statements confirming available funds for the merger, are making representations and warranties as to their ability to pay the proposed merger consideration, have agreed to personally guarantee the merger payments, and there is no financing condition or contingency in the merger agreement, it is possible Messrs. Guez and Kay may not have the funds to consummate the merger and may not be able to obtain third party financing given the current credit environment, which would prevent a closing and could effectively limit the Company’s ability to pursue other remedies, including specific performance;

•

in light of the American Rag Cie litigation settlement, the significant expense and uncertainties associated with that litigation have been eliminated, and the Company could potentially realize significant value from exploiting rights to the American Rag Cie brand;

•

the Company has incurred and will continue to incur significant transaction costs and expenses in connection with evaluating Messrs. Guez and Kay’s acquisition proposal, negotiating the terms of the merger agreement, preparing proxy materials relating to the merger and other related activities, regardless of whether or not the merger is consummated;

•

under the merger agreement, the Company management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect the Company’s business to the detriment of the Company’s shareholders if the merger ultimately is not completed; and

•

the operations of the Company are limited by interim operating covenants during the period between signing the merger agreement and the closing of the merger, which could effectively limit the Company’s ability to undertake strategic initiatives or other material transactions that otherwise might be pursued for the benefit the Company and its shareholders in the absence of the proposed merger.

The special committee weighed the potential benefits, advantages and opportunities presented by the proposed merger against the potential risks and other negative factors described above. The special committee concluded that on balance the potentially negative factors were outweighed by benefits to the Company’s shareholders of monetizing their investment in the Company for $0.85 per share in cash within a relatively short period of time if the merger conditions are satisfied. On balance, the special committee believed that the all-cash merger would maximize the value of the Company’s shares for its shareholders as compared to other alternatives reasonably available to the Company, including rejecting Messrs. Guez and Kay’s acquisition proposal and continuing to operate in the ordinary course, and also would limit or eliminate the risk of further diminution in the market value of the Company’s shares due to the current challenging economic environment and the inherent uncertainty regarding the Company’s and its customers’ future prospects.

Accordingly, the special committee concluded that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to the Company and its unaffiliated shareholders, and unanimously recommended to the members of the Company’s board of directors

(other than Messrs. Guez and Kay) that the board of directors (i) approve the execution, delivery and performance by the Company of its obligations under the merger agreement, (ii) present the merger agreement to the Company’s shareholders for their approval, and (iii) recommend to the shareholders that they vote to approve the merger agreement.

The members of the special committee were aware that the Company had outstanding receivables from Seven Licensing Company, an affiliate of Mr. Guez, and considered and discussed the receivables with Houlihan Lokey during the course of the Special Committee’s deliberations. Seven Licensing Company is a customer of the Company and therefore places orders with, and incurs associated payables to, the Company for goods acquired from or through the Company in the ordinary course. As of December 31, 2008, the amount of the receivable was approximately $21.6 million and as of March 31, 2009, the receivable was approximately $15.4 million. Houlihan Lokey advised the special committee that it had considered the Seven Licensing Company receivables in its analyses and, based on Houlihan Lokey’s understanding that there were no concerns as to the collectability of the receivable, there was no analytical reason to treat the receivable differently from any other receivable from any other customer. The other members of our board of directors (other than Messrs. Guez and Kay) also were aware of this receivable, as it was discussed both with the special committee and its advisors as well as in the context of ordinary course board and audit committee discussions.

In making its determination and recommendation set forth above, the special committee relied on the business experience of its members and their active role in overseeing, negotiating and overseeing the execution of the merger agreement, with the advice and assistance of the Company’s management (other than Messrs. Guez and Kay) and the special committee’s experienced legal and financial advisors.

The foregoing discussion of the information and factors considered by the special committee in making their determination and unanimous recommendation as to the merger agreement and the merger is not intended to be exhaustive, but addresses the principal information and factors considered by the special committee in its review, evaluation and ultimate recommendation in favor of the merger agreement and the merger. In reaching its conclusion, and in making its unanimous recommendation to the members of the Company’s board of directors (other than Messrs. Guez and Kay), the special committee did not find it practicable to assign, and did not assign, any relative or specific weight to the range of information and the many positive and negative factors that were considered, and individual members of the special committee may have given different weight to different factors or considered other or additional factors to those described above in arriving at their respective determinations and recommendations.

Recommendation of the Board of Directors

As noted above, at its meeting on February 26, 2009, the special committee unanimously concluded that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and our unaffiliated shareholders, and recommended to the Company’s board of directors that the board of directors (other than Messrs. Guez and Kay): (i) approve the execution, delivery and performance by the Company of its obligations under the merger agreement, (ii) present the merger agreement to the Company’s shareholders for their approval, and (iii) recommend that the Company’s shareholders vote to approve the merger agreement.

At a meeting of the board of directors (other than Messrs. Guez and Kay) held immediately after the special committee’s February 26 meeting, and after a period of discussion and deliberation during which the special committee gave its recommendation as noted above and responded to questions from those directors who are not members of the special committee, all of the members of the Company’s board of directors (other than Messrs. Guez and Kay), acting upon the unanimous recommendation of the special committee, unanimously (i) determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Company and our unaffiliated shareholders, (ii) approved the execution, delivery and performance by the Company of its obligations under the merger agreement and (iii) resolved to recommend the approval of the merger agreement to the Company’s shareholders. The directors who took the actions discussed in clauses (i), (ii) and (iii) in the preceding sentence include all five of the Company’s eight directors who are not employed by the Company.

In reaching these determinations, the members of the Company’s board of directors present considered a presentation prepared by Bingham for the special committee which was delivered prior to and reviewed with the special committee and Messrs. Farouze and Chow at the February 26, 2009 special committee meeting. This presentation reflected an updated version of a presentation previously delivered to the special committee and Mr. Farouze prior to the November 18, 2008 special committee meeting and that was reviewed with the special committee and Mr. Farouze at such meeting. Bingham’s presentation covered, among other things, the general fiduciary duties of directors of California corporation, as well as specific duties and standards implicated in evaluating a potential sale of a California corporation, the current terms of the merger agreement and related documents, and the various factors (favorable and unfavorable) the special committee and Messrs. Farouze and Chow had considered or might wish to consider in evaluating the merger agreement.

The Company’s board of directors (other than Messrs. Guez and Kay) also considered (A) the financial presentations of Houlihan Lokey that were prepared for the November 18, 2008 and February 26, 2008 special committee meetings and which were each delivered to the special committee and Messrs. Farouze and Chow at the request of the special committee prior to such meetings, (B) the oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 26, 2009), to the effect that, as of February 26, 2009, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in their written opinion, the merger consideration proposed to be received by the unaffiliated shareholders of the Company pursuant to the merger agreement was fair to such shareholders from a financial point of view, and (C) the unanimous recommendation of the special committee, as described above. In addition, the Company’s board of directors (other than Messrs. Guez and Kay) also had reviewed and expressly adopted (i) the special committee’s discussion and analyses of the factors disclosed under the heading “Special Factors—Fairness of the Merger; Recommendation of the Special Committee and Our Board of Directors” found on pages 31 through 38 and (ii) Houlihan Lokey’s discussion disclosed under the heading “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 44.

The foregoing discussion summarizes the material factors considered by the Company’s board of directors (other than Messrs. Guez and Kay) in its consideration of the merger agreement and the transactions contemplated thereby, including the merger. In view of the wide variety of factors considered by the Company’s board of directors (other than Messrs. Guez and Kay), and the complexity of these matters, the Company’s board of directors (other than Messrs. Guez and Kay) did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Company’s board of directors (other than Messrs. Guez and Kay) may have assigned different weights to various factors or considered other or additional factors to those described above in arriving at their respective determinations and recommendations. The board of directors (other than Messrs. Guez and Kay) approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The members of the board of directors (other than Messrs. Guez and Kay), based in part upon the unanimous recommendation of the special committee, have unanimously approved the merger agreement and the merger, and unanimously recommend that the Company’s shareholders vote “FOR” the approval of the merger agreement, and “FOR” the adjournment of the special meeting, if the special committee determines in its sole discretion that an adjournment is appropriate to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Purposes and Reasons of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust

The purposes of Messrs. Guez and Kay and the Kay Living Trust for engaging in the merger are to enable them to acquire all of the voting securities of the Company not already owned by them and to bear the rewards and risks of such ownership after shares of the Company’s common stock cease to be publicly traded.

Messrs. Guez and Kay and the Kay Living Trust are pursuing the merger because they believe the Company will be able to compete more effectively in the apparel industry as a private company, primarily by eliminating the significant costs of being a public reporting company, which have become disproportionately burdensome on smaller public companies, and by enabling management to focus on long-term strategic objectives as opposed to the short-term financial results preferred by the majority of public shareholders. Messrs. Guez and Kay and the Kay Living Trust determined to pursue the proposed merger at this time because the costs of being a public reporting company have increased significantly in recent years following the enactment of the Sarbanes-Oxley Act of 2002, and such costs are expected to increase further once the Company’s auditors are required to provide their report on the effectiveness of the Company’s internal controls over financial reporting. The costs of being a public reporting company have made it increasingly difficult for the Company to compete in its private label business, where pricing pressures have resulted in lower gross margins. By decreasing its general and administrative expenses, the Company will be better able to compete for lower margin business. Additionally, given the Company’s reduced debt, occasioned in part by the sale of its Mexico operations in 2004 and the receipt in 2007 of the remaining proceeds of such sale, Messrs. Guez and Kay do not believe that the Company will need to access the capital markets available to public companies to fund its operations.

For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. Parent and Merger Sub were formed by Messrs. Guez and Kay to achieve the purposes described above, and the merger will have the effect of the Company becoming a private company and a direct subsidiary of Parent.

Position of Parent, Merger Sub, Messrs. Guez and Kay and Kay Living Trust Regarding Fairness of the Merger

Under the rules governing “going-private” transactions, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust are required to express their beliefs as to the substantive and procedural fairness of the merger to the Company’s shareholders. Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust’s views as to fairness of the proposed merger should not be construed as a recommendation to any shareholder of the Company as to how such shareholder should vote on Proposal No. 1, the proposal to approve the merger agreement.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that the interests of the Company’s unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement, with the assistance of the committee’s independent financial and legal advisors. Messrs. Guez and Kay were not members of, and did not participate in the deliberations of, the special committee, nor did they participate in the deliberations regarding, or the votes of the board of directors with respect to the merger agreement, the merger, or the recommendation of the board of directors to the Company’s shareholders with respect to the merger agreement or the merger. However, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust found persuasive the conclusions of the special committee and the board of directors as to the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders. See “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe the merger is substantively and procedurally fair to all of the Company’s unaffiliated shareholders on the basis of the factors described below. However, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to the unaffiliated shareholders.

In making their determination that the merger is substantively fair to the unaffiliated shareholders, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust considered the following material positive factors, among others:

•

the current and near-term historical market prices of the Company’s common stock and the fact that $0.85 per share to be paid in cash for each share of common stock in the merger under the merger agreement represents a premium of 28.8% to the closing price on April 24, 2008, the day before Messrs. Guez and Kay first presented their acquisition proposal to the Company’s board of directors, and a premium of 129.7 % to the closing price on February 26, 2009, the last trading day prior to the announcement of the execution of the merger agreement;

•

the structure of the merger as an all-cash transaction that will allow the Company’s unaffiliated shareholders to realize a fixed cash value for their investment and that will provide them with certainty of value for their shares, as opposed to the continued publicly traded stock;

•

under California law, a shareholder may be entitled to rights of appraisal if (x)(i) holders of 5% or more of our outstanding shares of common stock dissent from the merger or (ii) if the shareholder’s shares are subject to any restriction on transfer imposed by the Company or by any law or regulation, (y) the shareholder votes “against” the approval of the merger agreement and (z) demands appraisal of the fair value of his shares prior to the special meeting; and

•

the special committee and the Company’s board of directors (other than Messrs. Guez and Kay) determined that the merger agreement and the merger are fair to the unaffiliated shareholders and in the best interests of the unaffiliated shareholders.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that the merger is procedurally fair to the unaffiliated shareholders based upon the following material factors, among others:

•

the special committee consisted entirely of directors who are independent (as defined under NASDAQ Marketplace Rules) with respect to the transaction, do not have any personal or financial interest in the completion of the merger other than to receive the same consideration for any shares of our common stock as any other shareholder, and comprise four out of the five independent directors on the Company’s board of directors;

•

the members of the special committee and the Company’s board of directors, except Messrs Guez and Kay, will not personally benefit from the consummation of the merger in a manner different from the Company’s shareholders;

•	the special committee retained and was advised by Bingham, independent legal counsel, experienced in advising committees such as the special committee on similar transactions;

•

the special committee retained and was advised by Houlihan Lokey, as financial advisor, in connection with the merger, and the special committee held discussions with Houlihan Lokey with respect to the financial analyses provided by Houlihan Lokey in evaluating the fairness, from a financial point of view, to the unaffiliated shareholders in the merger of the $0.85 per share cash merger consideration;

•

the merger was unanimously approved by the members of the special committee and by all members of our board of directors (other than Messrs. Guez and Kay who abstained from voting due to their interest in the merger); and

•	under the Company’s articles of incorporation, the merger must be approved by holders of at least 66 2/3% of the outstanding shares of common stock of the Company, and therefore shareholders holding at least 25.16% of the outstanding shares, other than Messrs. Guez and Kay and the Kay Living Trust, must approve the merger agreement or the merger cannot be completed.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust were aware of and also considered the following adverse factors associated with the merger, among others:

•	prior to March 4, 2008, the Company’s common stock traded at a price above $0.85;

•	the unaffiliated shareholders would not participate in any future earnings or growth of the Company and would not benefit from any appreciation in the value of the Company if the merger is completed;

•

Messrs. Guez and Kay advised the special committee and publicly stated that they are potential buyers of the Company’s outstanding shares not presently owned by them, that they will not agree to any other transaction involving their equity ownership interest in the Company, and that they will vote their shares against any sale of the Company or its assets to any party not controlled by them, regardless of the nature of that transaction, the identify of the purchaser, or the price offered;

•

the Company’s articles of incorporation require that holders of 66 2/3% of our outstanding voting securities must approve a merger involving the Company or a sale by the Company of all or substantially all of its assets, and Messrs. Guez and Kay and the Kay Living Trust, who own approximately 41.51% of our outstanding voting securities, could therefore prevent shareholder approval of an alternative merger or asset sale by voting against any such transaction;

•

Messrs. Guez and Kay stated publicly that they would not agree to any other transaction involving their stake in the Company and privately advised the special committee that they would vote their shares against any other sale of the Company or its assets, regardless of the nature of the transaction, the identity of the purchaser or the price offered;

•

if the merger is not completed, the Company may be obligated to pay its fees and expenses associated with the transaction and also, under certain circumstances, may be obligated to reimburse Parent for up to $500,000 of its fees and expenses associated with the transaction;

•	the fact that the merger generally would be a taxable transaction to the Company’s shareholders for U.S. federal income tax purposes;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention to the operations of the business in the ordinary course, potential employee attrition and potential adverse effect on customer relationships; and

•	if the merger is not completed, the Company may suffer harm as an ongoing public corporation from announcing a deal that is not completed.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that the merger is procedurally fair despite the fact that our board of directors did not designate an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the merger agreement. In this regard, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust note that the use of a special committee of independent directors is a recognized mechanism designed to accomplish, although it will not necessarily ensure, procedural fairness.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that the merger is procedurally fair despite the fact that the merger agreement does not require that it be approved by at least a majority of unaffiliated shareholders. Our articles of incorporation require that holders of 66 2/3% of our outstanding voting securities must approve the merger. Messrs. Guez and Kay and the Kay Living Trust own approximately 41.51% of our outstanding shares of common stock. If Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust had agreed to a requirement that the merger agreement be approved by at least a majority of unaffiliated shareholders, then the affirmative vote required of shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, to approve the merger agreement would have increased from at least 25.16% to at least 29.3% of our outstanding shares of common stock. Given the overall mix of factors intended to accomplish procedural fairness, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust do not believe that an increase by approximately 4.1% of the outstanding shares of common stock held by unaffiliated shareholders would materially enhance the procedural fairness.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not consider the Company’s business relationship with Seven Licensing Company, a company beneficially owned by Mr. Guez, in determining the substantive fairness of the merger to the unaffiliated shareholders. Seven Licensing Company has been a significant customer of ours since September 2006, and owed us approximately $21.6 million and $15.4 million at December 31, 2008 and March 31, 2009, respectively. See “Past Contacts, Transactions, Negotiations or Agreements” beginning on page 103 for a description of the Company’s relationship with Seven Licensing Company. Seven Licensing Company is not providing any of the financing for, nor is it otherwise involved in the going private transaction, and thus Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that our business relationship with Seven Licensing Company, including the amount and terms of sales to Seven Licensing Company during any relevant periods and the amount such company owes us at any particular time, should be evaluated in the same manner as our other customers. Accordingly, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust do not believe that the related party nature of our business relationship with Seven Licensing Company is material to their fairness determination.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not consider the net book value of the Company’s common stock in determining the substantive fairness of the merger to the unaffiliated shareholders. They believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. They do note, however, that the merger consideration of $0.85 per share of the Company’s common stock is substantially higher than the net book value of the Company’s common stock disclosed in the Company’s filings with the SEC.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not consider liquidation value in determining the substantive fairness of the merger to the unaffiliated shareholders. They believe that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is their belief that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because the Company’s assets include intangible assets, sales relationships, intellectual property and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that the Company is not susceptible to a meaningful liquidation valuation.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not establish a going concern value for the Company’s common stock as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders. They believe there is no single method for determining going concern value and therefore did not base their valuation on a valuation methodology that is subject to various interpretations.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust are not aware of, and thus did not consider in their fairness determination any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation of us with or into another company, a sale of all or a substantial part of our assets, or the purchase of our voting securities that would enable the holder to exercise control over us.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not rely in making its fairness determination on data from any recent purchases of our common stock during the past two years by the Company or by any of them. The only such purchase of our common stock known to them was made by the Company in connection with a settlement agreement with a prior employee, who agreed to return 1,500,000 shares to the Company in partial consideration of a release by the Company of potential claims against the employee. Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust do not believe our redemption of shares in partial consideration of a release of potential claims is relevant to their determination that the merger consideration is substantively fair to the unaffiliated shareholders.

Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not receive any independent reports, opinions or appraisals from an outside party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the merger to the unaffiliated shareholders. The special committee did retain Houlihan Lokey to perform a financial analysis and render an opinion with respect to the fairness of the proposed merger. Since Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust relied on their own analysis and conclusions in forming their belief as to the fairness of the proposed merger to the unaffiliated shareholders, they did not adopt the conclusions of the special committee or the board of directors with respect to such fairness and, accordingly, did not adopt the analysis or opinion of Houlihan Lokey.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust in connection with their evaluation of the substantive and procedural fairness to the Company’s shareholders of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to the unaffiliated shareholders of the merger agreement and the merger. Parent, Merger Sub, Messrs. Guez and Kay and the Kay Living Trust believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any of the Company’s shareholders that they approve the merger agreement. See “Special Factors—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 30.

Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.

On February 26, 2009, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 26, 2009), to the effect that, as of February 26, 2009 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock other than the Excluded Persons. For purposes of Houlihan Lokey’s opinion, “Excluded Persons” refers to Messrs. Guez and Kay, Parent, Merger Sub and their respective affiliates, and any other shareholder of the Company acting together with the foregoing as part of a group (as that term is used in Rule 13d-5(b)(1) promulgated under the Exchange Act) in connection with the merger. Thus, the opinion addressed the fairness, from a financial point of view, of the consideration to be received by the unaffiliated holders of our common stock in the merger, other than any unaffiliated holders who may have been participating as members of a group with Messrs. Guez and Kay in the merger.

Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of our common stock other than the Excluded Persons in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation as to how the special committee or any other director or shareholder should act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the following agreements and documents:

–	the merger agreement;

–	the form of the Guarantee;

–	the Settlement Agreement; and

–	the Amended License Agreement.

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by management of the Company, including net operating loss carryforwards for the Company as of December 31, 2007 and December 31, 2008, and financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2009 and 2010, including projections of management of the Company as to the anticipated impact of the Mervyn’s LLC bankruptcy filing and the Settlement Agreement and Amended License Agreement;

•

spoke with certain members of the management of the Company and certain of its representatives and advisers regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for the shares of our common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•

reviewed a certificate addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data, projections and other materials (financial or otherwise) provided to Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company represented to Houlihan Lokey, and Houlihan Lokey assumed, that the projections were reasonably prepared in good faith, on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which the Company or any other party to the merger may be a party (other than as specifically described in its opinion with respect to the merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the first bullet point above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements and the other documents provided to Houlihan Lokey, without any material amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company or the $0.85 cash merger consideration per share payable pursuant to the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of any draft documents identified above would not differ in any material respect from the drafts of those documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, or any other party to the merger, is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company, or any other party to the merger, is or may be a party or is or may be subject. In particular, with respect to the Settlement Agreement and Amended License Agreement, Houlihan Lokey was informed, based on discussions with the Company’s management, that the impact of the Settlement Agreement and Amended License Agreement was incorporated into the projections provided to Houlihan Lokey and referred to above.

Houlihan Lokey was not requested to, and did not, initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company or any other party, or any alternatives to the merger; provided, however, that Houlihan Lokey did respond to unsolicited inquiries from a third party as to a potential sale of all or a part of the Company. However, at the direction of the special committee, and in light of Messrs. Guez and Kay’s stock ownership and corresponding ability to vote down any sale of the Company or its assets to any party, Houlihan Lokey did not pursue such discussions or initiate similar contacts with other third parties. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, February 26, 2009. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after February 26, 2009.

Houlihan Lokey’s opinion was furnished for the use and benefit of the special committee in connection with its consideration of the merger and was not intended to be used for any other purpose without Houlihan Lokey’s prior written consent; provided, however, that in connection with the evaluation of Messrs. Guez and Kay’s acquisition proposal by Messrs. Farouze and Chow, the only members of the board of directors (other than Messrs. Guez and Kay) not on the special committee, Messrs. Farouze and Chow requested and received Houlihan Lokey’s written consent to rely on Houlihan Lokey’s opinion, subject to certain limitations and restrictions outlined in the written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the special committee, the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the special committee, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except as set forth in Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for our company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of our company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or to be received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Company’s consent, on the assessment by the special committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger.

In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to our company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the special committee in connection with its consideration of the proposed merger and was only one of many factors considered by the special committee and the other members of the board of directors (other than Messrs. Guez and Kay) in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the special committee and Messrs. Guez and Kay, and the decision to recommend that the full board of directors (other than Messrs. Guez and Kay) approve the merger agreement was solely that of the special committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the special committee in connection with Houlihan Lokey’s opinion rendered on February 26, 2009. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Unless the context indicates otherwise, (i) enterprise values (which were calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date) and equity values derived from the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected private label and non-licensed apparel companies and branded apparel companies listed below as of February 25, 2009 (the trading day before the day the board of directors (other than Messrs. Guez and Kay) approved the merger agreement), and (ii) transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of revenue for next fiscal year, or NFY Revenue, for the Company were based on estimates provided by our management. Estimates of NFY Revenue for the selected private label and non-licensed apparel companies and branded apparel companies listed below were based on certain publicly available research analyst estimates for those private label and non-licensed and branded apparel companies.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and (i) certain small and micro cap private label and non-licensed apparel manufacturing companies and (ii) those branded apparel companies that Houlihan Lokey believes have a meaningful public float and a meaningful number of research analysts who published research regarding such companies. During the course of the negotiations with Messrs. Guez and Kay, the Hartmarx Corporation filed for bankruptcy and as a result was dropped from the list of branded apparel companies Houlihan Lokey had identified as part of its initial comparative analysis. The calculated multiples included (i) enterprise value as a multiple of latest reported twelve months of revenue, or LTM Revenue, which for the selected companies ranged from dates as of September 27, 2008 to December 31, 2008, and (ii) enterprise value as a multiple of estimated NFY Revenue. LTM Revenue for the Company was as of December 31, 2008. The list of selected companies and the related financial data are set forth below:

Private Label and Non-Licensed Apparel Manufacturing Companies

(dollars in millions)

Company	Enterprise Value	Enterprise Value to Revenue			Enterprise Value to Adjusted EBITDA(1)
		LTM	NFY		LTM		NFY[2]
Cygne Designs Inc.	$5.7	0.12x	NA	(2)	NMF	(3)	NA
Delta Apparel Inc.	$125.5	0.36x	NA		5.6x		NA
Ever-Glory International Group, Inc.	$17.6	0.18x	NA		1.7x		NA
G-III Apparel Group, Ltd.	$222.4	0.33x	0.29x		5.2x		5.2x
Oxford Industries, Inc.	$306.6	0.29x	0.35x		3.3x		NA

(1)	Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items.
(2)	NA refers to not available.
(3)	NMF refers to not meaningful.

Branded Apparel Manufacturing Companies

(dollars in millions)

Company	Enterprise Value	Enterprise Value to Revenue		Enterprise Value to Adjusted EBITDA
		LTM	NFY	LTM	NFY
Jones Apparel Group, Inc.	$800.6	0.21x	0.24x	3.2x	3.8x
Perry Ellis International, Inc.	$298.6	0.34x	0.35x	4.7x	5.6x
Phillips-Van Heusen Corp.	$1,079.2	0.43x	0.45x	3.2x	3.7x
VF Corp.	$7,342.9	0.96x	0.98x	6.4x	6.9x

	Enterprise Value to Revenue		Enterprise Value to Adjusted EBITDA
	LTM	NFY	LTM	NFY

Company (Implied by merger consideration)	0.26x	0.28x	13.8x	19.0x

The calculated multiple ranges were as follows:

Multiple Description:	Multiple Range
Private Label and Non-Licensed Manufacturing Apparel Companies Enterprise Value as a multiple of:	Low	High	Median	Mean
LTM Revenue	0.12x	0.36x	0.29x	0.26x
NFY Revenue	0.29x	0.35x	0.32x	0.32x
Multiple Description:	Multiple Range
Branded Apparel Manufacturing Companies Enterprise Value as a multiple of:	Low	High	Median	Mean
LTM Revenue	0.21x	0.96x	0.39x	0.48x
NFY Revenue	0.24x	0.98x	0.40x	0.51x

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company. The selected companies analysis indicated the following implied enterprise value reference ranges for the Company:

Multiple Description	Selected Multiple Range		Selected Enterprise Value Range
	Low	High	(in millions)
LTM Revenue	0.20x	0.25x	$39.1 - $48.8
NFY Revenue	0.20x	0.25x	$35.9 - $44.9

Houlihan Lokey’s selected multiple ranges reflected the impact of, in Houlihan Lokey’s view, the Company’s (i) blend of business that demonstrates a heavy focus on private label apparel versus branded apparel, (ii) poor recent financial performance, as reflected by revenue growth, growth of earnings before interest, taxes, depreciation and amortization, or EBITDA, and EBITDA margins and margins of earnings before interest and taxes, or EBIT, relative to our peer group, and (iii) relative lack of “status” brands, as compared to the selected branded companies.

Houlihan Lokey made several adjustments to this selected enterprise value reference range to arrive at an implied per share reference range. The adjustments related only to converting enterprise value based valuation ranges to per share valuation ranges. These adjustments, referred to herein as the Equity Value Adjustments, included assuming outstanding common shares of 30.5 million together with adding the amount of a note receivable ($1.6 million) and the present value of estimated net operating loss carry forwards ($2.2 million) and subtracting the amount of net debt ($17.9 million), income taxes payable ($9.3 million) and the cost to redeem warrants in connection with the merger ($1.0 million).

The selected companies analysis based on LTM Revenue indicated the following implied per share reference range for the Company, which was below the proposed $0.85 per share merger consideration:

Implied Per Share Equity Reference Range for our Company	Per Share Merger Consideration
$0.48 to $0.80	$0.85

The selected companies analysis based on NFY Revenue indicated the following implied per share reference range for the Company, which was below the proposed $0.85 per share merger consideration:

Implied Per Share Equity Reference Range for our Company	Per Share Merger Consideration
$0.38 to $0.67	$0.85

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in certain selected publicly-announced private label and non-licensed and branded apparel transactions. Houlihan Lokey selected transactions announced since the beginning of 2006 for which at least revenue based transaction multiples were publicly available. The calculated multiples consisted of transaction values as a multiple of LTM Revenue, which for the selected transactions were calculated based on available LTM Revenue as of the announcement date of the relevant transaction. The list of selected transactions and the related multiples and certain financial data are set forth below:

(dollars in millions)

Announced	Target	Private Label/Branded	Acquiror	Transaction Value	Transaction Value/				EBITDA Margin
					Revenue		EBITDA

10/13/2008	Ashworth Inc.	Branded	Taylor Made Golf Company, Inc.	$73.0	0.38x		NA		NA

10/02/2008	Lipsy Clothing Ltd.	Branded	Next Group plc	31.0	0.87x		NA		NA

09/01/2008	Jil Sander AG	Branded	Onward Holdings Co., Ltd.	244.0	1.28x		NA		NA

04/24/2008	Mulberry Thai Silks, Inc., Certain Assets	Branded	Phillips-Van Heusen Corp.	10.0	0.40x		NA		NA

02/15/2008	DashAmerica, Inc.	Branded	Shimano American Corporation	69.4	1.00x		NA		NA

02/11/2008	Andrew & Suzanne Company, Inc.	Branded	G-III Leather Fashions, Inc.	77.6	0.97x		31.5x	*	3.1%

09/18/2007	Kellwood Co.	Branded	Sun Capital Partners, Inc.	1,001.4	0.47x		7.6x		6.2%

09/13/2007	Liz Claiborne Inc., Emma James, Intuitions, JH Collectibles and Tapemeasure Brands	Branded	The Millwork Trading Company, Ltd.	30.0	0.20x		NA		NA

08/15/2007	Regatta (U.S.A.) L.L.C.	Branded	Li & Fung Ltd.	300.0	1.00x		10.8x		9.3%

08/14/2007	Monarchy, LLC	Branded	Hartmarx Corp.	12.0	0.48x		NA		NA

07/26/2007	Lucy Activewear, Inc.	Branded	VF Corp.	110.0	1.93x		NA		NA

06/18/2007	Royal Robbins Inc.	Branded	Kellwood Co.	40.0	1.25x		NA		NA

01/22/2007	Vanity Fair Brands	Branded	Fruit of The Loom, Inc.	350.0	0.44x		5.5x		8.0%

10/31/2006	Ocean Pacific Apparel Corp., Worldwide Brands and Certain Assets	Branded	Iconix Brand Group Inc.	53.9	5.00x	*	NA		NA

10/11/2006	Superba, Inc.	Branded	Phillips-Van Heusen Corp.	180.0	1.29x		8.0x		16.1%

08/29/2006	Sweater.com, Inc.	Branded	Hartmarx Corp.	12.4	0.80x		5.0x		16.0%

06/20/2006	Kentucky Derby Hosiery Co., Inc.	Private Label	Gildan Activewear Inc.	45.0	0.35x		7.5x		4.6%

05/01/2006	Oxford Industries Inc., Womenswear Group	Private Label	Li & Fung Ltd.	37.0	0.14x		NA		NA

04/17/2006	Russell Corp.	Branded	Fruit of The Loom, Inc.	1,090.5	0.74x		6.9x		10.7%

03/31/2006	Mossimo Inc.	Branded	Iconix Brand Group Inc.	120.6	3.78x	*	51.5x	*	7.3%

01/26/2006	Westcoast Contempo Fashions Limited	Branded	Liz Claiborne Inc.	23.6	0.59x		NA		NA

01/22/2006	Sun Apparel, Inc.	Branded	Polo Ralph Lauren Corp.	355.0	1.18x		NA		NA

*	Excluded from high, low, mean and median data.

(dollars in millions)

Target	Acquiror	Transaction Value	Transaction Value/		EBITDA Margin
			Revenue	EBITDA
Company	Sunrise Acquisition Company, LLC/ Sunrise Merger Company	$50.3	0.26x	13.8x	1.9%

The calculated multiple range was as follows:

Multiple Description	Multiple Range
Transaction Value as a multiple of:	Low	High	Median	Mean
LTM Revenue	0.14x	1.93x	0.77x	0.79x

Houlihan Lokey applied the following selected multiple ranges derived from the selected transactions to corresponding financial data for the Company. The selected transactions analysis indicated the following implied enterprise value reference range for the Company:

Multiple Description	Selected Multiple Range		Selected Enterprise Value Range
Transaction Value as a multiple of:	Low	High	(in millions)
LTM Revenue	0.20x	0.30x	$39.1 -$58.6

Houlihan Lokey’s selected multiple ranges reflected the impact of, in Houlihan Lokey’s view, (i) the Company’s poor recent financial performance, as reflected by EBITDA margins relative to our peer group, (ii) the greater comparability of the two private label apparel company transactions (Kentucky Derby Hosiery Co., Inc. and Oxford Industries Inc., Womenswear Group) in the selected transaction universe, and their implied LTM revenue multiples (0.35x and 0.14x, respectively), and (iii) the decline in equity market prices generally since the advent of the current economic crisis.

Houlihan Lokey made the Equity Value Adjustments referred to above to arrive at an implied per share reference range. The selected transactions analysis indicated the following implied per share reference range for the Company, as compared to the proposed $0.85 per share merger consideration, which was within the implied per share reference range:

Implied Per Share Equity Reference Range for our company	Per Share Merger Consideration
$0.48 to $1.12	$0.85

Discounted Cash Flow Analysis.

Houlihan Lokey also calculated the net present value of the Company’s unlevered, after-tax cash flows based on cash flow estimates provided by the Company’s management for the years ending 2009 through 2010. In performing this analysis, Houlihan Lokey used discount rates ranging from 8.0% to 10.0% taking into account Houlihan Lokey’s estimate of the Company’s weighted average cost of capital and a range of implied perpetual growth rates selected by Houlihan Lokey ranging from 2.0% to 3.0%. Houlihan Lokey selected discount rates based on a review of the weighted average costs of capital, or WACCs, for the companies used in the Selected Companies Analysis. Such review produced WACCs with a mean of 8.0% and median of 8.3%, using costs of debt based on the average interest rate for such companies and the principal amount of outstanding debt, in each case as disclosed in their public filings. Houlihan Lokey selected a discount rate range of 8.0% to 10.0% in light of the significant decline in equity markets that began in the third quarter of 2008. Such decline has generally increased the debt portion of the selected companies’ capitalization structure, based on the principal amount of such debt, and could otherwise create an inaccurate assessment of capital costs without a further adjustment. Houlihan Lokey selected implied perpetual growth rates based on long-term projected inflation rates, together with the Company’s recent financial performance. In light of such performance, including projected 2009 results, Houlihan Lokey did not believe implied perpetual growth rates in excess of 3%, the projected long term inflation rate, could be justified. In addition, Houlihan Lokey reviewed the implied 2010 EBITDA terminal multiple implied by such implied perpetual growth rates and the selected range of discount rates as compared to the NFY adjusted EBITDA multiples for the companies used in the Selected Companies Analysis.

The discounted cash flow analysis indicated the following implied enterprise value reference range for the Company:

Enterprise Value Range
(in millions)
$31.6 - $50.6

Houlihan Lokey made the Equity Value Adjustments referred to above to arrive at an implied per share reference range. The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the proposed $0.85 per share merger consideration, which was within the implied per share reference range:

Implied Per Share Equity Reference Range for our company	Per Share merger consideration
$0.24 to $0.86	$0.85

Other Matters

Houlihan Lokey was engaged by the special committee to act as its financial advisor in connection with evaluating the financial aspects of the acquisition proposal submitted by Messrs. Guez and Kay and providing other financial advisory services, including an opinion to the special committee regarding the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock other than the Excluded Persons in the merger. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to our engagement letter, the Company previously paid Houlihan Lokey aggregate fees of $525,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a portion of which was payable as monthly retainer fees, and the balance of which became payable upon the delivery of its opinion, regardless of the conclusion reached therein. In addition, the Company will pay Houlihan Lokey an additional fee of $100,000 for its services if the merger is consummated. The Company has also agreed to reimburse Houlihan Lokey for certain expenses, which amounted to $102,010 through April 30, 2009, and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement. The terms of the engagement were negotiated at arm’s length between the special committee and Houlihan Lokey. The special committee was aware of the terms of Houlihan Lokey’s engagement including the fact that a portion of the fee payable to Houlihan Lokey for its services is contingent upon the completion of the merger.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Over two years ago, Houlihan Lokey and certain of its affiliates provided investment banking, financial advisory and other financial services to the Company and its affiliates, for which Houlihan Lokey and its affiliates received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company and other participants in the merger and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders, and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation, and 100% of the equity interests of the Company will be owned directly by Parent. Immediately before and contingent upon the completion of the merger, Messrs. Guez and Kay and the Kay Living Trust are expected to contribute to Parent 100% of the shares of our common stock owned beneficially or of record by them in exchange for equity interests of Parent, following which they will own 100% of the equity interests of Parent. Except for Messrs. Guez and Kay and the Kay Living Trust, no current shareholder of the Company will have any ownership interest in, nor be a shareholder of, the Company immediately following the completion of the merger.

Upon completion of the merger, each outstanding share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in treasury, shares owned by Parent immediately prior to the effective time of the merger (including shares to be exchanged for equity interests in Parent by Messrs. Guez and Kay and the Kay Living Trust) or shares held by shareholders who are entitled to and who properly exercise dissenters rights under California law), will be converted into the right to receive $0.85 in cash, without interest.

Each option to purchase shares of our common stock, whether vested or unvested, will be canceled immediately prior to the effective time of the merger, and each holder of a stock option that has a per share exercise price that is less than $0.85 will be entitled to receive an amount in cash equal to the product of (A) the number of shares of common stock as to which the stock options that are cancelled could be exercised (assuming full vesting), multiplied by (B)(i) $0.85 less (ii) the per share exercise price of such stock options. Any stock option that has a per share exercise price equal to or greater than $0.85, will be cancelled immediately prior to the effective time of the merger without any payment or continuing liability of the Company or the surviving corporation in respect to such option. The foregoing will not result in cash payments to any holder of stock options, as the per share exercise price of all outstanding stock options exceeds $0.85.

Each warrant issued and outstanding at the effective time of the merger, and which does not terminate in accordance with its terms as a consequence of the merger, will be canceled and automatically converted into the right to receive cash, if any, without interest, in an amount determined in accordance with the terms of the applicable warrant agreement. We anticipate that in connection with the merger, holders of 1,450,000 warrants to purchase common stock, which warrants were issued in connection with a 2004 private place of debt securities, will receive an amount in cash of approximately $57,960, and holders of 3,570,000 warrants to purchase common stock, which warrants were issued in connection with a 2006 credit facility, will receive an amount in cash of approximately $1,072,650. These amounts were determined based on the Black-Scholes value of the applicable warrants as of March 13, 2009, per the terms of such warrants.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of the Company will become the officers of the surviving corporation. The articles of incorporation of the Company will be amended to be the same as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Tarrant Apparel Group” and except for the provisions relating to the incorporator and registered agent. The bylaws of the Company in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Our common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Market under the symbol “TAGS.” As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the NASDAQ Global Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated, which will substantially reduce the information required to be furnished by the Company to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any shareholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Messrs. Guez and Kay and the Kay Living Trust expect that following completion of the merger, the Company’s operations will be conducted substantially as they currently are being conducted. While Messrs. Guez and Kay and the Kay Living Trust have informed us that they have no current plans or proposals which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement, they will review the Company and its assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

Following the merger, 100% of our outstanding common stock will be beneficially owned through Parent by Messrs. Guez and Kay and the Kay Living Trust. If the merger is completed, Messrs. Guez and Kay and the Kay Living Trust will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting us following the merger. Similarly, Messrs. Guez and Kay and the Kay Living Trust will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger.

In connection with the merger, Messrs. Guez and Kay and the Kay Living Trust will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally. The incremental benefits include the right of Messrs. Guez and Kay and the Kay Living Trust to make an agreed upon equity investment in Parent by exchanging their shares of our common stock for equity interests in Parent and, in the case of Mr. Guez, by making a loan to Parent. As a result of the merger, Messrs. Guez and Kay and the Kay Living Trust will benefit in that the Company will no longer have to bear the expense and regulatory burdens associated with being a public company, which should improve the Company’s operating cash flow and net income. A detriment to Messrs. Guez and Kay and the Kay Living Trust is that their new equity interests in Parent will not initially be and may not subsequently be registered under the federal securities laws and that such equity interests will be relatively illiquid without an active public trading market for such securities. Additionally, Mr. Guez will bear the risk that Parent will not have sufficient funds to repay Mr. Guez’s loan to Parent for the foreseeable future, despite the costs saving the Company anticipates from being privately owned. Additional incremental benefits to Messrs. Guez and Kay and the Kay Living Trust include, among others, continuing as executive officers and directors of the Company and being compensated for such services. A related potential detriment to Mr. Kay and the Kay Living Trust is that Mr. Guez will own a majority of the outstanding equity securities of Parent and will be a significant creditor of Parent, and will be able to exert substantial influence over the governance and operations of Parent and the Company following the merger.

Following consummation of the merger, Parent, as the holder of 100% of our outstanding common stock, will have a corresponding interest in the Company’s net book value and net earnings (loss). Messrs. Guez and Kay and the Kay Living Trust, as holders of 100% of the equity interests of Parent, will have an interest in the Company’s net book value and net earnings (loss) in proportion to their respective ownership interest in Parent.

The table below sets forth for Messrs. Guez and Kay and the Kay Living Trust, their interest in the voting shares of the Company and their interest in the Company’s net book value and net loss both before and after the merger, based on the historical net book value of the Company as of December 31, 2008 and the historical net income of the Company for the fiscal year ended December 31, 2008. The amounts set forth in the table below with respect to beneficial ownership of Parent following the merger do not reflect any profits interests of Parent that are expected to be issued to Mr. Kay in connection with his continued employment with the Company.

	Ownership of the Company Prior to the merger(1)			Expected Ownership of the Company After the merger(2)
	% Ownership	Net Income (loss) for the Fiscal Year Ended December 31, 2008	Net Book Value as of December 31, 2008	% Ownership	Net Income (loss) for the Fiscal Year Ended December 31, 2008	Net Book Value as of December 31, 2008
Gerard Guez	33.1	(3,667,895)	3,245,501	79.8	(8,842,841)	7,824,501
Todd Kay	0.1	(11,081)	9,805	0.2	(22,163)	19,610
Kay Living Trust	8.3	(919,744)	813,827	20.0	(2,216,251)	1,961,028

	41.5	(4,598,720)	4,069,133	100.0	(11,081,255)	9,805,139

(1)	Based upon ownership of outstanding shares of common stock as of May [ - ], 2009, which is the record date for the special meeting of shareholders, and net income and next book value for the fiscal year ended December 31, 2008.

(2)	This reflects ownership of Parent after the merger, which in turn will own 100% of the Company.

Plans for the Company after the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, Messrs. Guez and Kay anticipate that the Company’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a direct wholly-owned subsidiary of Parent.

Conduct of the Company’s Business if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of our common stock. Instead, we expect that the Company will remain an independent public company, its common stock will continue to be listed and traded on the NASDAQ Global Market, and shareholders of the Company will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares in the Company, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, and capitalization of the Company, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will materialize, given the stock ownership of Messrs. Guez and Kay and the Kay Living Trust and their repeated public and private statements by Messrs. Guez and Kay that they would not support any sale of the Company to another party, or that the business, prospects or results of operations of the Company will not be adversely impacted.

However, pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement—Termination” beginning on page 90.

Under certain circumstances, if the merger is not completed, the Company may be obligated to reimburse Parent for up to $500,000 of Parent’s fees and expenses in connection with the merger. See “The Merger Agreement—Fees and Expenses” beginning on page 92.

Financing

Parent estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $17.0 million, which includes approximately $15,185,000 to be paid out to our shareholders for shares of our common stock other than shares to be exchanged for equity interests in Parent by Messrs. Guez and Kay and the Kay Living Trust, $1,130,000 to be paid to holders of certain warrants, with the remainder to be applied to pay related fees and expenses in connection with the merger and the related transactions. There are no financing conditions or contingencies in the merger agreement.

These payments are expected to be funded by Mr. Guez, who intends to loan to Parent from his own personal funds an amount sufficient to pay all amounts necessary to complete the merger and the related transactions. The loan will be made pursuant to terms to be agreed upon between Mr. Guez and Parent. While Mr. Guez had not provided Parent with a debt financing commitment letter or otherwise agreed to loan funds to Parent or the terms of his loan, Mr. Guez presently intends to loan $17.0 million to Parent, which loan will have a term of two years, be secured by all or portion of the shares of the Company owned by Parent following the closing of the merger, bear simple interest at the rate of 12% per annum, provide for the payment of interest quarterly in cash or in kind, and provide for the payment of principal and all accrued but unpaid interest on its maturity date.

The terms of Mr. Guez’s loan to Parent have not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. We do not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate, except as required by applicable securities law. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated, although Messrs. Guez and Kay affirmatively covenanted to use their reasonable best efforts to obtain financing to consummate the merger, should their personal assets and resources at any time prove to be inadequate, and as described below, Messrs. Guez and Kay have jointly and severally guaranteed the performance by Parent and Merger Sub of their respective payment obligations.

Limited Joint and Several Guarantee

Messrs. Guez and Kay have entered into the Guarantee pursuant to which they have jointly and severally personally guaranteed the performance by Parent and Merger Sub of their respective payment obligations of Parent and Merger Sub (the “Obligations”) and certain related costs and expenses as described below. Mr. Kay’s obligations under the Guarantee are subject to a maximum liability of $5,000,000, plus any costs or expenses incurred by or on behalf of the Company in enforcing Mr. Kay’s obligations under the Guarantee. The Obligations guaranteed pursuant to the Guarantee include: (i) payment of the aggregate merger consideration and all payments with respect to any “in the money” options and warrants under the merger agreement; (ii) the Business Interruption Fee (as defined in the merger agreement); (iii) any payment obligation of Parent or Merger Sub resulting from or arising out of the breach or non-performance of any representation, warranty or covenant of Parent, Merger Sub, Messrs. Guez and Kay or their respective representatives contained in the merger agreement; and (iv) any costs or expenses of enforcement or collection of the merger agreement, the Obligations or the Guarantee (including reasonable attorneys fees and costs) that are incurred by or on behalf of the Company.

Under its terms, the Guarantee shall terminate and Messrs. Guez and Kay shall have no further obligations under the Guarantee as of the earlier of: (i) the date cash in an amount sufficient to pay the aggregate merger consideration payable with respect to all shares of common stock of the Company cancelled pursuant to the merger is deposited with a paying agent by or on behalf of Parent and Merger Sub and (ii) the second anniversary of the date of the Guarantee, unless prior to such second year anniversary, the Company shall have asserted a claim under the Guarantee, in which case the obligations of Messrs. Guez and Kay shall terminate upon either (x) a final, non-appealable resolution of such claim and payment of the obligations of the Obligations, if applicable or (y) a written agreement signed by each of the parties to the Guarantee terminating the Guarantee.

The Guarantee expressly contemplates and permits its enforcement by the special committee on behalf of the Company.

Equity Rollover Agreement

Concurrently with the execution of the merger agreement, Messrs. Guez and Kay and the Kay Living Trust entered into an Equity Rollover Agreement with Parent pursuant to which, among other things, they have agreed to contribute to Parent, immediately prior to the effective time of the merger, all of the shares of the Company’s common stock owned beneficially or of record by them, in exchange for membership interests of Parent. Each of Messrs. Guez and Kay’s and the Kay Living Trust’s obligations under the Equity Rollover Agreement are contingent upon: (i) satisfaction or waiver by Parent of the mutual conditions to the closing of the merger and satisfaction or valid waiver of the conditions to the obligations of Parent and Merger Sub under the merger agreement; (ii) the terms of the Equity Rollover Agreement; and (iii) the filing of the agreement of merger with the California Secretary of State.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of the special committee and our board of directors (other than Messrs. Guez and Kay) with respect to the merger agreement, the unaffiliated shareholders should be aware that Messrs. Guez and Kay have interests in the merger different from those of the unaffiliated shareholders, in that Messrs. Guez and Kay wish to acquire all of the voting securities of the Company not already owned by them. The special committee and our board of directors (other than Messrs. Guez and Kay) were aware of and considered these differing interests, among other matters, in reaching their decision to approve the merger agreement and to recommend that shareholders of the Company vote in favor of approval of the merger agreement.

Stock Options

Each option to purchase shares of our common stock, whether vested or unvested, will be canceled immediately prior to the effective time of the merger, and each holder of a stock option that has a per share exercise price that is less than $0.85 will be entitled to receive an amount in cash equal to the product of (A) the number of shares of common stock as to which the stock options that are cancelled could be exercised (assuming full vesting), multiplied by (B)(i) $0.85 less (ii) the per share exercise price of such stock options. Any stock option that has a per share exercise price equal to or greater than $0.85, will be cancelled immediately prior to the effective time of the merger without any payment or continuing liability of the Company or the surviving corporation in respect to such option.

The foregoing will not result in cash payments to any of our executive officers or directors as the per share exercise price of all of our stock options, including those held by our executive officers and directors, exceeds $0.85.

Rollover Contribution

The Messrs. Guez and Kay and the Kay Living Trust have entered into an Equity Rollover Agreement with Parent pursuant to which they have agreed to contribute to Parent all of the shares of our common stock owned beneficially or of record by them in exchange for equity interests of Parent, such that immediately prior to the merger they will own 100% of the equity interests of Parent.

Indemnification

Our board of directors and executive officers are entitled to continued indemnification rights and insurance coverage under the merger agreement for a period of six years from the effective time of the merger with terms no less favorable in any material respect to such directors and officers than is provided for in the Company’s articles of incorporation, bylaws and insurance policies in effect as of the date of the merger agreement. Our board of directors and executive officers are also parties to written indemnification agreements with the Company, pursuant to which they are entitled to continued indemnification rights for so long as such persons may be subject to any possible proceeding due to their role as a director or officer of the Company. By virtue of the merger, such written indemnification agreements become agreements with and obligations of the surviving corporation from and after the effective time of the merger.

Arrangements with Parent

Messrs. Guez and Kay are parties to Parent’s operating agreement, and the Kay Living Trust will become a party to the operating agreement in connection with its contribution of shares of common stock of the Company to Parent in exchange for equity interests of Parent immediately prior to consummation of the merger. Immediately following consummation of the merger, Messrs. Guez and Kay and the Kay Living Trust will own equity interests in Parent in the same proportion as their relative ownership of the Company immediately prior to the effective date of the merger. In addition, Mr. Kay will receive a profits interest in Parent, which will increase Mr. Kay’s and the Kay Living Trust’s combined ownership interest in Parent, after giving effect to certain preferential payments, to 33.33% of the total equity interests of Parent immediately following the merger.

Total Consideration to be Received by Directors and Executive Officers

The following table reflects the consideration expected to be received by each of our directors and executive officers for their shares of the Company’s common stock in connection with the merger, which does not include the value of the equity interests in Parent received by Messrs. Guez and Kay in exchange for their shares of Company common stock, or the special committee fees:

Cash Merger Consideration to be Received for Company Common Stock
Gerard Guez	—
Todd Kay	—
Henry Chu	—
Patrick Chow	—
Stephane Farouze	$68,000
Milton Koffman	$8,500
Simon Mani	$12,750
Joseph Mizrachi	—
Mitchell Simbal	—

Stock Option Awards

The following table provides information with respect to grants of stock options to our executive officers and directors during the past two years. No officer or director received any award of restricted stock during the past two years.

Name	Date of Grant	Number of Shares Granted	Type of Grant	Exercise Price of Stock Option
Gerard Guez	—	—	—	—
Todd Kay	—	—	—	—
Henry Chu	—	—	—	—
Patrick Chow	3/16/07	75,000	ISO	$1.63
Stephane Farouze	—	—	—	—
Milton Koffman	—	—	—	—
Simon Mani	—	—	—	—
Joseph Mizrachi	—	—	—	—
Mitchell Simbal	—	—	—	—

Fees and Expenses

Except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our shareholders, and all filing fees paid to the SEC, in each case in connection with the merger, will be paid by the Company. If the merger agreement is terminated in specified circumstances, the Company will be required to reimburse Parent up to a maximum of $500,000 of Parent’s fees and expenses in connection with the merger agreement. If the merger agreement is terminated in specified circumstances, Messrs. Guez and Kay would be obligated to reimburse the Company for its fees and expenses, plus an additional $500,000. See “The Merger Agreement—Fees and Expenses” beginning on page 92. Fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Description	Amount
Legal fees and expenses	$900,000
Accounting expenses	$20,000
Financial advisory fees and expenses	$900,000
Special committee retainer and meeting fees	$550,000
Printing, proxy solicitation and mailing costs	$40,000
Filing fees	$910
Miscellaneous	—
Total	$2,410,910

Financial Projections

The Company does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of the Company by Messrs Guez and Kay, the Company’s management prepared non-public financial projections reflecting management’s views as to possible future performance of the Company for fiscal years 2009 and 2010. The information was provided to the special committee, the members of our board of directors (other than Messrs. Guez and Kay) and Houlihan Lokey in connection with discussing and evaluating the merger. The financial projections, which are set forth below, do not give effect to the transactions contemplated by the merger agreement, including the merger. The inclusion of this information should not be regarded as an indication that the Company considered or now considers these projections to be a reliable prediction of future results. The financial projections provided below were last updated on February 25, 2009.

The financial projections were prepared by our Chief Financial Officer after consultation with senior management staff and sales personnel, including Mr. Kay who heads our private label business. The financial projections were reviewed by Mr. Guez, our Interim Chief Executive Officer, and approved by him without modification. In compiling the financial projections, the Company’s management took into account historical performance, customers’ projections, the current economy, the Company’s strategic plan and budget for fiscal years 2009 and 2010, as well as estimates regarding revenues, overhead expenses and net income, among others estimates. The Company’s management also considered the following business and economic trends affecting the Company and the apparel industry:

•

the current economic crisis is accelerating the consolidation among retailers, apparel manufacturers and wholesalers, has resulted in a decreased number of retailers as several large retailers have closed locations or ceased business altogether through bankruptcies, and has resulted in a significant reduction in customer orders;

•

there is intense competition in the sectors of the apparel industry in which the company participates; many of the Company’s competitors are larger with greater resources than the Company; and the Company faces increasing competition from its own customers and potential customers, many of which have established, or may establish, their own internal product development and sourcing capabilities; and

•

the global banking crisis is affecting the availability of working capital to the Company, its vendors and its customers; some vendors that historically have extended credit to the Company have experienced difficulties with their banks and have been forced to reduce the credit terms available to us; and the Company’s factor has increased its rejection and withdrawal of customer credits and, on a number of occasions, has left the Company with the choice of either undertaking the credit risk internally or liquidating the finished goods at a loss.

The financial projections were not developed as part of management’s historical development of internal financial forecasts or budget preparation. The financial projections were not prepared with a view to public disclosure and are included in this proxy statement only because the information for fiscal years 2009 and 2010 was made available on a confidential basis to Houlihan Lokey in connection with Houlihan Lokey’s financial analysis undertaken for purposes of rendering the opinion to the special committee described in the section entitled “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 44 of this proxy statement. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither the Company’s registered public accountant nor any other registered public accountant has examined or compiled the projections and, accordingly, no registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates relating to the Company’s business. Although the Company’s management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they are not intended as predictions and may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, the impact of the announcement and pendency of the merger, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the Company’s control, may cause actual results to vary from the projections or the underlying assumptions and estimates.

Accordingly, while the projections were prepared in good faith by the Company’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as predictions of actual future results, and the projections should not be relied upon as such. These financial projections are by their nature forward-looking information, and you should read the section “Cautionary Note on Forward-Looking Statements” beginning on page 12 of this proxy statement for additional information regarding the risks of unduly relying on such information.

The following are the financial projections described above:

	Fiscal Year Ended December 31,
	2009	2010
Gross sales	$185,000,000	$203,500,000
Returns and allowances	$5,550,000	$6,105,000

Net sales	$179,450,000	$197,395,000
Cost of sales	$144,457,250	$156,929,025
Gross profit	$34,992,750	$40,465,975

Gross Margin	19.50%	20.50%

Selling, General and Administrative expenses	$32,000,000	$34,560,000

Selling, General and Administrative expenses as a percentage of net sales	17.83%	17.51%

Income from operations	$2,992,750	$5,905,975

Interest expense	$1,300,000	$1,350,000
Royalty expense	$745,800	$932,250
Interest and other income	$—	$—

Income before provision for income taxes	$946,950	$3,623,725

Provision for income taxes	$789,390	$1,324,745

Net income	$157,560	$2,298,980

Dissenters’ Rights

Pursuant to California law, our shareholders may have the right to dissent from the approval of the merger agreement and receive a cash payment for the judicially determined fair value of their shares of our common stock. The fair value could be greater than, equal to or less than $0.85 per share that our shareholders are entitled to receive in the merger. A shareholder may be entitled to rights of appraisal with respect to such shareholder’s shares if (i) holders of 5% or more of our outstanding shares of common stock dissent from the merger or (ii) if the shareholder’s shares are subject to any restriction on transfer imposed by the Company or by any law or regulation. To exercise dissenters’ rights, a shareholder must vote against the approval of the merger agreement and must submit their demand for payment prior to the date of the Special Meeting. The procedural requirements for perfecting dissenters’ rights under Chapter 13 of the CGCL are more fully described in this proxy statement under the caption “Dissenters’ Rights” beginning on pages 62 and 94. A copy of Chapter 13 of the CGCL, which sets forth dissenters’ rights under California law and governs the procedures for perfecting such rights, is attached as Annex C to this proxy statement.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger generally expected to be applicable to our shareholders whose shares of Company common stock are converted into cash in the merger, assuming the merger is effected as described in the merger agreement and in this proxy statement. The summary is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority, and administrative rulings effective as of the date of hereof. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the merger, nor does it address any consequences under non-income tax laws or under any tax treaty. The tax treatment of the merger to our shareholders will vary depending upon their particular situations.

The following discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all of the potential tax considerations relevant to a decision whether to approve the merger agreement. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to each of our shareholders in light of their particular circumstances, such as shareholders who exercise dissenters’ rights, who are treated as partnerships or otherwise as pass-through entities for U.S. federal income tax purposes, who are dealers in securities, who are traders in securities who have elected the mark-to-market method of accounting, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are financial institutions or insurance companies, who are “S corporations”, who are “regulated investment companies”, who are “real estate investment trusts”, who are tax-exempt organizations, who are tax-qualified retirement plans, who are governments or agencies or instrumentalities thereof, who are eligible to treat their shares of Company common stock as “qualified small business stock”, who do not hold their Company common stock as a capital asset at the time of the merger, who acquired their Company common stock in connection with common stock option or common stock purchase plans or in other compensatory transactions, who hold Company common stock as part of an integrated investment (including a “straddle”) comprised of Company common stock and one or more other positions, who hold our common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code, who are expatriates or certain former long-term residents of the U.S., who are “controlled foreign corporations”, who are “passive foreign investment companies”, who are corporations that accumulate earnings to avoid U.S. federal income tax, or who have a functional currency other than the U.S. dollar. If a partnership holds shares of Company common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company common stock should consult their tax advisors. This summary does not address the tax effects of the merger to holders of Company options or warrants. In addition, the tax treatment described below may not apply to a shareholder who owns, or is treated as owning under certain attribution rules contained in the Internal Revenue Code, an interest in the Company following the merger. Those shareholders are encouraged to consult their own tax advisors.

The following discussion does not address the tax consequences of transactions effectuated prior to, concurrent with or after the merger (whether or not such transactions are in connection with the merger). For example, this discussion does not address the tax consequences to Messrs. Guez and Kay and the Kay Living Trust of acquiring equity interests of Parent in connection with the merger, nor does it address the consequences to shareholders who exercise dissenters’ rights. Shareholders are encouraged to consult their own tax advisors regarding the tax consequences to them of any transactions undertaken prior to, concurrent with or after the merger.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company common stock that is any of the following:

•	an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of shares of Company common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

Neither Parent nor the Company has requested or will request any ruling from the Internal Revenue Service as to the tax consequences of the merger, nor will counsel to Parent or the Company render a tax opinion in connection with the merger. The Internal Revenue Service may take different positions concerning the tax consequences of the merger than those stated below and such positions could be sustained.

In light of the foregoing, the Company shareholders are encouraged to consult their own tax advisors regarding the tax consequences to them of the merger, including all applicable U.S. federal, state, local and foreign tax consequences.

U.S. Holders

The receipt of cash in exchange for shares of the Company common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received in exchange for the Company common stock and the U.S. Holder’s adjusted tax basis in the shares surrendered. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder will have held the shares for more than one year at the time of the merger. Long-term capital gains of non-corporate U.S. Holders are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

Certain U.S. Holders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Company common stock in the merger. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the Internal Revenue Service.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of cash for shares of Company common stock in the merger unless:

•	the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S., and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.; or

•

the Company is or has been a U.S. real property holding corporation, which is referred to as a “USRPHC”, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the Non-U.S. Holder held the shares of Company common stock disposed of in the merger.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the U.S. Gain described in the second bullet point recognized by Non-U.S. Holders that are foreign corporations also may be subject to a branch profits tax at a 30% rate. With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Internal Revenue Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Since the shares of Company common stock are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), in the event the Company constitutes a USRPHC, any gain recognized on the receipt of cash for shares of Company common stock in the merger generally will be subject to U.S. federal income tax only if the Non-U.S. Holder held (actually or constructively) more than 5% of the shares of Company common stock during the shorter of the two periods described in the third bullet point. In the case of a Non-U.S. Holder that has held (actually or constructively) more than 5% of the shares of Company common stock during the shorter of the two periods described in the third bullet point, gain described in the third bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the U.S. In addition, in the case of such a Non-U.S. Holder, the gross proceeds from a disposition of shares of Company common stock, if the Company is a USRPHC, generally will be subject to a 10% withholding tax, which may be claimed by the Non-U.S. Holder as a credit against the Non-U.S. Holder’s federal income tax liability. Non-U.S. Holders should consult any income tax treaties applicable to them, as those treaties may provide for different rules.

Certain Non-U.S. Holders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Company common stock in the merger. Non-U.S. Holders can avoid backup withholding by providing the paying agent with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the Internal Revenue Service.

The foregoing is a general discussion of the material U.S. federal income tax consequences of the merger. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of all applicable foreign, federal, state and local tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our commercially reasonable efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. Except for the filing of an agreement of merger with the Secretary of State of the State of California to effect the merger, there are no material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

On April 22, 2009, a complaint was filed in Superior Court of the State of California, County of Los Angeles (Case No. BC 41232) on behalf of plaintiff Anthony M. McMichael asserting claims against us, each of our directors, Parent and Merger Sub. The plaintiff alleges that he is an owner of our common stock, and this action purports to be a class action filed on behalf of the public shareholders of the Company. The complaint alleges, among other things, that our directors breached their fiduciary duties in connection with the proposed merger transaction by pursuing a transaction that is not fair to the Company’s public shareholders and that the remaining defendants aided and abetted the alleged breaches of fiduciary duties. The complaint also alleges that our public disclosures with respect to the merger were inadequate or incomplete, rendering the disclosures materially misleading. The complaint seeks, among other things, to enjoin us, our directors and the other defendants from proceeding with or consummating the proposed merger transaction or, if we complete the transaction, to rescind the merger. A condition to the closing of the merger under the merger agreement is that an injunction shall not have been entered which is in effect or which has the effect of making the merger illegal or otherwise legally prohibiting the consummation of the merger.

IDENTITY AND BACKGROUND OF FILING PERSONS

Tarrant Apparel Group

Tarrant Apparel Group is a design and sourcing company for private label and private brand casual apparel serving mass merchandisers, department stores, branded wholesalers and specialty chains located primarily in the United States. Our major customers include retailers, such as Macy’s Merchandising Group, Chico’s, New York & Co., Mothers Work, the Avenue, Wal-Mart, Mark’s Work, and Lane Bryant as well as wholesalers such as Seven Licensing. The Company’s products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, shorts, skirts, dresses, t-shirts, shirts and other tops and jackets.

The Company launched its private brands initiative in 2003, and have since acquired ownership of or license rights to a number of brand names and sold apparel products under the brand, generally to a single retail company within a geographic region. The Company sells apparel products under the American Rag Cie brand in Macy’s and related stores. The Company maintains its principal executive office at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017, and you can reach us by telephone at (323) 780-8250.

The following sets forth information regarding our executive officers and directors. The address for each person listed below is care of the Company at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017.

Name	Age	Position
Directors:
Gerard Guez	53	Interim Chief Executive Officer and Chairman of the Board of Directors
Todd Kay	52	Vice-Chairman of the Board of Directors
Patrick Chow	55	Chief Financial Officer and Director
Stephane Farouze (1)	40	Director
Milton Koffman (1)(2)	85	Director
Simon Mani (1)(2)	57	Director
Joseph Mizrachi (1)(2)	63	Director
Mitchell Simbal (1)(2)	55	Director

Other Executive Officer:
Henry Chu	71	President of Tarrant Company Limited

(1)	Member of the audit committee and compensation committee.

(2)	Member of the special committee.

Executive Officers and Directors of the Company

Gerard Guez founded Tarrant Apparel Group in 1988 and has served as our Chairman of our board of directors since inception and as Chief Executive Officer from inception until 2001 and again from March 2003 through August 2004. Mr. Guez was re-appointed as Interim Chief Executive Officer, effective March 31, 2006. Mr. Guez also founded Tarrant Company Limited, our Hong Kong subsidiary, in 1985, and he has served as its Chairman since inception and Chief Executive Officer from 1985 through October 2001. Prior to founding Tarrant Company Limited, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the “Sasson” license.

Todd Kay has served as our President from 1988 to September 1999 and from March 2000 to August 2003, and has served as Vice Chairman since September 7, 1999. Mr. Kay has also served as a director since 1988 and as a director of Tarrant Company Limited since 1986. Prior to joining us, Mr. Kay was a sales manager for Sasson Jeans, L.A., Inc. from 1979 to 1980 and served as President of JAG Beverly Hills, Inc., an apparel manufacturer, from 1980 to 1985.

Patrick Chow was appointed as a director in November 2007, at the time he was named our Chief Financial Officer. Prior to being named Chief Financial Officer, Mr. Chow joined Tarrant Apparel Group in March 2007 as our Senior Vice President, Finance. Mr. Chow had previously served as our Chief Financial Officer and as a director from January 2002 through August 2004. From August 2004 until April 2005, Mr. Chow was a consultant for us and other companies, providing financial and accounting services. He joined Blue Holdings, Inc. (Other OTC: BLHI.PK) as Chief Financial Officer in April 2005, and served in that capacity until December 31, 2006. Mr. Chow has a Bachelor of Arts degree from the University of Hong Kong and two diplomas in Banking and Financial Studies from the Chartered Institute of Bankers United Kingdom.

Stephane Farouze has served as a director since May 2003. Mr. Farouze is currently a Managing Director with Deutsche Bank AG. Previously, from May 2003 to mid 2006, Mr. Farouze was Managing Director of Paradigm Global Advisors. From March 2000 to November 2002, Mr. Farouze was employed as the Global Head of Sales and Restructuring of Societe General Asset Management. From March 1998 to February 2000, Mr. Farouze was Head of Foreign Exchanges for the Italian Market for BNP. Mr. Farouze received a Bachelor of Science in Applied Arts and Sciences and a Business Administration (Finance) degree from San Diego State University in 1992.

Milton Koffman has served as a director since November 2001. Since 1997, Mr. Koffman has been the Chairman of the Board for New Valu, Inc., a multi- faceted provider of investment capital, commercial loans and other financial services for various operating companies. Additionally, he is a founder and director of Global Credit Services, a leading provider of business information and analysis for manufacturing, financial, lending and real estate companies. Mr. Koffman has previously served on the boards of IEC Electronics, Jayark Corporation, Sattlers Department Stores, Walter Reed Theaters, Scoreboard, Inc. and the Gruen Watch Company. Mr. Koffman received a B.S. from Ohio State University in 1945.

Simon Mani has served as a director since December 2004. Since 1994, Mr. Mani has served as General Manager of Mani Brothers Real Estate Investment Group, a privately-held real estate investment firm that owns, renovates, operates, manages, and leases over 1 million square feet of commercial property. Previously, Mr. Mani served as President of the Sara Lee Fresh division of Sara Lee Bakery from 1992 until 2001. In this position Mr. Mani supervised over 1,500 employees and managed over 500 distributors. Mr. Mani and his brother founded the International Baking Company, which the Manis sold to Sara Lee.

Joseph Mizrachi has served as a director since June 2001. Since 1982, Mr. Mizrachi has been engaged in capital funding to finance buyouts of small and medium size companies. He has also been the Chairman of the Board of Midwest Properties Management, Inc. since 1980, which is engaged in the management of real estate, and he was formerly a member of the board of directors of American Realty Investors Inc. (NYSE) and he was a director and member of the loan committee of Heritage Bank in Washington, DC. Mr. Mizrachi received an undergraduate degree in Economics and Political Science in 1968 and a Master’s degree in Business Administration in Finance and Marketing in 1971, both from the Hebrew University in Jerusalem, Israel. He became a member of the American Society of Chartered Life Underwriter (CLU) in 1973 and a Chartered Financial Consultant (CFC) in 1982. In 1978, he received another Master’s degree in Business Administration and Financial Counseling (MFS) from The American College in Bryn Mawr, Pennsylvania.

Mitchell Simbal has served as a director since June 2001. Since 1997, Mr. Simbal has been Senior Vice President of Retail Operations for Harrah’s Entertainment, which includes Caesars Palace, Paris Las Vegas, Bally’s and Flamingo Hilton. In this position, Mr. Simbal is responsible for a $170 million retail division. Mr. Simbal has a B.S. in accounting from the University of Hartford.

Henry Chu has served as President of Tarrant Company Limited, our Hong Kong subsidiary, since September 2001. Mr. Chu is also currently a director of Tarrant Company Limited a position he has held since 2002. Prior to joining Tarrant Company Limited, Mr. Chu was the founder and owner of a garment manufacturing company. Mr. Chu has over 30 years of experience in the garment industry.

Our articles of incorporation provide that our board of directors is divided into two classes, which are elected for staggered two-year terms. One of the two classes is elected each year to succeed the directors whose terms are expiring. Our bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors, but shall not be less than six nor more than eleven. The board of directors has fixed the number of directors constituting the entire board of directors at nine, and there currently is one vacancy. We currently have not identified an individual to fill the one vacancy on our board of directors.

Our directors serve in such capacity until the annual meeting of the shareholders corresponding to the end of their respective terms or until their successors are duly elected and qualified, unless they have earlier resigned or been removed. Our officers hold their offices until their successors are chosen and qualify or until their earlier resignation or removal.

Each person identified above is a United States citizen. None of the Company or any of its executive officers or directors has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company or any of its executive officers or directors has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except as follows:

On October 28, 2005, the SEC issued an order sustaining National Association of Securities Dealers, or NASD, disciplinary action against PAZ Securities, Inc., a former NASD member firm, and Joseph Mizrachi, a member of our board of directors and the special committee and the former president of PAZ Securities. The NASD action that was upheld by the SEC found that the PAZ Securities and Mr. Mizrachi had violated NASD rules by failing to respond to an NASD information request, expelled PAZ Securities from NASD membership and barred Mr. Mizrachi from associating with any NASD member firm. PAZ Securities and Mr. Mizrachi appealed the SEC’s decision to the U.S. Court of Appeals for the District of Columbia. On July 20, 2007, the Court Appeals held that the SEC failed to address certain mitigating factors raised by PAZ Securities and Mr. Mizrachi and directed the SEC to reconsider whether the sanctions are excessive in light of the factors raised in mitigation and whether the sanctions serve a proper remedial purpose. Upon remand, on April 11, 2008, the SEC issued an order again upholding the NASD action barring Mr. Mizrachi from associating with an NASD member firm and expelling PAZ Securities from membership in the NASD. PAZ Securities and Mr. Mizrachi have again appealed the SEC’s decision to the U.S. Court of Appeals for the District of Columbia, which appeal is pending. In his appeal, Mr. Mizrachi again asserts that the sanctions imposed by the NASD are excessive due to mitigating factors, and that the sanctions due not serve a proper remedial purpose given the nature of the NASD rule violation, which was limited to PAZ Securities’ failure to timely respond to the NASD’s request for information.

Sunrise Acquisition Company, LLC

Sunrise Acquisition Company, LLC, referred to as “Parent” in this proxy statement, is a California limited liability company formed by Messrs. Guez and Kay in anticipation of the merger. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent. Messrs. Guez and Kay and the Kay Living Trust are expected to exchange all of their shares of common stock of the Company for equity interests of Parent, following which they will own 100% of the equity interests of Parent. Parent currently has minimal assets and no operations. Parent’s principal executive offices are 9000 Sunset Boulevard, Penthouse, Los Angeles, CA 90069 and its telephone number is (310) 858-2600.

Sunrise Merger Company

Sunrise Merger Company, referred to as “Merger Sub” in this proxy statement, is a California corporation and a wholly-owned subsidiary of Parent formed by Messrs. Guez and Kay as an acquisition subsidiary of Parent in anticipation of the merger. Subject to the terms and conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation. Merger Sub currently has minimal assets and no operations. Merger Sub’s principal executive offices are 9000 Sunset Boulevard, Penthouse, Los Angeles, CA 90069.

Gerard Guez, Todd Kay and Kay Living Trust

Gerard Guez, Todd Kay and the Kay Living Trust are filing persons for purposes of this proxy statement. Additional background information about Messrs. Guez and Kay is provided above. The Kay Living Trust is a revocable trust of which Todd Kay and his spouse, Kimberly Smith Kay, are settlors, trustees and lifetime beneficiaries.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the special meeting. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Where and when is the special meeting?

A:	The special meeting will take on [—], [—], 2009 at 10:00 a.m., local time, at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017.

Q:	May I attend the special meeting in person?

A:	All shareholders of record as of the close of business on [—], 2009, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of government-issued personal identification will be required.

If your shares are held in the name of a bank, broker or other holder of record, and you wish to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a valid proxy issued to you by the nominee holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	What vote of our shareholders is required to approve the proposals?

A:

Proposal No. 1. Under California law, a merger agreement ordinarily must be approved by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock. However, under our articles of incorporation, a merger agreement must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of our common stock. Messrs. Guez and Kay and the Kay Living Trust hold approximately 41.51% of the outstanding shares of our common stock, which means that the merger agreement must be approved by holders, other than Messrs. Guez and Kay and the Kay Living Trust, of at least 25.16% of the outstanding shares of our common stock to consummate the merger.

Proposal No. 2. The proposal to adjourn the special meeting, if the special committee deems it necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of our common stock at the close of business on [—], 2009, the record date for the special meeting. As of the close of business on that day, 30,543,763 shares of our common stock were outstanding. See “The Special Meeting” beginning on page 75.

Q:	How do I vote?

A:	If you are a beneficial owner who holds your shares through a bank, broker or other nominee holder, we will send you a voting instruction card which will tell you how to vote your shares by using the voting instruction card or by following their particular telephone and/or Internet voting instructions. If you are a holder of record, you may vote your shares by signing, dating and returning the enclosed proxy card by mail, or by voting by telephone or via the Internet, as described below.

Mail. Please promptly complete and return your proxy card in the postage-paid envelope provided.

Telephone. Please call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

Internet. Please visit the Internet web site address listed on your proxy card. As with telephone voting, Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

Telephone and Internet voting will be available to holders of record 24 hours each day until [—], Pacific time on [—], 2009. If you use the toll-free telephone number or the Internet to provide your proxy voting instructions, you do not need to mail in your proxy card.

Q:	How are votes counted?

A:

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner and does not have the discretionary authority to vote the shares without such instructions. Nominees do not have discretionary authority to vote your shares on any of the proposals before the special meeting, so if you hold shares through a nominee, YOU MUST INSTRUCT THEM HOW YOU WANT YOUR SHARES VOTED. Because approval of the merger agreement requires the affirmative vote of the holders of 66 2/3% of our outstanding common stock, the failure to vote, broker non-votes and abstentions will have the same effect as voting “against” the approval of the merger agreement. Because approval of the proposal to adjourn the special meeting, if the special committee deems it necessary or appropriate to solicit additional proxies, requires the affirmative vote of holders representing a majority of the voting power present in person or by proxy at the special meeting, abstentions will have the same effect as voting “against” that proposal. A failure to attend the meeting in person together with a failure to submit a proxy will have no effect with respect to the adjournment proposal. Because brokers do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully in its entirety, including its annexes, and consider how the merger affects you. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or via the Internet as described above. If you hold your shares in “street name,” to ensure that your shares are voted at the special meeting you must instruct your broker on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my bank or broker, will they vote my shares for me?

A:

Yes, but only if you provide instructions to your broker on how to vote. You should follow any voting instructions provided by your broker regarding how to instruct your broker to vote your shares. Without specific voting directions from you, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will have the same effect as voting “against” approval of the merger agreement, except for purposes of perfecting dissenters’ rights, which requires that you actually vote “against” approval of the merger agreement. Because brokers do not have discretionary authority to vote on any of the proposals presented at the meeting, broker non-votes also will not count as votes for or against the proposal to adjourn the meeting.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne solely by the Company. Proxies may be solicited in person, by telephone, e-mail, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation for such services.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company has paid a retainer of $10,000 to be applied against a final fee that is expected to be $20,000 based upon the actual services provided and not including the reimbursement of out-of-pocket expenses.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying the Corporate Secretary of the Company in writing or by signing and submitting a new proxy dated after the date of the proxy being revoked. In addition, you may revoke a prior proxy by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting without voting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered under different names or are in more than one account, you may receive more than one proxy card or, if you hold your shares in “street name,” you may receive more than one vote instruction card from your bank or broker. Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to a paying agent in order to receive the merger consideration. If you hold shares of our common stock in “street name” by your broker, bank or other nominee, you will receive instructions from you broker, bank or nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:

Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to surrender your stock certificates for the merger consideration of $0.85 in cash per share to which you are entitled. Once you have submitted your properly completed letter of transmittal, your stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include specific procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You also may be required to provide a bond to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting but after the record date?

A:	The record date of the special meeting is earlier than the special meeting and earlier than the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $0.85 per share in cash to be received by our shareholders in the merger. In order to become entitled to receive the $0.85 per share pursuant to the merger agreement, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to pursue dissenters’ rights of appraisal under California law in connection with the merger (i) if holders of 5% or more of our outstanding shares of common stock dissent from the merger or (ii) if your shares are subject to any restriction on transfer imposed by the Company or by any law or regulation. To exercise your dissenters’ rights, you (and enough other holders to collectively represent at least 5% or more of our common stock) must vote “against” the approval of the merger agreement and the merger and you must submit your demand for payment prior to the date of the special meeting. The procedural requirements for perfecting dissenters’ rights under Chapter 13 of the CGCL are more fully described in this proxy statement under the caption “Dissenters’ Rights” beginning on pages 62 and 94. A copy of Chapter 13 of the CGCL, which sets forth the statutory provisions governing dissenters’ rights under California law and the procedures for perfecting such rights, is attached as Annex C to this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, MacKenzie Partners, Inc. at [—] (toll-free) if you are an individual shareholder, or [—] if you are a bank or broker, or via email at [—], or you can contact us at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017 or by telephone at (323) 780-8250. If your broker holds your shares, you may call your broker for additional information.

Q:	Where can I obtain additional copies of the proxy card or these proxy materials?

A:	The proxy statement, form of proxy card and any other proxy materials for the special meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available without charge at [INSERT DIRECT LINK HERE].

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on [—], [—], 2009 at 10:00 a.m., local time, at our corporate headquarters located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017, or at any postponement or adjournment thereof.

At the special meeting, you will be asked to consider and vote on the following matters:

¡	a proposal to approve the merger agreement (Proposal No. 1);

¡

a proposal to adjourn the special meeting, if the special committee determines it to be necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement (Proposal No. 2); and

¡	to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Our shareholders must approve the merger agreement for the merger to occur. If our shareholders do not approve the merger agreement, the merger cannot occur. The merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [—], 2009.

Record Date and Quorum

All holders of record of our common stock as of the close of business on [—], 2009, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 30,543,763 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to conduct business, including voting on the proposals discussed above, at the special meeting. Once a share is represented at the special meeting, either in person or by proxy, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum must be established.

Required Votes

Approval of Proposal No. 1:

We cannot complete the merger unless the merger agreement is approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of our common stock. Messrs. Guez and Kay and the Kay Living Trust hold approximately 41.51% of the outstanding shares of our common stock. Therefore, in addition to the affirmative vote of these affiliated shareholders, the merger agreement must be approved by shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, that hold at least 25.16% of the outstanding shares of our common stock to consummate the merger.

Therefore, if you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if you fail to vote by proxy or in person or “abstain” from voting and a quorum is present, your failure to vote or abstention will have the same effect as a vote “against” the approval of the merger agreement, except for purposes of perfecting dissenters’ rights, which requires that you actually vote against the approval of the merger agreement. Similarly, broker non-votes also will have the same effect as voting against the approval of the merger agreement for purposes of the votes described above, but not for purposes of asserting dissenters’ rights.

Approval of Proposal No. 2:

The proposal to adjourn the special meeting, if the special committee determines it to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the holders of a majority of the shares of voting stock present in person or by proxy at the meeting. Abstentions will have the same effect as a vote “against” the proposal to adjourn the meeting. Because banks, brokers and other nominee holders do not have discretionary authority to vote on the adjournment proposal, broker non-votes will not count as votes for or against the proposal to adjourn the meeting.

As of the record date for the special meeting, the directors and executive officers of the Company (including Messrs. Guez and Kay) beneficially owned, in the aggregate, [—] shares of our common stock, or approximately [—]% of our common stock outstanding as of the record date. Directors and executive officers other than Messrs. Guez and Kay and the Kay Living Trust beneficially owned, in the aggregate, [—] shares of our common stock, representing approximately [—]% of our outstanding common stock, as of the record date. Those directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Broker Non-Vote; Revocation

If you are a shareholder of record and submit a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign and return a proxy card without indicating how your shares should be voted, your shares will be voted “FOR” the approval of the merger agreement and the transactions contemplated thereby and “FOR” any adjournment of the special meeting, if the special committee determines it to be necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your bank, broker or other nominee holder, you should instruct them how you want them to vote your shares by following the voting instructions provided by your bank, broker or other nominee holder. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other nominee holder and they can give you directions on how to vote the shares they hold for you. Under the rules of the NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval of the merger agreement or approval of any adjournment of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, bank, broker or other nominee holder are not empowered to vote the shares they hold for you with respect to the approval of the merger agreement or approval of any adjournment of the special meeting. Shares that are not voted at the special meeting because the bank, broker or other nominee holder did not receive voting instructions for the beneficial owner for whom they hold those shares and do not have discretion to vote the shares without such instructions, are called “broker non-votes.” Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “against” the approval of the merger agreement, except for purposes of perfecting dissenters’ rights, which requires that you actually vote “against” approval of the merger agreement. Abstentions will have the same effect as a vote “against” the proposal to adjourn the meeting, if necessary or appropriate, if there are insufficient votes in favor of the approval of the merger agreement. Broker non-votes will not be counted as shares voted “for” or “against” the adjournment proposal.

You may revoke your proxy at any time before your shares are voted at the special meeting. To revoke your proxy for shares held in your name, you must (i) advise the Corporate Secretary of the Company of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not by itself revoke a prior proxy.

Please note that if you hold your shares in “street name” through a bank, broker or other nominee holder, and you have instructed your nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote. If that is your situation, please contact your nominee for instructions as to how to revoke or change your vote.

The Company does not expect that any matter other than the approval of the merger agreement (and approval of the adjournment of the special meeting, if the special committee deems it necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies in the proxy card will have discretionary authority to vote upon any other business that is unknown by the Company a reasonable time prior to the solicitation of proxies, if any, if such other business properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, if the special committee determines it to be necessary or appropriate. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and if after the adjournment a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. If a quorum is not present, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Unless you specifically indicate otherwise on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if the special committee determines it to be necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne solely by the Company. Proxies may be solicited in person, by telephone, e-mail, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation for such services.

The Company will reimburse brokers, banks and other nominees upon request for their expenses incurred in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting. The Company has paid MacKenzie Partners, Inc. a retainer of $10,000 to be applied against a final fee that is expected to be $20,000 based upon the actual services required and not including the reimbursement of out-of-pocket expenses. The fees payable to MacKenzie Partners, Inc. are being paid by the Company.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety.

Effective Time

The effective time of the merger will occur at the time that we file an agreement of merger with the Secretary of State of the State of California on the closing date of the merger. Under the merger agreement, the closing date is to occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date), or at such other date as we, Parent, Merger Sub and Messrs. Guez and Kay may mutually agree.

Structure

Subject to the terms and conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a direct wholly-owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current shareholders, other than Messrs. Guez and Kay and the Kay Living Trust, will cease to have any ownership interest in the surviving corporation or rights as a holder of our shares of common stock, other than the right to receive the merger consideration or their rights as a dissenting shareholder, if applicable. Therefore, after the merger, our current shareholders (other than Messrs. Guez and Kay and the Kay Living Trust) will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Limited Joint and Several Guarantee

Messrs. Guez and Kay have entered into the Guarantee pursuant to which they have jointly and severally personally guaranteed the performance by Parent and Merger Sub of their respective payment Obligations and certain related costs and expenses as described below. Mr. Kay’s obligations under the Guarantee are subject to a maximum liability of $5,000,000, plus any costs or expenses incurred by or on behalf of the Company in enforcing Mr. Kay’s obligations under the Guarantee. The Obligations guaranteed pursuant to the Guarantee include: (i) payment of the aggregate merger consideration and all payments with respect to any “in the money” options and warrants under the merger agreement; (ii) the Business Interruption Fee (as defined in the merger agreement); (iii) any payment obligation of Parent or Merger Sub resulting from or arising out of the breach or non-performance of any representation, warranty or covenant of Parent, Merger Sub, Messrs. Guez and Kay or their respective representatives contained in the merger agreement; and (iv) any costs or expenses of enforcement or collection of the merger agreement, the Obligations or the Guarantee (including reasonable attorneys fees and costs) that are incurred by or on behalf of the Company.

Under its terms, the Guarantee shall terminate and Messrs. Guez and Kay shall have no further obligations under the Guarantee as of the earlier of: (i) the date cash in an amount sufficient to pay the aggregate merger consideration payable with respect to all shares of common stock of the Company cancelled pursuant to the merger is deposited with a paying agent by or on behalf of Parent and Merger Sub and (ii) the second anniversary of the date of the Guarantee, unless prior to such second year anniversary, the Company shall have asserted a claim under the Guarantee, in which case the obligations of Messrs. Guez and Kay shall terminate upon either (x) a final, non-appealable resolution of such claim and payment of the obligations of the Obligations, if applicable or (y) a written agreement signed by each of the parties to the Guarantee terminating the Guarantee.

Treatment of Common Stock, Stock Options, Warrants and Dissenting Shares

Common Stock

At the effective time of the merger, each share of common stock issued and outstanding prior to effective time of the merger automatically will be cancelled and will cease to exist and will be converted into the right to receive $0.85 in cash, without interest and less applicable withholding taxes. However, any shares of our common stock:

•	held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, will be canceled without conversion or consideration;

•

owned by Parent or Merger Sub immediately prior to the effective time of the merger, will be canceled without conversion or consideration (including any such shares contributed to Parent by Messrs. Guez and Kay and the Kay Living Trust immediately prior to the effective time of the merger in exchange for equity interests of Parent); or

•

held by shareholders who have properly demanded and perfected their dissenters’ rights in accordance with California law, if and to the extent dissenters’ rights are available and properly perfected, entitle the holder thereof to payment of the fair value of such shares in accordance with California law. See “Dissenters’ Rights” beginning on pages 62 and 94 of this proxy statement.

After the effective time of the merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be canceled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $0.85 in cash per share, without any interest and less applicable withholding taxes.

Stock Options

Each option to purchase shares of common stock, whether vested or unvested, will be canceled immediately prior to the effective time of the merger, and each holder of a stock option that has a per share exercise price that is less than $0.85 (whether or not vested) will be entitled to receive an amount in cash equal to the product of (A) the number of shares of common stock as to which the stock options that are cancelled could be exercised (assuming full vesting), multiplied by (B)(i) $0.85 less (ii) the per share exercise price of such stock options. Any stock option that has a per share exercise price equal to or greater than $0.85, will be cancelled immediately prior to the effective time of the merger without any payment or continuing liability of the Company or the surviving corporation in respect to such option. Because all of our outstanding stock options have an exercise price greater than $0.85 per share, we do not expect any money to be paid to option holders as a result of the merger.

Warrants

Each warrant issued and outstanding at the effective time of the merger, and which does not terminate in accordance with its terms as a consequence of the merger, will be canceled and automatically converted into the right to receive cash, if any, without interest, in an amount determined in accordance with the terms of the applicable warrant agreement. We anticipate that in connection with the merger:

•

holders of warrants to purchase 1,450,000 shares of common stock with a per share exercise price of $2.50, which warrants were issued in connection with a 2004 private place of debt securities, will receive an amount in cash of approximately $57,960, which amount is equal to the Black-Scholes value of the warrants as of March 13, 2009, determined in a manner consistent with the manner in which the Company determines its stock-based compensation expense; and

•

holders of warrants to purchase 3,570,000 shares of common stock with per share exercise prices ranging form $1.88 to $4.50, which warrants were issued in connection with a 2006 credit facility, will receive an amount in cash of approximately $1,072,650, which amount is equal to the Black-Scholes value of the warrants as of March 13, 2009, determined in a manner consistent with the manner in which the Company determines its stock-based compensation expense.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other holders of our common stock. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration to which you are entitled. If you hold shares of our common stock in “street name” through your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee holder as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the paying agent. The merger consideration payable with respect to specific shares may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates, notwithstanding any delay in payment. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration to which the holder otherwise would be entitled. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the shareholder with respect to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. Payment of the merger consideration will satisfy in full all rights and claims pertaining to shares of Company common stock held by our shareholders, other than shareholders who are entitled to an properly perfect appraisal rights with respect to their shares. If any certificates are presented to the surviving corporation or Parent for transfer after the effective time of the merger, they will be canceled and exchanged for the applicable amount of merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares at any time following the first anniversary of the effective time of the merger will be delivered (including, without limitation, all interest and other income attributable to the funds made available to the paying agent), to the surviving corporation upon demand. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of the Company, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed immediately prior to the time such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If your certificate has been lost, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit (in form and substance reasonably acceptable to Parent) of that fact and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made with respect to that certificate.

Representations and Warranties

We make various representation and warranties in the merger agreement with respect to the Company. These include representations and warranties regarding, without limitation:

•	organization, good standing and power to do business;

•	the capitalization of the Company, including the number of shares of our common stock, stock options, and warrants;

•	the corporate power and authority of the Company to enter into the merger agreement and consummate the merger, subject to shareholder approval;

•	the execution and delivery of the merger agreement and the consummation of the merger being duly and validly authorized by the Company;

•	the approval and recommendation of the merger agreement and the merger by the special committee and our board of directors (other than Messrs. Guez and Kay);

•	the absence of violations of or conflicts with the Company’s governing documents as a result of entering into the merger agreement and consummating the merger;

•	the required consents, filings and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the receipt by the special committee of a fairness opinion from Houlihan Lokey;

•	the absence of undisclosed finder’s or broker’s fees; and

•

the amendment of or other action with respect to the Company’s shareholder rights plan to render it inapplicable to the execution and delivery of the merger agreement and the consummation of the merger.

Certain representations, warranties and conditions in the merger agreement are qualified, or relate to, a “Company Material Adverse Effect.” A “Company Material Adverse Effect” means, for purposes of the merger agreement, any change, event, violation, inaccuracy or occurrence, individually or when aggregated with other effects, that is or would be reasonably likely to be materially adverse to the business, properties, assets financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided however, that effects arising from or relating to any of the following shall not be deemed in and of itself, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a material adverse effect:

•

conditions affecting the industries in which the Company participates (which effects, in each case, do not disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses);

•

conditions affecting the economy of the United States as a whole or any other economies in any locations where the Company or any of its subsidiaries has operations or sales (which effects, in each case, do not disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses operating in the same markets as the Company and its subsidiaries);

•

changes in applicable legal requirements (which effects do not disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses operating in the same markets as the Company and its subsidiaries);

•	any effect directly or indirectly caused by or resulting from the announcement or pendency or anticipated or actual consummation of the transactions contemplated by the merger agreement;

•

the effect of taking or omitting any action to which Parent, Merger Sub or either of Messrs. Guez or Kay have given their consent in writing or which action or omission was initiated, consented to or approved by either of Messrs. Guez or Kay in his capacity as an officer, director or shareholder of the Company;

•	in and of itself, any change in the trading price or trading volume of Company’s common stock;

•

any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration of war by the United States Congress, or the commencement or continuation of war involving the United States not requiring an act of the United States Congress;

•	any effect directly or indirectly caused by or resulting from the bankruptcy proceedings of Mervyns LLC or any of its affiliates;

•

any effect resulting from any failure of the Company to collect any loans, debts or outstanding receivables owed to the Company by Parent, Merger Sub, Messrs. Guez and Kay, their respective affiliates or from any party for which any of the foregoing persons has provided a guarantee of payment or is acting as a surety;

•	any effect resulting from or constituting a breach of any representation, warranty or covenant of Parent, Merger Sub or Messrs. Guez or Kay;

•

any failure by the Company to meet analyst estimates or expectations or any failure of the Company to meet its internal budgets or forecasts of its revenues, earnings or other financial performance or results of operations; or

•

any default or event of default caused by the failure to obtain or maintain any waiver or consent required under the terms of any outstanding indebtedness or financing arrangements of the Company or any of its subsidiaries or affiliates, including its credit facilities or other similar arrangements.

Parent, Merger Sub and Messrs. Guez and Kay make various representations and warranties in the merger agreement with respect to Parent, Merger Sub and Messrs. Guez and Kay. These include representations and warranties regarding, without limitation:

•	organization, good standing and power to do business;

•	the corporate or other power and authority to enter into the merger agreement and consummate the merger;

•	the execution and delivery of the merger agreement and the consummation of the merger being duly and validly authorized by each of Parent and the Merger Sub;

•	the absence of violations of or conflicts with Parent and Merger Sub’s governing documents as a result of entering into the merger agreement and consummating the merger

•	the absence of violations or conflicts with applicable law or certain agreements as a result of entering into the merger agreement;

•	the required consents, filings and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the truthfulness of information regarding Parent, Merger Sub and Messrs. Guez and Kay contained in this proxy statement;

•	the sufficiency of funds held by Parent and Messrs. Guez and Kay to perform their respective obligations under the merger agreement and consummate the merger;

•	the capitalization of Merger Sub and the absence of material business activities of Parent and Merger Sub;

•	the execution and delivery of the Guarantee;

•	the solvency of the surviving corporation;

•	the satisfactory due diligence of the Company by Parent, Merger Sub and Messrs. Guez and Kay; and

•	the absence of any agreements with shareholders of the Company with respect to any other consideration to be received in connection with the merger.

Some of the representations and warranties made by Parent and Merger Sub are qualified by the term “Parent Material Adverse Effect,” which means a material adverse effect on the ability of Parent, Merger Sub or Messrs. Guez and Kay to perform their respective obligations under the merger agreement or the Guarantee or to consummate the merger and perform their respective obligations under the merger agreement or under the Guarantee without any material delay.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by the Company to Parent and Merger Sub and by Parent, Merger Sub and Messrs. Guez and Kay to the Company, as the case may be, are subject to important limitations and qualifications agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and are not guaranteed to be accurate as of the date of this proxy statement or the special meeting.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement and the effective time of the merger, the Company and each of its subsidiaries will, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, delayed or withheld), carry on its business in the usual, regular and ordinary course in all material respects in substantially the same manner as previously conducted.

In addition, we also have agreed that, without the prior written consent of Parent, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement and the effective time of the merger, we will not, and we will not permit our subsidiaries to, do any of the following:

•

cause, permit or submit to a vote of the Company’s shareholders any amendments to the Company charter documents (or similar governing instruments of any of its subsidiaries), other than an amendment to the Company charter documents to effect a reverse stock split of the our common stock approved by our board of directors prior to the date of the merger agreement;

•

issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of our common stock pursuant to the exercise of stock options or warrants outstanding as of the date of the merger agreement which are either vested on the date of the merger agreement or vest after the date of the merger agreement in accordance with their terms on the date of the merger agreement;

•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of the Company or its subsidiaries or split, combine or reclassify any capital stock of the Company or its subsidiaries (other than to effect a reverse stock split of our common stock approved by our board of directors prior to the date of the merger agreement) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or its subsidiaries;

•

purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement; or

•	agree in writing or otherwise to take any of the actions described above.

Shareholders’ Meeting

The merger agreement requires us to duly call, hold and convene an annual or special meeting of our shareholders for the purpose of considering and taking action on the merger agreement and the merger as promptly as reasonably practicable after the mailing of this proxy statement, but in any event within 45 days after the definitive proxy statement is mailed to the shareholders of the Company. We also have agreed to retain a proxy solicitor and to use our reasonable efforts to solicit proxies or cause proxies to be solicited from our shareholders in favor of the approval of the merger agreement.

Under the merger agreement, we may adjourn or postpone the special meeting:

•

to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement that is required by law to be provided to the Company’s shareholders is so provided by at least the minimum required deadline in advance of the special meeting;

•

if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting; or

•

if an Acquisition Proposal (as defined under “The Merger Agreement—Non-Solicitation of Transactions; Recommendation to Shareholders” beginning on page 85) has been submitted to the Company and not withdrawn and our board of directors (or the special committee) is then considering such Acquisition Proposal in compliance with the merger agreement.

Unless the merger agreement has been first validly terminated as described under the section “The Merger Agreement—Termination” beginning on page 90, we are obligated to file and mail this proxy statement, solicit proxies for the special meeting, call, notice, convene and hold the special meeting, and submit the merger agreement for approval by our shareholders at the special meeting even if our board of directors or the special committee has made a change of recommendation and no longer recommends that the shareholders vote in favor of approval of the merger agreement.

Non-Solicitation; Recommendation to Shareholders

Non-Solicitation

From the date of the merger agreement until the earlier of the date of the special meeting or the date the merger agreement is terminated, the Company has agreed that it will not, nor will it authorize or knowingly permit any of its officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by the Company to, and the Company is obligated to direct its representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any Acquisition Proposal;

•

participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any Acquisition Proposal or any proposal or inquiry that could reasonably be expected to lead to any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	enter into any letter of intent or agreement or obligation relating to any Acquisition Transaction (as defined below).

Notwithstanding the foregoing, the non-solicitation restrictions of the merger agreement shall not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, or entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group (and its or their representative) in response to an unsolicited written Acquisition Proposal submitted by such person or group (and not withdrawn) that our board of directors (or the special committee) concludes in good faith, after consultation with its financial advisors, constitutes, or is reasonably likely to lead to a Superior Offer (as defined below) if:

•	neither the Company nor its representatives shall have materially violated any of the non-solicitation restrictions set forth in the merger agreement in connection with the Acquisition Proposal;

•

our board of directors (or the special committee) concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of our board of directors (or the special committee) to our shareholders (other than Messrs. Guez and Kay) under applicable law; and

•

at least one business day prior to furnishing any such information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish information to, or enter into negotiations or discussions with, such person or group, and prior to providing any non-public information regarding the Company, the Company receives from such person or group an executed confidentiality agreement; provided, however, that informing any person as to the existence of the non-solicitation provisions of the merger agreement in response to any unsolicited Acquisition Proposal, proposal or inquiry, without providing any additional non-public information, and any actions undertaken or permitted by or on behalf of Parent, Merger Sub or Messrs. Guez and Kay that otherwise would violate the merger agreement shall not constitute, or be deemed to be, a violation by the Company of the merger agreement.

For so long as the merger agreement is in effect, the Company must promptly advise Parent orally and in writing (within two business days) of any request received by the Company for non-public information with respect to an Acquisition Proposal or the receipt by the Company of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, the identity of the person or group making any such request or Acquisition Proposal and a copy of all written materials provided by or on behalf of such person or group in connection with such request or Acquisition, other than information identified as confidential with certain exceptions. After receipt of any such request or Acquisition Proposal, the Company must keep Parent reasonably informed of the status thereof (including material amendments to any Acquisition Proposal) and shall promptly provide Parent a copy of all written materials (other than confidential information) subsequently provided by or on behalf of such person or group in connection with such request or Acquisition Proposal.

Recommendation to Shareholders

The merger agreement provides that, subject to certain exceptions described below:

•	our board of directors and the special committee shall unanimously recommend that our shareholders vote in favor of approval of the merger agreement; and

•

this proxy statement shall include a statement to the effect that our board of directors (other than Messrs. Guez and Kay) and the special committee has unanimously recommended that the Company’s shareholders vote in favor of approval of the merger agreement at the special meeting.

Nothing in the merger agreement prevents our board of directors (or the special committee) from withdrawing, amending, changing or modifying its recommendation in favor of the approval of the merger agreement or approving or recommending any other Acquisition Proposal or approving or recommending or causing or permitting the Company to enter into any letter of intent, agreement or obligation with respect to any other Acquisition Proposal (any of the foregoing actions, whether by our board of directors, the special committee or another committee of our board of directors, is referred to as a “Change of Recommendation”), at any time prior to approval of the merger agreement by our shareholders at the special meeting, but our board of directors (or the special committee) may do so only if all of the following conditions are met:

•

if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, our board of directors (or the special committee) determines that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer;

•

neither the Company nor any of its subsidiaries nor any of their respective representatives shall have materially violated any of its covenants or any of the restrictions on soliciting Acquisition Proposals set forth in Sections 4.3 and 4.4 of the merger agreement;

•

the Company shall have delivered to Parent written notice at least three business days prior to effecting such Change of Recommendation, which shall (A) state expressly that our board of directors (or the special committee) intends to effect a Change of Recommendation, and set forth in reasonable detail the facts and circumstances giving rise to our board of directors’ (or the special committee’s) decision to effect a Change of Recommendation and that our board of directors (or the special committee) has determined in good faith (after consultation with legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of our board of directors (or the special committee) to the shareholders of the Company (other than Messrs Guez and Kay) under applicable legal requirements, and (B) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, shall also disclose the identity of the person or group making such Acquisition Proposal and include a copy of any definitive documentation relating to such Acquisition Proposal and such other documentation reflecting the final terms and conditions of such Acquisition Proposal as are being considered by our board of directors (or the special committee) other than third party confidential information;

•

after delivering the Change of Recommendation notice, the Company shall provide Parent with a reasonable opportunity to propose adjustments in the terms and conditions of the merger agreement during such three business day period, and negotiate in good faith with Parent with respect thereto during such three business day period; and

•

our board of directors (or the special committee) must have concluded in good faith, after consultation with its outside legal counsel, that in light of the facts and circumstances giving rise to our board of director’s (or the special committee’s) decision to effect or consider effecting a Change of Recommendation as set forth in the Change of Recommendation notice, and after considering any adjustments or negotiations described in the preceding bullet point above, if applicable, failing to make such Change of Recommendation would be inconsistent with the fiduciary duties of our board of directors (or the special committee) to the Company’s shareholders (other than Messrs. Guez and Kay) under applicable legal requirements.

An “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent, Merger Sub or Messrs. Guez and Kay) relating to any Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions other than the merger involving: (i) any acquisition or purchase from the Company by any third party of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition to any third party of more than 15% of the fair market value of the assets of the Company and its subsidiaries, taken as a whole (including capital stock of subsidiaries of the Company); or (iii) any liquidation or dissolution of the Company.

A “Superior Offer” means an unsolicited, bona fide written Acquisition Proposal that our board of directors (or the special committee) determines in good faith, after consultation with the Company’s financial advisor, to be (A) on terms more favorable to our shareholders from a financial point of view than the merger, taking into account any revisions or modifications made by Parent to the proposed terms of the merger and any other factors deemed relevant by our board of directors (or the special committee).

Public Disclosure

Under the merger agreement, Parent and the Company have agreed to reasonably consult with each other before issuing any press release or otherwise making any public statement with respect to the merger agreement or the merger, and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by any legal requirements or any listing agreement with any national securities exchange or national trading system, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement, to the extent reasonably practicable.

Reasonable Efforts

Under the terms of the merger agreement, until the earlier to occur of the special meeting and termination of the merger agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, in the most expeditious manner practicable, including using commercially reasonable efforts to accomplish the following:

•	taking all commercially reasonable acts necessary to cause the conditions precedent (as set forth in the merger agreement) to the closing of the merger to be satisfied;

•

obtaining all necessary waivers, consents, approvals, orders and authorizations from governmental entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) required by any governmental entity if the failure to do so would reasonably result in a Parent Material Adverse Effect or Company Material Adverse Effect;

•

obtaining all consents, approvals or waivers from third parties (other than any affiliates of the parties hereto) necessary to consummate the merger, other than those the failure to obtain would not reasonably be expected to cause a Parent Material Adverse Effect or Company Material Adverse Effect;

•

defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the validity of the merger agreement or seeking to prohibit the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments reasonably necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

The parties have also agreed that if any state takeover statute or similar legal requirement is or becomes applicable to the merger or the merger agreement, to use their respective commercially reasonable efforts to minimize the effect of such legal requirement on the parties’ ability to complete the merger.

Third Party Consents

Under the merger agreement, the Company has agreed to provide Parent with reasonable cooperation and assistance in connection with Parent obtaining certain specified consents from third parties in connection with certain contracts set forth on the disclosure schedule to the merger agreement.

Equity Rollover Agreement

Concurrently with the execution of the merger agreement, Messrs. Guez and Kay and the Kay Living Trust entered into an Equity Rollover Agreement with Parent pursuant to which, among other things, they have agreed to contribute, immediately prior to the effective time of the merger, all of their respective shares of the Company’s common stock owned beneficially or of record by them to Parent in exchange for 100% of the membership interests of Parent. Each of Messrs. Guez and Kay’s and the Kay Living Trust’s obligations under the Equity Rollover Agreement are contingent upon: (i) satisfaction or waiver by Parent of the mutual conditions to the closing of the merger and satisfaction or valid waiver of the conditions to the obligations of Parent and Merger Sub under the merger agreement; (ii) the terms of the Equity Rollover Agreement; and (iii) the filing of the agreement of merger with the California Secretary of State. The Equity Rollover Agreement will terminate automatically upon the expiration or termination of the merger agreement in accordance with its terms.

Indemnification of Directors and Officers; Insurance

The Company and Parent have agreed that the articles of incorporation and bylaws of the surviving corporation and the comparable organizational or governing documents of each of its subsidiaries, if any, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the charter documents of the Company (or the equivalent organizational or governing documents of the relevant subsidiary of the Company) as in effect on the date hereof, which provisions shall not be amended, repealed, limited or otherwise modified for a period of six years from the effective time of the merger in any manner that reasonably could adversely affect the rights of the persons entitled to indemnification thereunder; provided, however, that in the event any claim is asserted against any former or present directors, officers, employees and agents of the Company entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

From and after the effective time of the merger, Parent shall, and shall cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under the applicable law of the relevant state of organization, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any subsidiary of the Company entered into prior to the date of the merger agreement, each present and former director, officer, employee or agent of the Company and each subsidiary of the Company against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to: (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any subsidiary or affiliate of the Company and (ii) any and all matters pending, existing or occurring at or prior to the effective time of the merger (including with respect to the merger agreement, the merger and the other matters contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time of the merger. In the event of any such claim, action, suit, proceeding or investigation each indemnified party will be entitled to advancement of out-of-pocket expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the surviving corporation within five business days after receipt by Parent of a written request for such advance.

The parties have agreed that the Company shall purchase effective as of the effective time of the merger, a “tail” insurance policy for a term of six years (or such longer period as is necessary to resolve any claims asserted in such six year period) with respect to the directors’ and officers’ liability insurance policies maintained by or on behalf of the Company and its subsidiaries on the date of the merger agreement, with such “tail” insurance policy having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by the Company’s current policy as insureds (the “insured parties”) with respect to claims arising from any actual or alleged wrongful act or omission occurring while such insured party serves or served as an officer or director of the Company or any subsidiary or affiliate thereof, or otherwise serves or served the Company or such a subsidiary in an authorized capacity (including any acts or omissions relating to the approval of the merger agreement and the consummation of the merger). If for any reason the Company does not obtain such “tail” policy at or prior to the effective time of the merger, or if such “tail” policy is terminated, the issuer or carrier becomes financially unable to honor the terms of the policy, or such “tail” policy otherwise ceases to provide coverage to the insured parties after the effective time of the merger at least equivalent to that available under the Company’s current policy, Parent and the surviving corporation shall provide directors and officers liability insurance such that all insured parties have coverage for at least six years following the effective time of the merger (or such longer period as is necessary to resolve any claims asserted in such six year period) on terms and conditions which in the aggregate are not less advantageous to the insured parties as those provided by the Company’s current policy.

Guarantor Matters

Each of Messrs. Guez and Kay have agreed to take all actions necessary to cause Parent, Merger Sub and the surviving corporation, as applicable, to perform all of their respective agreements, covenants and obligations under the merger agreement. Messrs. Guez and Kay have unconditionally guaranteed to the Company the full and complete performance by Parent, Merger Sub and the surviving corporation of their respective covenants and obligations under the merger agreement and are liable for any breach of any representation, warranty, covenant or obligation of Parent, Merger Sub or the surviving corporation under the merger agreement. The foregoing covenants are in addition to, and not in limitation of, Messrs. Guez and Kay’s joint and several obligations under the Guarantee.

Conditions to the Merger

The parties’ respective obligations to effect the merger are subject to satisfaction of the following conditions at or prior to the closing date of the merger:

•

approval of the merger agreement by the holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of common stock, as required by our articles of incorporation; and

•

no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise legally prohibiting consummation of the merger.

The Company’s obligation to effect the merger is further subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent, Merger Sub and Messrs. Guez and Kay in the merger agreement (without giving effect to any materiality qualifications) must be true and correct in all respects as of the date of the merger agreement and as of the date the merger is completed (except for representations and warranties made as of a specified date, which must be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate constitute or result in a Parent Material Adverse Effect; and

•

Parent and Merger Sub must have performed in all material respects all obligations and complied with all the agreements required by the merger agreement to be performed or complied with by them on or prior to the date the merger is completed.

Parent and Merger Sub’s obligation to effect the merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, of the following conditions:

•

our representations and warranties set forth in the merger agreement (without giving effect to any materiality qualifications) must be true and correct in all respects as of the date of the merger agreement and as of the date the merger is completed (except for representations and warranties made as of a specified date, which must be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate constitute or result in a Company Material Adverse Effect; and except that the representations and warranties with respect to our capitalization shall be true and correct in all material respects;

•

we must have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by us at or prior to the closing of the merger; and

•	no Company Material Adverse Effect shall have occurred since the date of the merger agreement.

Termination

The merger agreement may be terminated by either Parent or the Company as follows:

•	by mutual written consent by the board of directors of Parent and the Company (acting through the special committee);

•

if the merger has not been completed by June 30, 2009 (as may be extended by mutual agreement of Parent and us) for any reason; provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by June 30, 2009 and that action or failure to act constitutes a breach of the merger agreement;

•

if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable; or

•

if the holders of at least 66 2/3% of the shares of our common stock outstanding as of the record date do not approve the merger agreement at the special meeting or at any adjournment or postponement of the special meeting; provided, however, that this right to terminate the merger agreement is not available to either Parent or the Company where the failure to obtain shareholder approval is caused by the action or failure to act of Parent and/or the Company, as the case may be, and that action or failure to act constitutes a breach by such party of the merger agreement (if the board of directors or the special committee has effected a change of recommendation, then in the event of such termination, the Company must pay the Parent Expenses to Parent).

In addition, the merger agreement may be terminated by the Company as follows:

•

at any time prior to the approval of the merger agreement by our shareholders, if (i) our board of directors (or the special committee) has effected a Change of Recommendation pursuant to and in compliance with the terms of the merger agreement, (ii) we have made full payment of the expenses incurred by Parent, Merger Sub and Messrs. Guez and Kay in connection with the merger up to a maximum of $500,000 (the “Parent Expenses”), and (iii) concurrently or within two calendar days of that termination, we enter into a definitive agreement with respect to the Superior Offer that was the subject of that Change of Recommendation (in the event of such termination, the Company must pay the Parent Expenses to Parent); or

•

upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Messrs. Guez or Kay set forth in the merger agreement, or if any representation or warranty of Parent, Merger Sub or Messrs. Guez or Kay has become untrue, in either case such that the conditions to the Company’s obligations to effect the merger described above relating to the representations, warranties, covenants and agreements of Parent, Merger Sub and Messrs. Guez and Kay would not be satisfied; provided, however, that if any inaccuracy in the representations and warranties of or breach by Parent, Merger Sub or Messrs. Guez or Kay is curable within 20 calendar days after notice of such inaccuracy or breach through the exercise of such parties’ commercially reasonable efforts, then the Company may not terminate the merger agreement for 20 calendar days after delivery of written notice from the Company (or the special committee) to Parent of such inaccuracy or breach; provided, Parent, Merger Sub or Messrs. Guez or Kay continue to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach; provided, further, that Parent, Merger Sub or Messrs. Guez or Kay shall have no right of cure for any failure to have or obtain any funding necessary to complete the merger and satisfy in full all payment obligations pursuant to the merger (in the event of such termination, Parent must pay the Company $500,000, plus the aggregate amount of expenses incurred by the Company in connection with the merger).

In addition, the merger agreement may be terminated by Parent as follows:

•

upon a breach of any representation, warranty, covenant or agreement on our part as set forth in the merger agreement, or if any of our representations or warranties has become untrue, in either case such that the conditions to closing set forth in the merger agreement relating to our representations, warranties, covenants and agreements would not be satisfied; provided, however, that if any inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within 20 calendar days after notice of such inaccuracy or breach through the exercise of the Company’s commercially reasonable efforts, then Parent may not terminate the merger agreement for 20 calendar days after delivery of written notice from Parent to the Company of such inaccuracy or breach; provided, the Company continues to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach (in the event of such termination, the Company must pay the Parent Expenses to Parent);

•

if a Company Material Adverse Effect shall have occurred since the date of the merger agreement; provided, however, that if such Company Material Adverse Effect is curable by the Company within 20 calendar days after notice of such Company Material Adverse Effect through the exercise of its commercially reasonable efforts, then Parent may not terminate the merger agreement for 20 calendar days after delivery of written notice from Parent to the Company of such Company Material Adverse Effect; provided, the Company continues to diligently exercise commercially reasonable efforts to cure such Company Material Adverse; or

•

if any of the following events shall have occurred: (i) our board of directors or the special committee makes a Change of Recommendation; (ii) we fail to include in this proxy statement the recommendation of our board of directors and the special committee that shareholders vote in favor of and approval of the merger agreement; or (iii) our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of the merger agreement within ten calendar days after Parent requests in writing that the recommendation be reaffirmed; provided that Parent may only request a reaffirmation following the public announcement by a third party of an Acquisition Proposal that is not subsequently withdrawn and only once in each such circumstance (in the event of such termination, the Company must pay the Parent Expenses to Parent).

Upon termination of the merger agreement based on the foregoing provisions, the merger agreement shall terminate (except for the provisions concerning termination, the payment of expenses, remedies, including a party’s right to enforce specifically the terms and provisions of the merger agreement, and other miscellaneous provisions), and there will be no other liability or obligation on the part of the Company, Parent, Merger Sub, or Messrs. Guez or Kay, to the other, and no such termination will relieve any party from liability for fraud or any intentional or willful breach of, or any intentional misrepresentation made in, the merger agreement, in which case the non-breaching party is entitled to all rights and remedies available at law or in equity.

Fees and Expenses

Except as otherwise provided below, all out-of-pocket fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers and consultants, and all due diligence, valuation, and printing costs and expenses) paid or incurred by or on behalf of a party in connection with or related to the merger agreement, the merger and the other transactions contemplated by the merger agreement (“expenses”), will be paid by the party incurring such fees or expenses whether or not the merger is consummated, except as described below.

Payable by Parent

Parent must pay the Company $500,000 plus the aggregate amount of expenses incurred by the Company (collectively, the “Business Interruption Fee”) if the merger agreement is terminated by the Company as a result of a breach by Parent, Merger Sub or Messrs. Guez or Kay of any representation, warranty, covenant or agreement, or if any representation or warranty of such parties becomes untrue and is not cured if permitted under the merger agreement. Upon any such breach, the Company also shall have the right to seek payment of the Company’s expenses directly from Messrs. Guez and Kay under the Guarantee, in addition to the right to seek specific performance of the obligations of Parent, Merger Sub and Messrs. Guez and Kay under the merger agreement and any other remedies available at law or in equity.

Payable by the Company

The Company must pay up to a maximum of $500,000 of the expenses incurred by Parent, Merger Sub and Messrs. Guez and Kay if the merger agreement is terminated: (i) by Parent, as a result of a breach by the Company of any representation, warranty, covenant or agreement or if any representation or warranty of the Company becomes untrue and is not cured if permitted under the merger agreement; (ii) by Parent, if (a) the Company’s board of directors, or the special committee, shall for any reason make a change of recommendation; (b) the Company fails to include in the Proxy Statement (as defined below) the recommendation of each of the Company’s board of directors and the special committee that the Company’s shareholders vote in favor of approval of the merger agreement; or (c) the Company’s board of directors, or the special committee, fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of the merger agreement within ten calendar days after Parent requests in writing that such recommendation be reaffirmed, subject to certain limitations; (iii) by the Company, if the Company’s board of directors, or the special committee, terminates the merger agreement after making a change of recommendation and enters into a definitive agreement with a third party with respect to a Superior Offer; or (iv) by Parent or the Company, if the Company’s board of directors or the special committee makes a change of recommendation prior to the special meeting held to submit approval of the merger agreement to a vote of the shareholders and the Company’s shareholders do not thereafter approve the merger agreement at such special meeting.

Amendment

Any provision of the merger agreement may be amended, modified or supplemented at any time prior to the closing date of the merger, whether before or after the approval of the merger agreement by our shareholders, but subject to the approval of the board of directors of Parent and the board of directors (or special committee) of the Company. However, after the merger agreement has been approved by our shareholders, there will be no amendment or waiver that by law would require the further approval of our shareholders without such approval having been obtained. The merger agreement is prohibited from being amended, modified or supplemented in any matter except by an instrument in writing signed by each of the parties in interest at the time of the amendment.

Extension; Waiver

At any time prior to the closing of the merger, the parties may, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant thereto; or

•	waive compliance with any of the agreements or conditions of the other parties contained therein.

Notwithstanding any of the foregoing, after the requisite shareholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval by the shareholders of the Company without such further approval. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument. No delay of any party in exercising any right or remedy under the merger agreement will operate as a waiver thereof.

DISSENTERS’ RIGHTS

The rights of our shareholders to dissent from approval of the merger and demand payment for their shares are governed by Chapter 13 of the CGCL, the full text of which is reprinted as Annex C to this proxy statement. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Annex C, which you should read in its entirety.

Under the CGCL, a shareholder of the Company will not have any dissenters’ rights with respect to the merger (i) unless shareholders holding 5% or more of our outstanding shares of common stock dissent from the merger or (ii) the shareholder’s shares are subject to any restriction on transfer imposed by the Company or by any law or regulation. If shareholders holding 5% or more of the outstanding shares of our common stock or holders of such restrictive shares duly file demands for payment and fully comply with Chapter 13 of the CGCL, they will have the right to be paid in cash the fair market value of their shares in accordance with Chapter 13 of the CGCL.

Under the CGCL, “fair market value” is determined as of the day before the first announcement of the terms of the proposed transaction, excluding any appreciation or depreciation as a consequence of the proposed transaction, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. If the parties are unable to agree on a fair market value, the dissenting shareholder may request the Superior Court of Los Angeles County to determine the fair market value of the shares. The court’s decision would be subject to appellate review.

Dissenters’ rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if such beneficial owners desire to dissent from the approval of the merger.

As described more fully below, in order to perfect their dissenters’ rights, shareholders of record must: (i) make written demand for the purchase of their dissenting shares to the Company or its transfer agent on or before the date of the special meeting, (ii) vote their dissenting shares “against” approval of the merger agreement, and (iii) within 30 days after the mailing to shareholders by the Company of notice of approval of the merger agreement, submit the certificates representing their dissenting shares to the Company or its transfer agent, for notation on such certificates that they represent dissenting shares, or if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Failure to follow any of these procedures may result in the loss of statutory dissenters’ rights.

Demand for Purchase

Dissenting shareholders of the Company must submit to the Company at its principal office, 801 South Figueroa Street, Suite 2500, Los Angeles, CA 90017, Attention: Chief Financial Officer, or to its transfer agent, Computershare Trust Company, a written demand that the Company purchase for cash those shares with respect to which they wish to act as dissenting shareholders. Such demand will not be effective unless it is received by not later than the date of the special meeting.

The demand must state the number and class of shares held of record which the shareholder demands to be purchased and the amount claimed to be the “fair market value” of such shares as of the day before the announcement of the proposed transaction. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price.

Dissenting shareholders may not withdraw their demand for payment without the consent of our board of directors. The rights of dissenting shareholders to demand payment terminate (i) if the merger is abandoned (although dissenting shareholders are entitled upon demand in such a circumstance to reimbursement of expenses incurred in a good faith assertion of their dissenters’ rights), (ii) if the shares are transferred prior to submission for endorsement as dissenting shares, or (iii) if the Company and the dissenting shareholders do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of the merger was mailed to the shareholders.

No shareholder who has a right to demand payment in cash of the “fair market value” for such shareholder’s shares will have any right to attack the validity of the merger, except in an action to test whether the Company has received the affirmative vote of the number of shares required to approve the merger.

Vote Against Approval of the Proposed Transaction

Dissenting shareholders must vote their dissenting shares “against” approval of the merger agreement. A record shareholder may vote part of his shares that such shareholder is entitled to vote in favor of the merger agreement, or abstain from voting a part of such shares on the merger agreement proposal, without waiving the shareholder’s dissenters’ rights as to the portion of the shareholder’s shares that are voted “against” approval of the merger agreement. However, if a record shareholder votes part of his shares that he is entitled to vote in favor of the merger agreement, or fails to specify the number of shares such shareholder is voting in favor of the merger agreement, it is conclusively presumed under California law his vote is being made with respect to all of the shareholder’s shares. Voting against the merger will not of itself, absent compliance with the other provisions of Chapter 13 of the CGCL summarized herein, satisfy the requirement of the CGCL for exercise and perfection of dissenters’ rights.

Notice of Approval

If a shareholder has the right to require us to purchase such shareholder’s shares in cash for the “fair market value” thereof under the dissenters’ rights provisions of the CGCL, the Company will mail to such shareholder a notice of approval of the merger within ten days after the date of shareholder approval, stating the price determined by the Company to represent the “fair market value” of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

Submission of Stock Certificates

Within 30 days after the mailing of the notice of approval of the merger, dissenting shareholders must submit to the Company or its transfer agent, at the address set forth above, certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose. If the shares are uncertificated securities, dissenting shareholders must submit written notice of the number of shares which the shareholder demands that the corporation purchase.

Purchase of Dissenting Shares

If a dissenting shareholder and the Company agree that the shares are dissenting shares and agree upon the price of the shares, the Company will, upon surrender of the certificates, make payment of that amount, plus interest on such amount at the legal rate on judgments from the date of such agreement, within 30 days after the agreement on price. Any agreement between dissenting shareholders and the Company fixing the “fair market value” of any dissenting shares must be filed with the corporate secretary of the Company.

If the Company denies that the shares are dissenting shares, or the Company and a dissenting shareholder fail to agree upon the “fair market value” of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the merger was mailed to the shareholder, but not thereafter, file a complaint, or intervene in a pending action, if any, in the Superior Court of Los Angeles County, State of

California, requesting that the Superior Court determine whether the shares are dissenting shares and/or the “fair market value” of such dissenting shares. The Superior Court may determine, or appoint one or more impartial appraisers to determine, the “fair market value” per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable, but if the “fair market value” is determined to exceed the price offered to the shareholder by the Company, then the Company will be required to pay such costs (including, in the discretion of the Superior Court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Chapter 13 of the CGCL, if such “fair market value” is determined to exceed 125% of the price offered by the Company). A dissenting shareholder must bring this action within six months after the date on which notice of approval of the merger was mailed to the shareholder whether or not the Company responds within such time to the shareholder’s written demand that the Company purchase in cash for “the fair market value” shares voted “against” the approval of the merger.

INFORMATION ABOUT THE COMPANY

The Company’s Business

Tarrant Apparel Group is a design and sourcing company for private label and private brand casual apparel serving mass merchandisers, department stores, branded wholesalers and specialty chains located primarily in the United States. Our major customers include retailers, such as Macy’s Merchandising Group, Chico’s, New York & Co., Mothers Work, the Avenue, Wal-Mart, Mark’s Work, and Lane Bryant as well as wholesalers such as Seven Licensing Company. Our products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, shorts, skirts, dresses, t-shirts, shirts and other tops and jackets.

We launched our private brands initiative in 2003, and have since acquired ownership of or license rights to a number of brand names and sold apparel products under the brand, generally to a single retail company within a geographic region. We sell apparel products under the American Rag Cie brand in Macy’s and related stores. We have also sold products under the Marissa K brand, but discontinued this brand the second quarter of 2008.

Products

Women’s jeans historically have been, and continue to be, our principal product. Our products also include moderately priced women’s apparel in casual, non-denim fabrications such as twill and other cotton and cotton blends, in woven tops and bottoms. Our women’s apparel products currently include jeans wear, casual pants, shorts, skirts, dresses, t-shirts, blouses, shirts, other tops and jackets. These products are manufactured in petite, standard and large sizes and are sold at a variety of wholesale prices generally ranging from less than $5 to over $30 per garment. We have produced men’s apparel in varying significance for the last several years.

Over the past three years, approximately 57% of total net sales were derived from the sales of pants and jeans, approximately 7% from the sale of shorts, approximately 15% from the sale of shirts, blouses and tops and approximately 4% from the sale of skirts and skort-alls. The balance of net sales consisted of sales of dresses, jackets and other products.

Customers

We generally market our products to high-volume retailers that we believe can grow into major accounts. By limiting our customer base to select group of larger accounts, we seek to build stronger long-term relationships and leverage our operating costs against large bulk orders. Although we continue to diversify our customer base, the majority of sales growth is most predictable from existing customers.

The following table shows the percentage of our net sales in fiscal year 2008 attributable to each customer that accounted for more than 10% of net sales.

Percentage of Total Net Sales
Customer	2008
Macy’s Merchandising Group	27.4%
Seven Licensing Company (related party).	15.7%
Chico’s	12.8%

We currently serve over 10 major customers, which in addition to those identified above, include, New York & Co., Mothers Work, Mark’s Work, the Avenue, and Wal-Mart. In 2006, 2007 and 2008, net sales of private brands represented approximately 22%, 18% and 25%, respectively, of our total net sales. We launched our private brands initiative in 2003, in which we acquire ownership of or license rights to a brand name and sell apparel products under this brand, generally to a single retail company within a geographic region. We currently sell products in our brands “American Rag Cie” exclusively to Macy’s Merchandising Group. We sold products in our licensed brand “Alain Weiz” to Dillard’s during 2004 to 2006, but discontinued the license of this brand in 2007. In the past, we have sold products other under brands, such as Jessica Simpson.

We do not have long-term contracts with any of our customers except for Macy’s Merchandising Group for American Rag Cie and, therefore, there can be no assurance that other customers will continue to place orders with us of the same magnitude as it has in the past, or at all.

Segments

We operate in a single business segment—the design, distribution and importation of private label and private brand casual apparel. Substantially all of our revenues are from sales of apparel. We are organized into two geographic regions: the United States and Asia. We evaluate performance of each region based on profit or loss from operations before income taxes.

Production and Suppliers

We do not have any long-term contracts with independent fabric suppliers. The loss of any of our major fabric suppliers could have a material adverse effect on our financial condition and results of operations until alternative arrangements are secured.

Competition

There is intense competition in the sectors of the apparel industry in which we participate. We compete with many other manufacturers, many of which are larger and have greater resources than us. We also face competition from our own customers and potential customers, many of which have established, or may establish, their own internal product development and sourcing capabilities. We believe that we compete favorably on the basis of design and sample capabilities, the quality and value of our products, price, and the production flexibility that we enjoy as a result of our sourcing network.

Employees

At May 6, 2009, we had approximately 97 full-time employees in the United States and 143 in Hong Kong. None of our employees are unionized. We consider our relations with our employees to be satisfactory in all areas of our operations.

Legal Proceedings

From time to time, the Company is involved in various routine legal proceedings incidental to the conduct of its business. Our management does not believe that any of these legal proceedings will have a material adverse impact on our business, financial condition or results of operations, either due to the nature of the claims, or because our management believes that such claims should not exceed the limits of the our insurance coverage. For a discussion of litigation relating to the merger, see “Special Factors—Litigation” on page 65.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements contained in the our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, copies of which are attached to this proxy statement as Annexes D and E, respectively. The data set forth below should be read in conjunction with the consolidated financial statements and other financial information contained in (i) Item 7 (“Management’s Discussion and Analysis and Financial

Condition and Results of Operations”), Item 7A (“Quantitative and Qualitative Disclosures About Market Risk”), Item 8 (“Financial Statements and Supplementary Data”) and Item 9A(T) (“Controls and Procedures”) of Part II of the Annual Report on Form 10-K, and (ii) Item 1 (“Financial Statements”), Item 2 (“Management’s Discussion and Analysis and Financial Condition and Results of Operations”), Item 3 (“Quantitative and Qualitative Disclosures About Market Risk”), and Item 4 (“Controls and Procedures”) of Part I of the Quarterly Report on Form 10-Q. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information,” beginning on page 105.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided because the Company does not believe that such information is material to shareholders in evaluating the proposed merger and the merger agreement because (i) the proposed merger consideration is all cash provided by Parent, (ii) Merger Sub will have no assets or liabilities immediately prior to consummation of the merger, (iii) the Company will not assume in the merger any assets or liabilities of Merger Sub or Parent, and (iv) if the merger is completed, the Company’s common stock will cease to be publicly traded.

	Three Months Ended March 31, (unaudited)		Fiscal Year Ended December 31 (audited)
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)
(in thousands, except per share)
Income Statement Data:
Total net sales	$37,334	$50,499	$195,308	$243,721	$232,402	$214,648	$155,453
Income (loss) from operations	$153	$(43)	$(10,954)	$5,192	$(17,205)	$3,625	$(121,787)
Income (loss) before credit (provision) for income taxes and minority interest	$3	$(139)	$(10,389)	$713	$(21,789)	$1,995	$(117,660)
Net income (loss)	$(171)	$(253)	$(11,081)	$1,748	$(22,221)	$993	$(104,677)
Net income (loss) per share – basic and diluted(1)	$(0.01)	$(0.01)	$(0.35)	$0.06	$(0.73)	$0.03	$(3.64)
Balance Sheet Data:
Working capital	$8,802	$14,062	$9,553	$6,826	$(9,794)	$(11,004)	$(12,295)
Total assets	$54,890	$70,487	$60,019	$70,989	$111,132	$151,242	$131,811
Bank borrowings, convertible debenture and long-term obligations	$22,392	$19,864	$23,237	$12,748	$44,501	$56,148	$48,455
Shareholders’ equity	$9,695	$21,198	$9,805	$21,243	$17,922	$35,360	$30,678

(1)	The Company did not have discontinued operations during any of the periods presented, and therefore does not separately include income per common share from continuing operations.

Book Value Per Share of Company Common Stock

The book value per share of common stock of the Company was $0.32 as of December 31, 2008 and March 31, 2009.

Market Price of Our Common Stock and Dividends

Our common stock has been quoted on the NASDAQ Global Market under the symbol “TAGS” since 1995. The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock as reported by NASDAQ.

	Low	High
2009
First Quarter	$0.36	$0.81

2008
First Quarter	$0.57	$1.20
Second Quarter	$0.51	$0.75
Third Quarter	$0.56	$0.74
Fourth Quarter	$0.33	$0.64

2007
First Quarter	$1.41	$2.01
Second Quarter	$1.01	$2.10
Third Quarter	$1.08	$1.33
Fourth Quarter	$1.10	$1.27

On May 6, 2009, the last reported sale price of our common stock as reported by NASDAQ was $0.80. As of May 6, 2009, we had 22 shareholders of record, and there were 30,543,763 shares of our common stock outstanding.

Dividend Policy

We have not declared dividends on our common stock during either of the last two fiscal years. We intend to retain any future earnings for use in our business and, therefore, do not anticipate declaring or paying any cash dividends in the foreseeable future. The declaration and payment of any cash dividends in the future will depend upon our earnings, financial condition, capital needs and other factors deemed relevant by the board of directors. In addition, our credit agreements prohibit the payment of dividends during the term of the agreements.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding the beneficial ownership of our common stock as of May 6, 2009 with respect to:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date this information is presented. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each person listed is care of Tarrant Apparel Group at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017, Attention: Chief Financial Officer, Telephone: (323) 780-8250.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)		Percent (1)
Directors and Executive Officers:
Gerard Guez	12,116,416	(2)	37.2%
Todd Kay	4,562,667	(3)	14.0%
Henry Chu	205,978	(4)	*
Patrick Chow	50,000	(5)	*
Stephane Farouze	103,000	(6)	*
Simon Mani	38,000	(8)	*
Milton Koffman	37,000	(7)	*
Joseph Mizrachi	31,000	(5)	*
Mitchell Simbal	27,000	(5)	*
Directors and officers as a group (9 persons).	17,171,061	(9)	49.2%

Other 5% Beneficial Owners:
Guggenheim Capital, LLC 227 West Monroe Street, Chicago, IL 60606	3,500,000	(10)	10.3%
Serge Kraif 10 Avenue Krieg, Geneva, Switzerland V8 1208	3,350,065	(11)	11.0%
GMM Capital LLC 1450 Broadway, 38th Floor, New York, NY 10018	1,583,700	(12)	5.2%

*	Less than 1%.

Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at May 6, 2009. Percentage ownership is based upon 30,543,763 shares of common stock issued and outstanding as of May 6, 2009.

(2)	Includes 2,000,000 shares of common stock issuable upon exercise of stock options which are exercisable. Mr. Guez has pledged an aggregate of 935,000 of such shares to financial institutions to secure the repayment of loans to Mr. Guez or corporations controlled by Mr. Guez.

(3)	Includes (i) 2,532,667 issued and outstanding shares beneficially owned by Mr. Kay in his capacity as Co-Trustee of the Kay Living Trust and (ii) 2,000,000 shares of common stock issuable upon exercise of stock options which are exercisable.

(4)	Includes 205,978 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(5)	Consists entirely of shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(6)	Includes 23,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(7)	Includes 27,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(8)	Includes 23,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(9)	Includes 4,386,978 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to July 6, 2009.

(10)	Information taken from Schedule 13D filed with the SEC on June 27, 2006. Consists of shares of common stock issuable upon exercise of currently exercisable warrants. Guggenheim Capital, LLC exercises power over 1,892,857 shares through Guggenheim Investment Management, LLC and power over 1,607,143 shares through Midland Advisors Company, both of which are subsidiaries of Guggenheim Capital, LLC. Of these shares, Orpheus Holdings, LLC is the owner of warrants to purchase 1,892,587 shares. Guggenheim Investment Management, LLC is the manager of Orpheus Holdings, LLC and may be deemed to beneficially own such shares. Each of these persons disclaims membership in a group, as defined in Section 13(d)(3) of the Securities Exchange Act.

(11)	Information taken from Form 4 filed with the SEC on February 10, 2009.

(12)	Information taken from Schedule 13G filed with the SEC on February 15, 2007. GMM Trust is the sole member of GMM Capital LLC and shares voting and investment power with respect to the shares.

Prior Purchases and Sales of our Common Stock

By the Company

On July 2, 2008, we entered into a settlement agreement with Charles Ghailian, our former employee and officer, and CMG, Inc., an entity owned by Mr. Ghailian, which provided for settlement and mutual release of claims. Pursuant to the agreement, Mr. Ghailian delivered to us 1,500,000 shares of our common stock for cancellation and we agreed to make a cash payment of $195,000 to Mr. Ghailian for certain consulting services to be performed by Mr. Ghailian from July 2, 2008 to October 31, 2008. The 1,500,000 shares of our common stock delivered to us were valued at $915,000 on July 2, 2008 based on that day’s closing stock price.

To our knowledge, none of our directors or executive officers, including Messrs. Guez and Kay, have acquired or disposed of any securities of the Company in the last 60 days.

By Parent, Merger Sub, Messrs. Guez and Kay or the Kay Living Trust

None of Parent, Merger Sub, Messrs. Guez and Mr. Kay or the Kay Living Trust have acquired or disposed of any securities of the Company in the past two years.

Prior Public Offerings

During the past three years, we have not made any underwritten public offering of securities for cash that was registered under the Securities Act or exempt from registration under Regulation A.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS OR AGREEMENTS

Related Party Transactions

We have adopted, by resolution of our board of directors, a policy that any transactions between us and any of our affiliates or related parties, including our executive officers, directors, shareholders who own 5% or more of our common stock, the family members of those individuals and any of their affiliates, must (i) be approved by a majority of the members of the board of directors and by a majority of the disinterested members of the board of directors and (ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties.

In January 2009, we relocated to our new principal executive offices on Figueroa Street in Los Angeles, California, which we sublease from Seven Licensing. We lease our former executive offices and warehouse on Washington Boulevard in Los Angeles, California from GET, a corporation which is owned by Gerard Guez, our Chairman and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman. The sublease for the Figueroa Street facility has an initial term of nine months. Our lease for the executive offices and warehouse on Washington Boulevard has a term of five years expiring in 2011, with an option to renew for an additional five year term. We will continue to pay rent on the premises until the earlier of the termination of the sublease for the Figueroa Street premises or such time as the Washington Blvd. building is leased to another party or sold. Additionally, we lease our office space and warehouse in Hong Kong from Lynx International Limited, a Hong Kong corporation that is owned by Messrs. Guez and Kay. Our lease for the office space and warehouse in Hong Kong has expired and we are currently renting on a month to month basis. We paid $1.1 million in each of the years 2007 and 2008 in rent for office and warehouse facilities at these locations. On May 1, 2006, we sublet a portion of our executive office in Los Angeles, California and our sales office in New York to Seven Licensing for a monthly payment of $25,000 on a month to month basis. Seven Licensing is beneficially owned by Gerard Guez. We received $300,000 and $300,000, respectively, in rental income from this sublease for the years ended December 31, 2007 and 2008.

From time to time in the past, we have advanced funds to Mr. Guez (the “Loan Advances”). These were net advances to Mr. Guez or payments paid on his behalf before the enactment of the Sarbanes-Oxley Act in 2002 (“SOX”). The promissory note documenting the Loan Advances contains a provision that the entire amount together with accrued interest is immediately due and payable upon our written demand. The greatest outstanding balance of such Loan Advances to Mr. Guez during 2008 was approximately $1,944,000. At December 31, 2008, the entire balance due from Mr. Guez totaling $1.6 million was reflected as a reduction of shareholders’ equity. All amounts due from Mr. Guez bore interest at the rate of 7.75% during the period. Total interest paid by Mr. Guez was $158,000 and $137,000 for the years ended December 31, 2007 and 2008, respectively. Mr. Guez paid expenses on our behalf of approximately $365,000 and $437,000 for the years ended December 31, 2007 and 2008, respectively, which amounts were applied to reduce accrued interest and principal on Mr. Guez’s loan. These amounts included fuel and related expenses incurred by 477 Aviation, LLC, a company owned by Mr. Guez, when our executives used this company’s aircraft for business purposes.

Azteca Production International, Inc. is owned by the brothers of Gerard Guez. United Apparel Ventures, or UAV, made purchases from a related party in Mexico, an affiliate of Azteca. UAV was owned 50.1% by Tag Mex, Inc., our wholly owned subsidiary, and 49.9% by Azteca. UAV was dissolved on February 27, 2007. We purchased $499,000 and $0 of finished goods, fabric and service from Azteca and its affiliates for the years ended December 31, 2007 and 2008, respectively. The amount owed to us by Azteca was $1.5 million and $0 and for the years ended December 31, 2007 and 2008, respectively.

On September 1, 2006, our subsidiary in Hong Kong, Tarrant Company Limited, entered into an agreement with Seven Licensing to act as its buying agent to source apparel merchandise. Seven Licensing is beneficially owned by Gerard Guez. Total sales to Seven Licensing for the years ended December 31, 2007 and 2008 were $19.4 million and $30.7 million, respectively. Net amounts due to us as of December 31, 2007 and 2008 were $6.8 million and $21.6 million, respectively.

All of the transactions described above were approved in accordance with the Company’s current policy regarding the approval of related party transactions, with the exception of the Loan Advances. The Loan Advances were not approved in accordance with such policy, as Mr. Guez incurred the indebtedness prior to the adoption of SOX and the establishment by the Company of its policies for approval of related party transactions.

Other Transactions

At various times over the last two years, in their capacities as executive officers and directors of the Company, Messrs. Guez and Kay were involved in discussions with various third parties regarding potential acquisitions by the Company. Further in their capacities as members of the Company’s board of directors and as significant shareholders, they participated in discussions regarding the election of members to the Company’s board of directors and voted in the election of such directors.

Pursuant to that certain Co-Sale Letter Agreement, made and entered into as of June 16, 2006, Messrs. Guez and Kay have agreed with Orpheus Holdings, LLC, a Delaware limited liability company (“Orpheus”), Midland National Life Insurance Company, an Iowa corporation (“MNLIC”) and North American Company for Life and Health Insurance, an Illinois corporation (“NACOLAH”), that such parties shall have the right to participate in certain proposed sales of common stock not involving a public offering by either Mr. Guez or Mr. Kay. Orpheus, MNLIC and NACOLAH are collectively entitled to participate in an amount up to 33.33% of the total sale.

Mr. Guez has pledged an aggregate of 935,000 shares of the Company’s common stock to financial institutions to secure the repayment of loans to Mr. Guez or companies controlled by Mr. Guez. None of these loans were made to secure funding for the merger described in this proxy statement. If Mr. Guez defaults in his obligations under these loan agreements, the pledgee may acquire voting and dispositive control over the shares pledged by Mr. Guez.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary, at our principal executive offices located at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017 and its telephone number is (323) 780-8250. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we do not expect to hold an annual meeting in 2009. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold a 2009 annual meeting of shareholders. The proxies solicited by our board of directors for the 2009 annual meeting, if held, will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 18, 2009.

SEC rules and regulations provide that if the date of our 2009 annual meeting of shareholders is advanced or delayed more than 30 days from the date of the 2008 annual meeting of shareholders, shareholder proposals proposed to be included in the proxy materials for the 2009 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2009 annual meeting. Upon our determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 annual meeting, we will disclose such change in the earliest possible Quarterly Report on Form 10-Q.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to grant the shareholders who are not participating in the merger or any other party to the proposed merger or any of their respective affiliates access to the corporate files of the Company, or to obtain counsel or appraisal services for any other such party or affiliate at the expense of the Company.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including any matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information we file in the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of these documents may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.

The SEC allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995, or the PSLRA, in connection with a going private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of any language claiming the safe harbor for forward looking statements under the PSLRA.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 attached as Annex D to this proxy statement;

•	our Quarterly Report on Form 10-Q for the quarterly ended March 31, 2009 attached as Annex E to this proxy statement; and

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our Current Reports on Form 8-K filed on January 28, 2009 and February 27, 2009 (in each case other than those portions of such Current Reports on Form 8-K that may be furnished under Items 2.02 and 7.01 thereof).

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Tarrant Apparel Group at 801 South Figueroa Street, Suite 2500, Los Angeles, California 90017, Telephone: (323) 780-8250. If you would like to request documents from us, please do so by [—], 2009 to receive them before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than [—], 2009, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

We have supplied all information in this proxy statement relating to us and our subsidiaries. Each of Messrs. Guez and Kay and the Kay Living Trust has supplied all information in this proxy statement relating to Parent, Merger Sub, and such individual’s or trust’s position concerning the transaction and his or its relationship with Parent and Merger Sub.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.